CREDIT, SECURITY, GUARANTY AND PLEDGE AGREEMENT

Dated as of December 2, 2005

among

IDTE ANIMATION SLATE, LLC

as Borrower,

THE GUARANTORS REFERRED TO HEREIN,

IDT ENTERTAINMENT, INC.

as Parent,

THE LENDERS REFERRED TO HEREIN

and

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

as Administrative Agent and as Issuing Bank

J.P. MORGAN SECURITIES INC.

as Sole Bookrunner and Sole Lead Arranger

ROYAL BANK OF SCOTLAND PLC

as Documentation Agent

i

(continued)

(continued)

(continued)

(continued)

v

(continued)

Schedules

1	Schedule of Commitments
2	Guarantors
3	Calculation of Released Film Values
4	Acceptable Obligors and Allowable Amounts
5	Permitted Counterparties
3.1	List of Jurisdictions
3.2(b)	Restrictions on Transfer of Pledged Securities
3.7(a)	Ownership of Equity Interests of the Credit Parties
3.7(b)	Ownership of Pledged Securities other than Credit Parties
3.8(a)	Pictures
3.8(b)	Trademarks
3.8(c)	Applications and Registrations Not in Full Force and Effect
3.9	Fictitious Names
3.11	Chief Executive Office, Location of Collateral and Records
3.12	Litigation
3.16	ERISA Plans
3.17	Agreements
3.18	Filing Offices for UCC-1 Financing Statements; Registration Numbers
3.19	Environmental Liabilities
6.1	Existing Indebtedness
6.2	Existing Liens
6.3	Existing Guaranties
6.11	Transactions with Affiliates
6.15	Bank Accounts
6.17	Hazardous Materials
11.1	Pledged Securities

Exhibits

A	Form of Note
B	Form of Opinion of O’Melveny & Myers LLP, counsel to the Credit Parties
C-1	Form of Copyright Security Agreement
C-2	Form of Copyright Security Agreement Supplement
D	Form of Laboratory Access Letter
E-1	Form of Pledgeholder Agreement (Uncompleted Pictures)
E-2	Form of Pledgeholder Agreement (Completed Pictures)
F	Form of Trademark Security Agreement
G	Form of Contribution Agreement
H	Form of Borrowing Certificate
I	Form of Assignment and Assumption
J	Form of Instrument of Assumption and Joinder
K	Form of Notice of Assignment and Irrevocable Instructions
L	Form of Account Control Agreement
M	Form of Qualifying Picture Declaration
N	Form of Liquidity Certificate
O	Form of Borrowing Base Certificate

CREDIT, SECURITY, GUARANTY AND PLEDGE AGREEMENT dated as of December 2, 2005 (as amended, supplemented or otherwise modified, renewed or replaced from time to time, the “Credit Agreement”) among (i) IDTE ANIMATION SLATE, LLC, a Delaware limited liability company, as Borrower, (ii) the GUARANTORS referred to herein, (iii) IDT ENTERTAINMENT, INC., a Delaware corporation, as Parent, (iv) the LENDERS referred to herein and (v) JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, a national banking association, as agent for the Lenders and as Issuing Bank.

INTRODUCTORY STATEMENT

Terms not otherwise defined above or in this Introductory Statement are as defined in Article 1 hereof or as defined elsewhere herein.

The Borrower has requested that the Lenders make available a $125,000,000 five and a half year secured revolving credit facility (the “Facility”), of which $95,000,000 has been committed on the date hereof and the remaining $30,000,000 of which is subject to obtaining commitments from additional Lenders. The Facility will be used to fund (i) a portion of certain costs of the production and distribution of animated feature length films to be produced or acquired by the Borrower, (ii) interest on the Facility and (iii) other costs of the Facility and certain overhead amounts.

To provide assurance for the repayment of the Loans and the other Obligations of the Borrower hereunder, the Borrower will, among other things, provide or cause to be provided to the Administrative Agent, for the benefit of itself, the Issuing Bank and the Lenders, the following (each as more fully described herein):

(i)	a security interest in the Collateral from each of the Credit Parties pursuant to Article 8 hereof

(ii)	a guaranty of the Obligations by each of the Guarantors pursuant to Article 9 hereof;

(iii)	a guaranty of certain matters by the Parent pursuant to Article 10 hereof; and

(iv)	a pledge by each of the Pledgors of the Pledged Securities owned by it pursuant to Article 11 hereof.

Subject to the terms and conditions set forth herein, the Administrative Agent is willing to act as agent for the Lenders, the Issuing Bank is willing to issue Letters of Credit and each Lender is willing to make Loans to the Borrower and participate in the Letters of Credit, each as provided herein, in an aggregate amount at any one time outstanding not in excess of its Commitment hereunder.

Accordingly, the parties hereto hereby agree as follows:

1. DEFINITIONS

For the purposes hereof unless the context otherwise requires, all Section references herein shall be deemed to correspond with Sections herein, the following terms shall have the meanings indicated, all accounting terms not otherwise defined herein shall have the respective meanings accorded to them under GAAP and all terms defined in the UCC and not otherwise defined herein shall have the respective meanings accorded to them therein. Unless the context otherwise requires, any of the following terms may be used in the singular or the plural, depending on the reference:

“Acceptable L/C” shall mean an irrevocable letter of credit which: (i) is in form and on terms acceptable to the Administrative Agent; (ii) is payable in Dollars at an office of the issuing or confirming bank in New York City or Los Angeles; and (iii) is issued or confirmed by any Person that on the date of issuance or confirmation of the letter of credit is (a) a Lender, (b) a New York Clearinghouse bank, (c) a commercial bank (or domestic branch of a foreign bank) that has (or which is the principal operating Subsidiary of a holding company which has) long term senior unsecured debt outstanding with a rating of at least “A-” (or the equivalent of “A-”) from a nationally recognized debt rating agency or capital and surplus in excess of $500,000,000, or (d) any other bank which the Administrative Agent may in its discretion in good faith determine to be of acceptable credit quality.

“Acceptable Obligors” shall be the Persons listed on Schedule 4 hereto and such other Persons or Affiliated Groups that are acceptable to the Lenders in their reasonable discretion; provided, however, that the Administrative Agent may from time to time by written notice to the Borrower (which notice shall be prospective only, i.e., to the extent that removing such Person or Affiliated Group from the Acceptable Obligor list would otherwise result in a mandatory prepayment by the Borrower, such removal shall not be given effect for purposes of such mandatory prepayment, but such removal shall nevertheless be effective for all other purposes under the definitive loan documentation immediately upon the Borrower’s receipt of such notice) delete such Person or Affiliated Group as the Administrative Agent, acting in good faith, may in its discretion deem appropriate; and provided, further, that to the extent practicable any such notice of deletion of any such Person of Affiliated Group shall include a statement of the Administrative Agent of the reasons for such deletion, it being understood that the absence of or any inadequacy in such statement shall not render such notice of deletion invalid.

“Acceptable Tax Credits” shall mean the amount that a Guarantor is entitled to or can reasonably be expected to be entitled to receive as a refund of tax with respect to any tax credit pursuant to section 125.5 of the ITA, sections 82.1, 82.2 or 82.3 of the Income Tax Act (British Columbia) R.S.B.C. 1996, c.215, as amended (the “BC Act”), sections 43.8 or 43.10 of the Corporations Tax Act (Ontario) R.S.O. 1990, c.C.40, as amended (the “Ontario Act”) or the comparable provision of law of any other Canadian Province (an “Other Provincial Act”), which meets the following criteria:

(i)	the tax credit is in respect of a Qualifying Picture that has commenced principal photography;

(ii)	the Guarantor shall have delivered to the Administrative Agent the various items for the applicable Qualifying Picture to the extent required under Section 4.2;

(iii)	not more than eighteen months has elapsed since the “taxation year” (as defined under the ITA) of the Guarantor to which such tax credit would relate;

(iv)	in the case of a tax credit under section 125.5 of the ITA the Guarantor has filed an application with the Minister of Canadian Heritage in respect of the Qualifying Picture for an Accredited Film or Video Production Certificate;

(v)	in the case of a tax credit under sections 82.1, 82.2 or 82.3 of the BC Act the Guarantor has filed an application pursuant to section 87.1 of the BC Act with the Minister of Tourism, Sport and the Arts in respect of the Qualifying Picture for an Accreditation Certificate;

(vi)	in the case of a tax credit under sections 43.8 or 43.10 of the Ontario Act, the Guarantor has filed an application in respect of the Qualifying Picture with the Ontario Media Development Corporation (the “OMDC”) for a Certificate of Eligibility;

(vii)	the amount of a refund of tax with respect to a tax credit that a Guarantor is entitled or can reasonably be expected to be entitled to receive is net of any tax, interest, penalty or other amount payable by a Guarantor under the ITA, the BC Act, the Ontario Act or Other Provincial Act, as applicable, or any other amount payable by the Guarantor to which the credit can be or has been applied by set-off or in any other manner whatsoever by Her Majesty in Right of Canada, Her Majesty in Right of the Province of British Columbia, Her Majesty in Right of the Province of Ontario, any other applicable province or any Governmental Authority thereof;

(viii)	the amount of the tax credit shall be reduced by the amount of the portion, if any, which is the subject matter of any communication from the Canada Revenue Agency, the Minister of Canadian Heritage, the Canadian Audio-Visual Certification Office, the British Columbia Minister of Small Business and Revenue, the British Columbia Minister of Tourism, Sport and the Arts, the F.D.B.C. Film Development Society of British Columbia, the OMDC, the Ontario Minister of Finance or any other relevant Governmental Authority that questions the entitlement of the Guarantor thereto or otherwise seeks to restrict or deny such entitlement;

(ix)	the Administrative Agent (for the benefit of itself, the Issuing Bank and the Lenders) has a first priority perfected security interest in the tax credit and notice of such security interest in accordance with any applicable requirements of the ITA, the BC Act, the Ontario Act, or Other Provincial Act, as applicable, has been delivered to the Canada Customs and Revenue Agency and any other relevant Governmental Authority; and

(x)	in the case of any tax credit under any Other Provincial Act, such other actions or requirements as the Administrative Agent or its counsel may require;

provided, however, that (x) to the extent that circumstances arise or occur that would cause the actual tax credit to be less than the amount that would be determined based on any estimated amounts as set forth on any applications for any certificate described in clauses (iv), (v) and (vi) of this definition, or on any such certificate or a comparable certificate in case of a credit under any Other Provincial Act, as applicable, the Acceptable Tax Credit shall be reduced to reflect the revised estimate and (y) an Acceptable Tax Credit shall cease to be an Acceptable Tax Credit (A) if the Guarantor has not filed its return of income and all other certificates, forms and documents required under the applicable legislation to be filed together therewith in order to claim such tax credit within 6 months from the end of the “taxation year” referred to in clause (iii) of this definition, or (B) if the relevant Governmental Authority has (i) denied the Guarantor’s application of the applicable certificate set forth in clauses (iv), (v) and (vi) of this definition, (ii) not issued the applicable certificate within fifteen months following the Guarantor’s application thereof or (iii) revoked or notified the Guarantor of their intention to revoke such certificate.

“Account Control Agreement” shall mean an account control agreement substantially in the form of Exhibit L hereto or such other account control agreement in form and substance satisfactory to the Administrative Agent.

“Additional Distribution Agreement” shall mean (i) any and all agreements entered into by a Credit Party, pursuant to which such Credit Party has sold, leased, licensed or assigned distribution rights or other exploitation rights to any Picture to an Acceptable Obligor, and (ii) any and all agreements hereafter entered into by a Credit Party pursuant to which such Credit Party sells, leases, licenses or assigns distribution rights or other exploitation rights to a Picture to an Acceptable Obligor; in each case, other than a Main Distribution Agreement.

“Administrative Agent” shall mean JPMorgan Chase Bank, N.A., in its capacity as agent for the Lenders hereunder, or such successor Administrative Agent as may be appointed pursuant to Section 13.11 hereof.

“Affiliate” shall mean any Person, which, directly or indirectly, is in control of, is controlled by, or is under common control with, another Person. For purposes of this definition, a Person shall be deemed to be “controlled by” another Person if such latter Person possesses, directly or indirectly, power either to direct or cause the direction of the management and policies of such controlled Person whether by contract or otherwise.

“Affiliated Group” shall mean a group of Persons, each of which is an Affiliate (other than by reason of having common directors or officers) of some other Person in the group.

“Aggregate Released Film Value” shall be as defined in Schedule 3 hereto.

“Allowable Amount” shall mean, with respect to any Acceptable Obligor, such amount as may be specified on Schedule 4 hereto as the maximum aggregate exposure for such Acceptable Obligor; provided, however, that (i) the Administrative Agent may from time to time by written notice to the Borrower (which notice shall be prospective only, i.e., to the extent that reducing such Allowable Amount for any Acceptable Obligor would otherwise result in a mandatory prepayment by the Borrower such reduction shall not be given effect for purposes of such mandatory prepayment, but such reduction shall nevertheless be effective for all other purposes under the definitive loan documentation immediately upon the Borrower’s receipt of such notice), decrease such amount as the Administrative Agent, acting in good faith, may in its discretion deem appropriate, or (ii) the Lenders may, by written notice to the Borrower, increase such amount as they may in their discretion deem appropriate.

“Alternate Base Rate” shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next  1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect for such day plus  1/2 of 1%. For purposes hereof, “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City. “Base CD Rate” shall mean the sum of (a) the product of (i) the Three-Month Secondary CD Rate and (ii) Statutory Reserves and (b) the Assessment Rate. “Three-Month Secondary CD Rate” shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day is not a Business Day, the next preceding Business Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day), or, if such rate shall not be so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 a.m., New York City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by the Administrative Agent from three New York City negotiable certificate of deposit dealers of recognized standing selected by it. “Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority to which the Administrative Agent is subject for new negotiable non-personal time deposits in Dollars of over $100,000 with maturities approximately equal to three months. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage. “Federal Funds Effective Rate” shall mean, for any day, the weighted average (rounded upwards, if necessary to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average

(rounded upwards, if necessary to the next 1/100 of 1%) of the quotations for the day of such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms hereof, the Alternate Base Rate shall be determined without regard to clause (b) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Alternate Base Rate Loan” shall mean a Loan based on the Alternate Base Rate in accordance with the provisions of Article 2 hereof.

“Applicable Law” shall mean all provisions of statutes, rules, regulations and orders of the United States of America, any state thereof or municipality therein or of any foreign governmental body or of any regulatory agency applicable to the Person in question, and all orders and decrees of all courts and arbitrators in proceedings or actions in which the Person in question is a party.

“Applicable Margin” shall mean (i) in the case of Alternate Base Rate Loans, 1.50% per annum and (ii) in the case of LIBOR Loans, 2.50% per annum.

“Approved Completion Bond” shall mean with respect to any Qualifying Picture, a completion bond, in form and substance satisfactory to the Administrative Agent, issued by an Approved Completion Guarantor, which bond (i) names the Administrative Agent (for the benefit of itself, the Issuing Bank and the Lenders) as a beneficiary thereof to the extent of the applicable Credit Party’s financial interest in such Qualifying Picture, and (ii) guarantees, subject to standard terms and conditions, due and timely delivery of such Qualifying Picture no later than the Commitment Termination Date, or else payment to the Administrative Agent (on behalf of itself, the Issuing Bank and the Lenders) of an amount at least equal to the portion of the negative costs of such Qualifying Picture actually spent or provided for.

“Approved Completion Guarantor” shall mean a financially sound and reputable completion guarantor approved by the Required Lenders. The Required Lenders hereby pre-approve as a completion guarantor each of (i) Fireman’s Fund Insurance Company, acting through its agent, International Film Guarantors, L.P. (the general partner of which is International Film Guarantors, Inc.) and (ii) Film Finances, Inc. (“FFI”); provided, however, that with respect to FFI, any such pre-approval is conditioned upon the receipt and approval by the Administrative Agent of (x) FFI’s current insurance support package for each 12-month period commencing in April of each year and (y) a Lloyd’s of London “cut through” endorsement providing a right to make claims directly against underwriters having credit quality acceptable to the Required Lenders; provided, further, that each of such pre-approvals may be revoked by the Administrative Agent if deemed appropriate in its reasonable discretion, or if so instructed by the Required Lenders, at any time upon 30 days prior written notice to the Borrower, provided, that no such revocation shall be effective with respect to a Qualifying Picture if the notice of revocation has been received by the Borrower after the execution of an Approved Completion Bond or commitment therefor, which in the case of a commitment shall have been issued no earlier than 30 days prior to commencement of production of such Qualifying Picture.

“Arranger” shall mean J.P. Morgan Securities Inc., in its capacity as sole lead arranger and sole bookrunner in connection with the Facility.

“Assessment Rate” shall mean, for any day, the annual assessment rate in effect on such day that is payable by a member of the Bank Insurance Fund classified as “well-capitalized” and within supervisory subgroup “B” (or a comparable successor risk classification) within the meaning of 12 C.F.R. Part 327 (or any successor provision) to the Federal Deposit Insurance Corporation for insurance by such Corporation of time deposits made in dollars at the offices of such member in the United States; provided that if, as a result of any change in any law, rule or regulation, it is no longer possible to determine the Assessment Rate as aforesaid, then the Assessment Rate shall be such annual rate as shall be determined by the Administrative Agent to be representative of the cost of such insurance to the Lenders.

“Assignment and Assumption” shall mean an agreement substantially in the form of Exhibit I hereto, executed by the assignor, assignee and other parties as contemplated thereby.

“Authorized Officer” shall mean with respect to any Person, its Chairman, Chief Executive Officer, President, Chief Financial Officer or Chief Operating Officer.

“Bankruptcy Code” shall mean the Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, as codified at 11 U.S.C. § 101 et seq.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” shall mean IDTE Animation Slate, LLC, a Delaware limited liability company.

“Borrowing” shall mean a group of Loans of a single Type and as to which a single Interest Period is in effect on a single day.

“Borrowing Base” shall mean an amount equal to the sum of (without double counting for any receivables or prior collections):

(i)	100% of Eligible Receivables secured by an Acceptable L/C, plus

(ii)	100% of Eligible Receivables from Major Domestic Account Debtors (other than amounts payable under a Main Distribution Agreement), plus

(iii)	90% of Eligible Receivables from Major Foreign Account Debtors, plus

(iv)	90% of Eligible Receivables from other Acceptable Obligors which have already advanced 10% of the gross amount payable by the Acceptable Obligor with regard to the relevant receivable, plus

(v)	80% of Eligible Receivables from other Acceptable Obligors which have not yet advanced at least 10% of the gross amount of the respective receivable, plus

(vi)	50% of Other Receivables from obligors which are not Acceptable Obligors and are not included in clauses (i) through (v) above; provided, that the Borrowing Base credit at any time pursuant to this clause shall not exceed $5,000,000 in the aggregate for all such receivables or $300,000 for any obligor, plus

(vii)	Canadian Subsidy Loan Value, provided, however, that the aggregate amount of the Canadian Subsidy Loan Value that may be included in the Borrowing Base at any time for all Qualifying Pictures may not exceed $15 million in the aggregate, plus

(viii)	the Aggregate Released Film Value for Qualifying Pictures which have been out in general theatrical release in the United States at least eight weeks as determined in accordance with Schedule 3 hereto, (without double counting for any receivables for which any value if otherwise included in the Borrowing Base) plus

(ix)	100% of the amount of cash and Cash Equivalents on deposit in the Cash Collateral Account;

provided, however, that until a Qualifying Picture has been Completed, the amount which may be included in the Borrowing Base pursuant to clauses (i) through (vii) inclusive, may not exceed the excess of (x) the Strike Price of the relevant Approved Completion Bond over (y) the amounts advanced pursuant to clause (i) of Section 2.1(a).

“Borrowing Certificate” shall mean a borrowing certificate, substantially in the form of Exhibit H hereto, to be delivered by the Borrower to the Administrative Agent in connection with each Borrowing.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks are required or permitted to close in either the State of New York or the State of California; provided, however, that when used in connection with a LIBOR Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits on the London Interbank Market.

“Business Plan” shall mean a business plan for the Credit Parties in form and substance reasonably acceptable to the Administrative Agent.

“Canadian Subsidy Loan Value” shall mean 100% of the Acceptable Tax Credits.

“Capital Expenditures” shall mean, with respect to any Person for any period, the aggregate of all expenditures (whether paid in cash or accrued as a liability) by such Person during that period which, in accordance with GAAP, are or should be included in “additions to property, plant or equipment” or similar items included in cash flows (including Capital Leases). For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for the equipment being traded in at such time, or the amount of such proceeds, as the case may be.

“Capital Lease”, as applied to any Person, shall mean any lease of any property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Cash Budget” shall mean all actual direct out-of-pocket costs incurred by Borrower (or its Affiliates) in connection with the development and production or acquisition of that Qualifying Picture (but not including interest), including fees to Approved Completion Guarantors for the purchase of Completion Bonds with respect to such Qualifying Picture (“Bond Fee”), development costs and a 10% contingency (or such lesser amount if and as required by the Approved Completion Guarantor issuing such Completion Bond; the “Contingency” herein). The Cash Budget may include (i) a portion of the upfront fees and costs paid by the Borrower with regard to the Facility in an amount not to exceed $200,000 for any Qualifying Picture (and provided that the aggregate amount included in the Cash Budgets for all Qualifying Pictures shall not exceed the total amount of all such upfront fees and costs) and (ii) a 12- 1/2% overhead fee. In the case of an acquired Qualifying Film, the Cash Budget shall be the cash acquisition cost.

“Cash Collateral Account” shall have the meaning given to such term in Section 12.1 hereof.

“Cash Equivalents” means: (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof; (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s; (c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000 or that it is a Lender; (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; (e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P or Aaa by Moody’s, and (iii) have portfolio assets of at least $5,000,000,000; (f) money market instruments that price at par in short-term auction (so called “auction market securities”), are offered by Merrill Lynch and are rated AAA by S&P or Aaa by Moody’s; and (g) direct obligations of any State of the United States of America (or by any subdivision thereof to the extent such obligations are backed by the full faith and credit of such State), in each case, (i) maturing within one year from the date of acquisition thereof, and (ii) rated AAA by S&P or Aaa by Moody’s.

“Change in Control” shall mean (a) IDT shall cease to own at least 50.1% of the voting Equity Interests of the Parent or cease to have voting control of the board of directors of the Parent, or (b) the Parent shall cease to own at least 50.1% of the Equity Interests of the Borrower or cease to have voting control of the board of directors of the Borrower, or (c) the Borrower shall cease to own 100% of the Equity Interests of any of its Subsidiaries or cease to have voting control of the board of directors of any Subsidiary (except in the case of Subsidiaries jointly owned with a Co-Financier to produce a Permitted Co-Financed Picture).

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.10(b) by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Change in Management” shall mean that either (a) all of Steve Brown, Sam Abraham and Morris Berger shall for any reason no longer be an active manager the Parent or (b) all of Janet Healy, Neil Braun or John Hyde shall for any reason no longer be an active manager of the Qualifying Pictures; and in either case the Parent or the Borrower, as applicable, shall not have retained replacements therefor acceptable to the Administrative Agent on terms acceptable to the Administrative Agent, within 120 days of the date of such event.

“Closing Date” shall mean the date on which the conditions precedent set forth in Section 4.1 hereof have been satisfied or waived.

“Code” shall mean the Internal Revenue Code of 1986 and the rules and regulations issued thereunder, as now and hereafter in effect, as codified at 26 U.S.C. § 1 et seq. or any successor provision thereto.

“Co-Financier” shall mean (i) any Permitted Counterparty, (ii) any other Person whose financing obligations under the relevant Co-Financing Agreement are secured by an Acceptable L/C or (iii) any other Person approved by Required Lenders, that, together with a Credit Party, co-finances a Permitted Co-Financed Picture in accordance with the terms hereof.

“Co-Financing Agreement” shall mean the agreement between a Credit Party and a Co-Financier relating to the co-financing arrangements in respect of a Permitted Co-Financed Picture in form and substance satisfactory to the Administrative Agent, as the same may be amended, supplemented or otherwise modified, renewed or replaced from time to time in accordance with the terms hereof.

“Co-Financing Intercreditor Agreement” shall mean, in respect of a Permitted Co-Financed Picture, an intercreditor agreement among the Administrative Agent, the applicable Approved Completion Guarantor, the applicable Credit Party, and the applicable Co-Financier, in form and substance satisfactory to the Administrative Agent in all respects (as the same may be amended, supplemented or otherwise modified, renewed or replaced from time to time in accordance with the terms hereof and thereof) and governing, among other things, the terms of the applicable co-financing arrangements and the remittance by the Administrative Agent to such Co-Financier of a portion of the proceeds of the applicable Permitted Co-Financed Picture. Such intercreditor agreement shall, among other things, (i) provide for control by the Administrative Agent in the event of a liquidation of any common collateral, and (other than with respect to any territory or media over which such Co-Financier has a priority claim) provide the Administrative Agent with control of remedies against distributors and licensees of the Permitted Co-Financed Picture and the right to deduct the costs of enforcement of such remedies from the gross receipts realized prior to making distributions of the Co-Financier’s share of such gross receipts to the Co-Financier, (ii) prohibit such Co-Financier from interfering with the rights of the distributors and licensees of the Permitted Co-Financed Picture (other than with respect to any territories or media over which such Co-Financier has a priority claim), (iii) permit the Co-Financier to pursue remedies only against the applicable Credit Parties (and only for money damages), and not the Permitted Co-Financed Picture or the proceeds therefrom and (iv) recovery of at least 20% of any theatrical distribution expenses of such Permitted Co-Financed Picture shall be subordinated as provided in Section 5.23.

“Collateral” shall mean with respect to each Credit Party, all of such Credit Party’s right, title and interest in and to all personal property, tangible and intangible, wherever located or situated and whether now owned, presently existing or hereafter acquired or created, including, but not limited to, all goods, accounts, instruments, intercompany obligations, contract rights, partnership and joint venture interests, documents, chattel paper, general intangibles, goodwill, equipment, machinery, inventory, investment property, copyrights, trademarks, trade names, insurance proceeds, cash, deposit accounts, letter of credit rights, the Pledged Securities, and other securities, all amounts on deposit in the Cash Collateral Account, all securities in the Securities Account, and any proceeds of any thereof, products of any thereof or income from any thereof, further including but not limited to, all of such Credit Party’s right, title and interest in and to each and every item and type of Picture, the scenario, screenplay or script upon which a Picture is based, all of the properties thereof, tangible and intangible, and all domestic and foreign copyrights and all other rights therein and thereto, of every kind and character, whether now in existence or hereafter to be made or produced, and whether or not in possession of such Credit Party, including with respect to each and every Picture and without limiting the foregoing language, each and all of the following particular rights and properties (in each case to the extent they are now owned or hereafter created or acquired by such Credit Party):

(i)	all scenarios, screenplays and/or scripts at every stage thereof;

(ii)

all common law and/or statutory copyright and other rights in all literary and other properties (hereinafter called “said literary properties”) which form the basis of such Picture and/or which are or will be incorporated into such Picture, all component parts of such Picture consisting of said literary properties, all motion picture rights in and to the story, all treatments of said story and said literary properties, together with all preliminary and final screenplays used and to be used in connection with such Picture, and all other literary material upon which such Picture is based or from which it is adapted;

(iii)	all rights for all media in and to all music and musical compositions used and to be used in such Picture, if any, including, each without limitation, all rights to record, re-record, produce, reproduce or synchronize all of said music and musical compositions, including, without limitation, reuse fees, royalties and all other amounts payable with respect to said music and musical compositions;

(iv)	all tangible personal property relating to such Picture, including, without limitation, all exposed film, developed film, positives, negatives, prints, positive prints, answer prints, magnetic tapes and other digital or electronic storage media, special effects, preparing materials (including interpositives, duplicate negatives, internegatives, color reversals, intermediates, lavenders, fine grain master prints and matrices, and all other forms of pre-print elements), sound tracks, cutouts, trims and any and all other physical properties of every kind and nature relating to such Picture whether in completed form or in some state of completion, and all masters, duplicates, drafts, versions, variations and copies of each thereof, in all formats whether on film, videotape, disk or otherwise and all music sheets and promotional materials relating to such Picture (collectively, the “Physical Materials”);

(v)	all collateral, allied, subsidiary and merchandising rights appurtenant or related to such Picture including, without limitation, the following rights: all rights to produce remakes, sequels or prequels to such Picture based upon such Picture, said literary properties or the theme of such Picture and/or the text or any part of said literary properties; all rights throughout the world to broadcast, transmit and/or reproduce by means of television (including commercially sponsored, sustaining and subscription or “pay” television) or by any process analogous thereto, now known or hereafter devised, such Picture or any remake, sequel or prequel to the Picture; all rights to produce primarily for television or similar use, a motion picture or series of motion pictures, by use of film or any other recording device or medium now known or hereafter devised, based upon such Picture, said literary properties or any part thereof, including, without limitation, based upon any script, scenario or the like used in such Picture; all merchandising rights including, without limitation, all rights to use, exploit and license others to use and exploit any and all commercial tie-ups of any kind arising out of or connected with said literary properties, such Picture, the title or titles of such Picture, the characters of such Picture and/or said literary properties and/or the names or characteristics of said characters and including further, without limitation, any and all commercial exploitation in connection with or related to such Picture, any remake, sequel or prequel thereof and/or said literary properties;

(vi)	all statutory copyrights, domestic and foreign, obtained or to be obtained on such Picture, together with any and all copyrights obtained or to be obtained in connection with such Picture or any underlying or component elements of such Picture, including, in each case without limitation, all copyrights on the property described in subparagraphs (i) through (v) inclusive, of this definition, together with the right to copyright (and all rights to renew or extend such copyrights, if applicable) and the right to sue in the name of any of the Credit Parties for past, present and future infringements of copyright;

(vii)	all insurance policies and completion bonds connected with such Picture and all proceeds which may be derived therefrom;

(viii)	all rights to distribute, sell, rent, license the exhibition of and otherwise exploit and turn to account such Picture, the Physical Materials, the motion picture rights in and to the story and/or other literary material upon which such Picture is based or from which it is adapted, and the music and musical compositions used or to be used in such Picture;

(ix)	any and all sums, proceeds, money, products, profits or increases, including money profits or increases (as those terms are used in the UCC or otherwise) or other property obtained or to be obtained from the distribution, exhibition, sale or other uses or dispositions of such Picture or any part of such Picture, including, without limitation, all sums, proceeds, profits, products and increases, whether in money or otherwise, from the sale, rental or licensing of such Picture and/or any of the elements of such Picture including, without limitation, from collateral, allied, subsidiary and merchandising rights, and further including, without limitation, all monies held in any Collection Account;

(x)	the dramatic, nondramatic, stage, television, radio and publishing rights, title and interest in and to such Picture, and the right to obtain copyrights and renewals of copyrights therein, if applicable;

(xi)	the name or title of such Picture and all rights of such Credit Party to the use thereof, including, without limitation, rights protected pursuant to trademark, service mark, unfair competition and/or any other applicable statutes, common law, or other rule or principle of law;

(xii)	any and all contract rights and/or chattel paper which may arise in connection with such Picture;

(xiii)

all accounts and/or other rights to payment which such Credit Party presently owns or which may arise in favor of such Credit Party in the future, including, without limitation, any refund or rebate in connection with a completion bond or otherwise, all accounts and/or rights to payment due from Persons in connection with the distribution of such Picture, or from the exploitation of any and all of the collateral, allied, subsidiary, merchandising and other rights in connection with such Picture;

(xiv)	any and all “general intangibles” (as that term is defined in the UCC) not elsewhere included in this definition, including, without limitation, any and all general intangibles consisting of any right to payment which may arise in connection with the distribution or exploitation of any of the rights set out herein, and any and all general intangible rights in favor of such Credit Party for services or other performances by any third parties, including actors, writers, directors, individual producers and/or any and all other performing or nonperforming artists in any way connected with such Picture, any and all general intangible rights in favor of such Credit Party relating to licenses of sound or other equipment, or licenses for any photograph or photographic or other processes, and any and all general intangibles related to the distribution or exploitation of such Picture including general intangibles related to or which grow out of the exhibition of such Picture and the exploitation of any and all other rights in such Picture set out in this definition;

(xv)	any and all goods including, without limitation, “inventory” (as that term is defined in the UCC) which may arise in connection with the creation, production or delivery of such Picture and which goods pursuant to any production or distribution agreement or otherwise are owned by such Credit Party;

(xvi)	all and each of the rights, regardless of denomination, which arise in connection with the acquisition, creation, production, completion of production, delivery, distribution, or other exploitation of such Picture, including, without limitation, any and all rights in favor of such Credit Party, the ownership or control of which are or may become necessary or desirable, in the reasonable opinion of the Administrative Agent, in order to complete production of such Picture in the event that the Administrative Agent exercises any rights it may have to take over and complete production of such Picture;

(xvii)	any and all documents issued by any pledgeholder or bailee with respect to such Picture or any Physical Materials (whether or not in completed form) with respect thereto;

(xviii)	any and all Production Accounts or other bank accounts established by such Credit Party with respect to such Picture;

(xix)	any and all rights of such Credit Party under any Distribution Agreements relating to such Picture;

(xx)	any and all rights of such Credit Party under contracts relating to the production or acquisition of such Picture or otherwise, including, but not limited to, all such contracts which have been delivered to the Administrative Agent pursuant to this Credit Agreement; and

(xxi)	any and all patents, patent rights, software, proprietary processes or other rights with respect to the creation or production of computer animated films.

For the avoidance of doubt, the Collateral will not include any claim to amounts payable to Affiliates of the Borrower for goods or services rendered in connection with the production of a Qualifying Picture to the extent included in the Cash Budget for such Qualifying Picture.

“Collection Account” shall have the meaning given to such term in Section 8.3(a) hereof.

“Commencement of Production” shall mean, with respect to a Picture, commencement of key animation with respect to such Picture.

“Commitment” shall mean the commitment of each Lender to make Loans to the Borrower and participate in Letters of Credit up to an aggregate amount not in excess of the amount set forth (i) opposite its name under the column entitled “Commitment” in the Schedule of Commitments, or (ii) in any applicable Assignment and Assumption(s) to which it may be a party, as the case may be, as such amount may be reduced from time to time in accordance with the terms of this Credit Agreement.

“Commitment Fees” shall have the meaning given to such term in Section 2.5(a) hereof.

“Commitment Termination Date” shall mean (i) May 17, 2011, or (ii) such earlier date on which the Commitments shall terminate in accordance with Section 2.6 or Article 7 hereof.

“Completed” and “Completion” shall mean with respect to any Picture, that sufficient elements have been delivered by a Credit Party to, and accepted, deemed or determined to be accepted and/or exploited by a Main Distributor to permit such Main Distributor to exhibit such Picture theatrically.

“Consolidated Subsidiaries” shall mean all Subsidiaries of a Person which are required or permitted to be consolidated with such Person for financial reporting purposes in accordance with GAAP.

“Consolidated Net Worth” shall mean, as at any date of determination, with respect to any Person and its Consolidated Subsidiaries, the consolidated capital, surplus and retained earnings of such Person and such Subsidiaries, all as determined in accordance with GAAP.

“Contribution Agreement” shall mean the contribution agreement substantially in the form of Exhibit G hereto, as the same may be amended, supplemented or otherwise modified, renewed or replaced from time to time.

“Controlled Foreign Subsidiary” shall mean a Subsidiary that is a “controlled foreign corporation” as defined in Section 957(a) of the Code or any successor provision thereto.

“Copyright Security Agreement” shall mean a Copyright Security Agreement, substantially in the form of Exhibit C-1 hereto, as the same may be amended, supplemented or otherwise modified, renewed or replaced from time to time by delivery of a Copyright Security Agreement Supplement or otherwise.

“Copyright Security Agreement Supplement” shall mean a Copyright Security Agreement Supplement substantially in the form of Exhibit C-2 hereto.

“Credit Parties” shall mean the Borrower and each of the Guarantors.

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Disposition” means any transaction, or series of related transactions, pursuant to which any Credit Party or any of its Subsidiaries sells, assigns, transfers or otherwise disposes of any Qualifying Picture or any other material or materially revenue-generating property or assets (whether now owned or hereafter acquired) to any Person (other than a Credit Party or any Affiliate of any Credit Party), in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person, excluding any sales or licenses in the ordinary course of business on ordinary business terms.

“Distribution Agreements” shall mean the Main Distribution Agreements and the Additional Distribution Agreements.

“Dollars” and “$” shall mean lawful money of the United States of America.

“Eligible Assignee” shall mean (i) a commercial bank organized under the laws of the United States of America, or any State thereof, and having total assets in excess of $1,000,000,000, (ii) a savings and loan association or savings bank organized under the laws of the United States of America, or any State thereof, and having a net worth of at least $100,000,000, calculated in accordance with GAAP, (iii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (“OECD”), or a political subdivision of any such country, and having total assets in excess of $1,000,000,000; provided, that such bank is acting through a branch, subsidiary or agency located in the country in which it is organized or another country which is also a member of the OECD, (iv) the central bank of any country which is a member of the OECD, (v) a financial institution, insurance company or fund which regularly engages in making, purchasing or otherwise investing in commercial loans and having total assets in excess of $1,000,000,000, or (vi) any other Person agreed to by the Borrower and the Administrative Agent.

“Eligible Receivables” shall mean, at any date at which the amount thereof is to be determined, an amount equal to the sum of the following (discounted to present value, in the case of amounts which are not due and payable within 12 months following the date of determination, on a quarterly basis by a rate of interest equal to the interest rate in effect on the LIBOR Loans on the date of the computation) of (a) all net amounts which pursuant to a binding agreement are contractually obligated to be paid to a Credit Party either unconditionally or subject only to normal delivery requirements, and which are reasonably expected by the Borrower to be payable and collected from Acceptable Obligors (other than pursuant to a Main Distribution Agreement) minus (b) the sum, without double counting, of the following items (based on the Borrower’s then best estimates): royalties, residuals, commissions, participations and other payments to third parties, collection/distribution expenses and commissions, fulfillment costs, taxes (including foreign withholding, remittance and similar taxes) chargeable in respect of such accounts receivable, and any other projected expenses of a Credit Party arising in connection with such amounts. Eligible Receivables shall not include amounts:

(i)	which are in the aggregate due from a single Acceptable Obligor in excess of the Allowable Amount with respect to such Acceptable Obligor or, in the case of an Affiliated Group, in the aggregate due from the relevant Acceptable Obligors with respect to that Affiliated Group (but in each case only to the extent of such excess);

(ii)	which in the reasonable discretion of the Administrative Agent, are subject to material conditions precedent to payment (including a material performance obligation or a material executory aspect on the part of the Borrower or any other party or obligations contingent upon future events not within the Borrower’s direct control, but excluding the condition that the Qualifying Picture be theatrically released by the Main Distributor so long as the Main Distributor commits in the applicable Main Distribution Agreement to release the relevant Qualifying Picture theatrically), other than delivery; or with respect to which the Borrower is in default under the agreement giving rise to such receivable;

(iii)	which are domestic theatrical receivables;

(iv)	which are to be paid in a currency other than United States Dollars;

(v)	to the extent included in the Borrower’s estimated bad debts;

(vi)	which are due from any obligor which has 10% or more of the total receivable amount from such obligor 90 or more days past due (exclusive of amounts that are being disputed or contested in good faith);

(vii)	for which there is bona fide request for a material credit, adjustment, compromise, offset, counterclaim or dispute; provided, however, that only the amount in question shall be excluded from such receivable;

(viii)	which are attributable to a Qualifying Picture or right in which the Borrower cannot warrant sufficient title to the underlying rights to justify such receivable;

(ix)	in which the Administrative Agent (for the benefit of itself, the Issuing Bank and the Lenders) does not have a first priority perfected security interest under the Uniform Commercial Code and applicable copyright law;

(x)	which are determined by the Administrative Agent in its reasonable discretion, acting in good faith, upon written notice from the Administrative Agent to the Borrower and effective ten days subsequent to the Borrower’s receipt of such notice, to be unacceptable (it being understood that certain unacceptable receivables may be made acceptable and may be included in the Borrowing Base if secured by an Acceptable L/C);

(xi)	which relate to a Qualifying Picture as to which the Administrative Agent has not received a fully executed Laboratory Access Letter or a Pledgeholder Agreement for each laboratory holding Physical Materials;

(xii)	which will be subject to repayment to the extent not earned by performance; or

(xiii)	which correspond to any residuals, participations or sales commissions in respect of a Qualifying Picture;

(xiv)	which do not become due and payable prior to the scheduled Maturity Date.

provided, however, that if the Administrative Agent notifies the Borrower that the Administrative Agent has determined that a Person or Affiliated Group is to be deleted as an Acceptable Obligor, no additional Eligible Receivables from such Person or Affiliated Group may be included in the Borrowing Base subsequent to such notice unless supported by an Acceptable L/C or the Administrative Agent thereafter determines that such Person or Affiliated Group is an Acceptable Obligor; and provided, further, that if the Administrative Agent notifies the Borrower that the Administrative Agent has determined that the Allowable Amount with respect to an Acceptable Obligor is to be decreased, no additional Eligible Receivables from such Acceptable Obligor may be included in the Borrowing Base if such inclusion would result in the aggregate amount of Eligible Receivables from such Acceptable Obligor exceeding the Allowable Amount after giving effect to such reduction unless the Administrative Agent thereafter determines that the Allowable Amount may be increased.

“Environmental Laws” shall mean any and all federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any Governmental Authority regulating, relating to, or imposing liability or standards of conduct concerning, any Hazardous Material or environmental protection or health and safety, as now or at any time hereafter in effect, including without limitation, the Clean Water Act also known as the Federal Water Pollution Control Act (“FWPCA”), 33 U.S.C. § 1251 et seq., the Clean Air Act (“CAA”), 42 U.S.C. §§ 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act (“FIFRA”), 7 U.S.C. §§ 136 et seq., the Surface Mining Control and Reclamation Act (“SMCRA”), 30 U.S.C. §§ 1201 et seq., the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq., the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), Public Law 99-499, 100 Stat. 1613, the Emergency Planning and Community Right to Know Act (“ECPCRKA”), 42 U.S.C. § 11001 et seq., the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq., the Occupational Safety and Health Act as amended (“OSHA”), 29 U.S.C. § 655 and § 657, together, in each case, with any amendment thereto, and the regulations adopted and the publications promulgated thereunder and all substitutions thereof.

“Equity Interests” shall mean shares of the capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person or any warrants, options or other rights to acquire such interests.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as heretofore and hereafter amended, as codified at 29 U.S.C. § 1001 et seq. and the regulations promulgated thereunder.

“ERISA Affiliate” shall mean each Person (as defined in Section 3(9) of ERISA) which is treated as a single employer with any Credit Party under Section 414(b), (c), (m) or (o) of the Code.

“Event of Default” shall have the meaning given to such term in Article 7 hereof.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) any withholding tax (in the case of a Foreign Lender) or backup withholding tax (in the case of any other Lender) that is imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Lender’s failure to comply with Section 2.13(e) or Section 2.13(f), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.13(a).

“Facility” shall have the meaning given to such term in the Preamble hereto.

“Fee Letter” shall mean that certain letter agreement dated as of September 22, 2005 between the Borrower on the one hand, and the Administrative Agent and the Arranger on the other hand, relating to the payment of certain fees by the Borrower.

“Foreign Lender” shall mean any Lender that is not a United States person, within the meaning of Section 7701(a)(30) of the Code.

“Fundamental Documents” shall mean, this Credit Agreement, the Notes, the Pledgeholder Agreements, the Laboratory Access Letters, the Copyright Security Agreement, the Copyright Security Agreement Supplements, the Trademark Security Agreement, the Notices of Assignment and Irrevocable Instruction, the Contribution Agreement, the Instruments of Assumption and Joinder, any Approved Completion Bond, any Interparty Agreement, any Co-Financing Intercreditor Agreement, any Co-Financing Agreement, and other agreements entered into in connection with Permitted Co-Financed Pictures, any Acceptable L/C deposited with the Administrative Agent hereunder, UCC financing statements and any other ancillary documentation which is required to be or is otherwise executed by any Credit Party and delivered to the Administrative Agent in connection with this Credit Agreement or any of the documents listed above.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time consistently applied (except for accounting changes in response to FASB releases, or other authoritative pronouncements).

“Governmental Authority” shall mean any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or any court, in each case whether of the United States of America or any foreign jurisdiction.

“Guarantors” shall mean all the entities listed on Schedule 2 hereto and all other direct and indirect Subsidiaries of the Borrower, whether now existing or hereafter acquired or created.

“Guaranty” shall mean, as to any Person, any direct or indirect obligation of such Person guaranteeing or intended to guarantee any Indebtedness, Capital Lease, dividend or other monetary obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (c) to purchase property, securities or services, in each case, primarily for the purpose of assuring the performance by the primary obligor of any such primary obligation; provided, however, that the term Guaranty shall not include endorsements for collection or collections for deposit, in either case in the ordinary course of business. The amount of any Guaranty shall be deemed to be an amount equal to (x) the stated or determinable amount of the primary obligation in respect of which such Guaranty is made (or, if the amount of such primary obligation is not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder)), or (y) the stated maximum liability under such Guaranty, whichever is less.

“Hazardous Materials” shall mean any flammable materials, explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances or similar materials defined in any Environmental Law.

“IDT” shall mean IDT Corporation, a Delaware corporation.

“Indebtedness” shall mean (without double counting), at any time and with respect to any Person, (i) indebtedness of such Person for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase price of property or services purchased (other than amounts constituting trade payables (payable within 120 days or such longer terms as may be customary in the industry) or other amounts due for the rental of space in connection with the production of a Picture or Pictures, in each case arising in the ordinary course of business); (ii) obligations of such Person in respect of letters of credit, acceptance facilities, or drafts or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (iii) obligations of such Person under Capital Leases and any financing lease involving substantially the same economic effect; (iv) deferred payment obligations of such Person resulting from the adjudication or settlement of any litigation to the extent not already reflected as a current liability on the balance sheet of such Person; and (v) indebtedness of others of the type described in clauses (i), (ii), (iii) and (iv) hereof which such Person has (a) directly or indirectly assumed or guaranteed in connection with a Guaranty, or (b) secured by a Lien on the assets of such Person, whether or not such Person has assumed such indebtedness; provided, that Indebtedness shall not include any non-refundable advance made to a Credit Party by a third party distributor in connection with the production, distribution or sale of any Picture.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Initial Date” shall mean (i) in the case of the Administrative Agent, the date hereof, (ii) in the case of each Lender which is an original party to this Credit Agreement, the date hereof and (iii) in the case of any other Lender, the effective date of the Assignment and Assumption pursuant to which it became a Lender.

“Initial Projections” shall mean the projections provided by the Borrower for inclusion in the materials used by the Arranger in syndicating the Facility to the Lenders.

“Instrument of Assumption and Joinder” shall mean an Instrument of Assumption and Joinder substantially in the form of Exhibit J hereto.

“Interest Deficit” shall have the meaning given to such term in Section 2.14 hereof.

“Interest Payment Date” shall mean (i) as to any LIBOR Loan having an Interest Period of one, two or three months, the last day of such Interest Period, (ii) as to any LIBOR Loan having an Interest Period of more than three months, the last day of such Interest Period and, in addition, each date during such Interest Period that would be the last day of an Interest Period commencing on the same day as the first day of such Interest Period but having a duration of three months or an integral multiple thereof, and (iii) with respect to Alternate Base Rate Loans, the last day of each March, June, September and December (commencing the last Business Day of December, 2005).

“Interest Period” shall mean as to any LIBOR Loan, the period commencing on the date of such Loan or the last day of the preceding Interest Period and ending on the numerically corresponding day (or if there is no corresponding day, the last day) in the calendar month that is one, two, three, six or, if available from all Lenders, nine or twelve months thereafter as the Borrower may elect; provided, however, that (i) if any Interest Period would end on a day which shall not be a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such next succeeding Business Day would fall in the next calendar month, in which case, such Interest Period shall end on the next preceding Business Day, (ii) no Interest Period may be selected which would end later than the Commitment Termination Date, and (iii) no Interest Period of nine or twelve months may be selected unless available and consented to by all Lenders in their sole discretion.

“Interparty Agreement” shall mean, with respect to a Qualifying Picture, an interparty agreement among (i) the Administrative Agent, (ii) a Credit Party, (iii) (if applicable) the Main Distributor or Acceptable Obligor and (iv) an Approved Completion Guarantor, which agreement (x) is necessary in the reasonable judgment of the Administrative Agent to allocate the risks of Completion and delivery of such Qualifying Picture and (y) shall be in form and substance satisfactory to the Administrative Agent, as the same may be amended, supplemented or otherwise modified, renewed or replaced from time to time.

“Investment” shall mean any stock, evidence of indebtedness or other securities of any Person, any loan, advance, contribution of capital, extension of credit or commitment therefor (including, without limitation, the Guaranty of loans made to others, but excluding current trade and customer accounts receivable arising in the ordinary course of business and payable in accordance with customary trading terms in the ordinary course of business), any purchase of (i) any security of another Person, or (ii) any business or undertaking of any Person or any commitment to make any such purchase, or any other investment.

“Issuing Bank” shall mean JPMorgan Chase Bank, N.A., in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 13.12. The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“ITA” shall mean the Canadian Income Tax Act [R.S.C. 1985, c. 1 (5th Supp.)] as amended from time to time.

“JPMorgan Clearing Account” shall mean the account of the Administrative Agent (for the benefit of itself, the Issuing Bank and the Lenders) maintained at the office of JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 1111 Fannin, 10th Floor, Houston, Texas 77002, designated as the “IDTE Animation Slate, LLC-JPMC Clearing Account”, Account No. 304 630 632.

“Laboratory” shall mean any laboratory reasonably acceptable to the Administrative Agent which is located in the United States of America, United Kingdom or Canada and is a party to a Pledgeholder Agreement or a Laboratory Access Letter.

“Laboratory Access Letter” shall mean a letter agreement among (i) a Laboratory holding any elements (including data backups of work in progress) of any Picture to which any Credit Party has the right of access, (ii) such Credit Party and (iii) the Administrative Agent, substantially in the form of Exhibit D hereto or a form otherwise reasonably acceptable to the Administrative Agent.

“L/C Exposure” shall mean, at any time, the amount expressed in Dollars of the aggregate face amount of all drafts which may then or thereafter be presented by beneficiaries under all Letters of Credit then outstanding plus (without duplication) the face amount of all drafts which have been presented or accepted under all Letters of Credit but have not yet been paid or have been paid but not reimbursed.

“L/C Sublimit” shall mean $50,000,000.

“Lender” and “Lenders” shall mean the financial institutions whose names appear at the foot hereof and any assignee of a Lender pursuant to Section 14.3 hereof, and their respective successors.

“Lending Office” shall mean, with respect to any of the Lenders, the branch or branches (or affiliate or affiliates) from which such Lender’s LIBOR Loans or Alternate Base Rate Loans, as the case may be, are made or maintained and for the account of which all payments of principal of, and interest on, such Lender’s LIBOR Loans or Alternate Base Rate Loans are made, as notified to the Administrative Agent from time to time.

“Letter of Credit” shall mean a letter of credit issued by the Issuing Bank pursuant to Section 2.15 hereof.

“LIBOR” shall mean, with respect to the Interest Period for a LIBOR Loan, an interest rate per annum equal to the quotient (rounded upwards to the next 1/100 of 1%) of (A) the average of the rates at which Dollar deposits approximately equal in principal amount to the Administrative Agent’s portion of such LIBOR Loan and for a maturity equal to the applicable Interest Period are offered to the Lending Office of the Administrative Agent in immediately available funds in the London Interbank Market for Eurodollars at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period divided by (B) one minus the applicable statutory reserve requirements of the Administrative Agent, expressed as a decimal (including without duplication or limitation, basic, supplemental, marginal and emergency reserves), from time to time in effect under Regulation D or similar regulations of the Board. It is agreed that for purposes of this definition, LIBOR Loans made hereunder shall be deemed to constitute Eurocurrency Liabilities as defined in Regulation D and to be subject to the reserve requirements of Regulation D.

“LIBOR Loan” shall mean a Loan based on LIBOR in accordance with the provisions of Article 2 hereof.

“Lien” shall mean any mortgage, copyright mortgage, pledge, security interest, encumbrance, lien or charge of any kind whatsoever (including, without limitation, any conditional sale or other title retention agreement, any agreement to grant a security interest at a future date, any lease in the nature of security, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code of any jurisdiction); provided, however, that this term shall not include contractual encumbrances which do not afford security of the type described in this definition.

“Liquidity Certificate” shall mean a certificate substantially in the form of Exhibit N hereto, executed by an Authorized Officer of the Borrower.

“Loans” shall mean the loans made hereunder in accordance with the provisions of Section 2.1(a) hereof.

“Main Distributor” shall mean Twentieth Century Fox Film Corporation or, subject to the right of the Agent to withdraw approval for agreements not yet signed, Buena Vista Pictures Distribution, a Division of ABC, Inc., DreamWorks, Universal, Warner, Paramount and Sony Pictures (including its affiliates Columbia and Tri-Star).

“Main Distribution Intercreditor Agreement” shall mean an intercreditor agreement between a Main Distributor and the Administrative Agent in form and substance satisfactory to the Administrative Agent.

“Main Distribution Agreement” shall mean the Distribution & Other Rights Acquisition Agreement dated as of June 24, 2004, between Twentieth Century Fox, a division of Twentieth Century Fox Film Corporation and Parent (as assigned to Borrower) (the “Fox Agreement”) or one or more other distribution agreements with another Main Distributor which is at least as favorable to the Borrower and the Lenders in all material respects as the Fox Agreement and which is in form and substance reasonably acceptable to the Agent and for which the territory is at least the domestic territory.

“Major Domestic Account Debtor” shall mean any Acceptable Obligor denoted as such on Schedule 4 hereto.

“Major Foreign Account Debtor” shall mean any Acceptable Obligor denoted as such on Schedule 4 hereto.

“Margin Stock” shall be as defined in Regulation U of the Board.

“Material Adverse Effect” shall mean any change or effect that (a) has a materially adverse effect on the business, assets, properties, operations or financial condition of the Credit Parties (taken as a whole) or the Parent (other than general economic conditions and events or circumstances which are generally applicable to the industries in which the Parent or the Credit Parties operate and which have not adversely and materially affected the Credit Parties, taken as a whole, or the Parent), (b) materially impairs the legal right, power or authority of any Credit Party to perform its respective obligations under the Fundamental Documents to which it is a party or (c) materially impairs the validity or enforceability of, or materially impairs the rights, remedies or benefits available to the Administrative Agent for the benefit of itself, the

Issuing Bank and the Lenders under, the Fundamental Documents; provided, however, that an event or condition shall not cause a “Material Adverse Event” under clause (c) above if such event or condition was caused solely by the Administrative Agent, the Issuing Bank or any Lender.

“Maturity Date” shall mean the earlier of (i) May 17, 2011, and (ii) such other date as the Loans shall be due and payable in accordance with Article 7 hereof.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” shall mean a plan described in Section 4001(a)(3) of ERISA.

“Note” or “Notes” shall have the meaning given to such term in Section 2.3 hereof.

“Notice of Assignment and Irrevocable Instructions” shall mean a Notice of Assignment and Irrevocable Instructions substantially in the form of Exhibit K hereto or in such other form as shall be acceptable to the Administrative Agent, including, without limitation, the inclusion of such notice and instructions in a Distribution Agreement.

“Obligations” shall mean the obligation of the Borrower to make due and punctual payment of (i) principal of and interest on the Loans, reimbursement obligations in respect of Letters of Credit, the Commitment Fees, costs and attorneys’ fees and all other monetary obligations of the Borrower to the Administrative Agent, the Issuing Bank or any Lender under this Credit Agreement, the Notes, any other Fundamental Document or any fee letter in respect of the Facility, (ii) all amounts payable by the Borrower to any Lender under any Swap Agreement; provided, that the Administrative Agent shall have received written notice thereof within ten (10) Business Days after execution of such Swap Agreement and (iii) amounts payable to JPMorgan Chase Bank, N.A. in connection with any bank account maintained by the Borrower or any other Credit Party at JPMorgan Chase Bank, N.A. or any other banking services provided to the Borrower or any other Credit Party by JPMorgan Chase Bank, N.A.

“Other Receivables” shall mean those receivables that meet all of the requirements of an “Eligible Receivable” other than that the obligor be an Acceptable Obligor.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Parent” shall mean IDT Entertainment, Inc., a Delaware corporation.

“P&A Reserve Amount” shall mean, with respect to any Picture, the amount that may be borrowed under the Facility for the use described in Section 2.1(a)(v) with respect to exhibiting such Picture on at least 500 screens.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

“Percentage” shall mean with respect to any Lender, the percentage of the Total Commitment represented by such Lender’s Commitment.

“Permitted Co-Financed Picture” shall mean any Picture for which a portion of the Unfinanced Production Costs shall be co-financed by a Permitted Counterparty (i) by cash-flowing such portion during the production period thereof, (ii) by paying such portion upon Completion and delivery of such Picture or (iii) in a manner otherwise acceptable to the Administrative Agent, which co-production shall, in any case, satisfy the conditions set forth in Section 5.23.

“Permitted Counterparty” shall mean (i) any Person (or a majority-owned Subsidiary of a Person, provided, that such Subsidiary’s obligations with respect to any relevant co-financed Qualifying Picture shall have been guaranteed by such Person in a manner satisfactory to the Administrative Agent) listed on Schedule 5, as such Schedule 5 may be amended from time to time by written notice from the Administrative Agent or the Required Lenders to the Borrower; and (ii) any other Person acceptable (with respect to such Person’s identity and creditworthiness) to the Required Lenders; provided that, in either case, from and after the execution by such Person and a Credit Party of final co-financing documentation with respect to such Qualifying Picture, the status of such Person as a Permitted Counterparty may not be revoked with respect to such Qualifying Picture.

“Permitted Encumbrances” shall mean Liens permitted under Section 6.2 hereof.

“Person” shall mean any natural person, corporation, division of a corporation, limited liability company, partnership, trust, joint venture, association, company, estate, unincorporated organization or government or any agency or political subdivision thereof.

“Physical Materials” shall have the meaning given to such term in paragraph (iv) of the definition of “Collateral” herein.

“Picture” shall mean any motion picture, film or video tape or any episode thereof produced for theatrical release, whether recorded on film, videotape, cassette, cartridge, disc or on or by any other means, method, process or device whether now known or hereafter developed, with respect to which a Credit Party (i) is the copyright owner, or (ii) has or acquires an Equity Interest in the copyright owner or licensee or (iii) is a licensee or otherwise has or obtains distribution rights. The term “Picture” shall include, without limitation, the scenario, screenplay or script upon which such Picture is based, all of the properties thereof, tangible and intangible, and whether now in existence or hereafter to be made or produced, whether or not in possession of a Credit Party, and all rights of any Credit Party therein and thereto, of every kind and character.

“Plan” shall mean an employee benefit plan within the meaning of Section 3(3) of ERISA, other than a Multiemployer Plan, maintained or contributed to by any Credit Party, or any ERISA Affiliate, or any other plan covered by Title IV of ERISA that covers employees of the Credit Parties.

“Pledged Collateral” shall mean the Pledged Securities and any proceeds (as defined in Section 9-102(64) of the UCC) including cash proceeds (as defined in Section 9-102(9) of the UCC) of the Pledged Securities.

“Pledged Securities” shall mean (i) all of the issued and outstanding capital stock, partnership interests, membership interests, beneficial interests or other Equity Interests of or in the Borrower and each of its Subsidiaries that is not a Controlled Foreign Subsidiary, and (ii) shares representing 66% (or such lesser amount as is actually owned by such Credit Party) of the issued and outstanding capital stock of each Subsidiary of the Borrower that is a Controlled Foreign Subsidiary (in each case, whether now formed or formed hereafter).

“Pledgeholder Agreement” shall mean a laboratory pledgeholder agreement among a Credit Party (or Credit Parties), the Administrative Agent, certain distributors (as applicable) and one or more Laboratories, substantially in the form of Exhibit E-1 or Exhibit E-2 hereto, or in such other form and with such additional parties as shall be reasonably acceptable to the Administrative Agent.

“Pledgors” shall mean the Parent and those Credit Parties that own any of the Pledged Securities.

“Pro Rata Share” shall mean with respect to any Obligation or other amount, each Lender’s pro rata share of such Obligation or other amount determined in accordance with such Lender’s Percentage.

“Production Account(s)” shall mean individually or collectively, as the context so requires, each demand deposit account(s) established by a Credit Party at a commercial bank located in the United States of America or otherwise acceptable to the Administrative Agent, for the sole purpose of paying the production or acquisition costs of a particular Picture.

“Production Cost Reserve Amount” shall mean, for any Qualifying Picture, the difference of (a) the Strike Price payable under the relevant Approved Completion Bond minus (b) the Unfinanced Production Costs for such Qualifying Picture.

“Production Costs” shall mean for each Qualifying Picture: (i) prior to issuance of an Approved Completion Bond for such Picture, the Cash Budget, (ii) on and after the issuance of an Approved Completion Bond, but prior to Completion, the greater of the Cash Budget and the actual cost-to-complete for such Picture and (iii) upon Completion of such Picture, the actual negative cost of such Picture.

“Qualifying Picture” shall mean a Picture produced or acquired (or to be produced or acquired) by a Credit Party (including Permitted Co-Financed Pictures) that the Borrower has demonstrated to the Administrative Agent’s reasonable satisfaction meets the following criteria: (i) that the Picture meets or will meet when completed the criteria required by the applicable Main Distribution Agreement; (ii) that the Cash Budget of the picture will be financed from the Loans under the Facility plus advances from the Parent (which may be in the form of equity contributions to the Borrower, retained cash of the Borrower or loans which are subordinated as provided in Section 14.15) or a Co-Financier; (iii) that it owns the worldwide distribution rights for the Picture (other than distribution rights in geographical territories sold to a Co-Financier) in perpetuity or has the right to acquire such rights in perpetuity pursuant to an option as part of a sale and leaseback or other tax structured transaction (except in the case of “Space Chimps” for which the Borrower must own worldwide distribution rights for the Picture for a period of not less than 15 years); (iv) that the Picture will have a minimum domestic theatrical release on 500 screens for one week each; and (v) that the Picture satisfies or will satisfy when completed the following criteria: (a) it is computer generated animation (other than incidental live-action sequences), (b) it is in color, (c) it is in English, (d) it has a running time of 85-110 minutes, including main and end titles, (e) it qualifies for an MPAA rating not more restrictive than “PG” and (f) it is in 35mm with an aspect ratio suitable for first-class theatrical distribution and (vi) that the Picture is scheduled to be Completed by the fifth anniversary of the Closing Date.

“Qualifying Picture Declaration” shall mean, with respect to a Qualifying Picture produced by or on behalf of a Credit Party, a declaration substantially in the form of Exhibit M hereto to be executed and delivered by the Borrower to the Administrative Agent in accordance with Section 4.2(b) hereof.

“Quiet Enjoyment” shall be as defined in Section 8.13 hereof.

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA, other than a reportable event as to which provision for 30-day notice to the PBGC has been waived under applicable regulations.

“Required Lenders” shall mean Lenders holding at least 51% of the Total Commitment.

“Reserved Commitment Amount” shall mean, with respect to any Qualifying Picture for which an initial advance of Loans has occurred, at any time, (a) the sum of the Production Cost Reserve Amount and the P&A Reserve Amount for such Qualifying Picture less (b) the Loans advanced with respect to such Qualifying Picture.

“Restricted Payment” shall mean (i) any distribution, cash dividend or other direct or indirect payment on account of shares of any Equity Interest in any Credit Party, (ii) any redemption or other acquisition, re-acquisition or retirement by a Credit Party of any Equity Interests in any Credit Party or any Affiliate thereof, now or hereafter outstanding, (iii) any payment made by any Credit Party to retire, or obtain the surrender of, any outstanding warrants, puts or options or other rights to purchase or otherwise acquire any Equity Interest in any Credit Party or any Affiliate thereof, now or hereafter outstanding, (iv) any payment by a Credit Party of principal of, premium, if any, or interest on, or any redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Subordinated Debt, (v) any payment of any kind to or for the benefit of an Affiliate of a Credit Party and (vi) any payment under any Synthetic Purchase Agreement.

“S&P” means Standard & Poor’s.

“Schedule of Commitments” shall mean the schedule of Commitments of the Lenders set forth on Schedule 1 hereto.

“Securities Account” shall mean the securities account of Borrower at Merrill, Lynch, Pierce, Fenner & Smith Incorporated, account number 83607001.

“Strike Price” shall mean, with respect to any Approved Completion Bond, the maximum amount that is payable under such Approved Completion Bond in the event the relevant Picture is abandoned (without deduction for any Production Costs expended prior to such abandonment).

“Subordinated Debt” shall mean all Indebtedness of any of the Credit Parties that is subordinated to the Obligations pursuant to written agreements, containing interest rates, payment terms, maturities, amortization schedules, covenants, defaults, remedies, subordination provisions and other material terms in form and substance reasonably satisfactory to the Required Lenders.

“Subsidiary” shall mean with respect to any Person, any corporation, association, joint venture, partnership or other business entity (whether now existing or hereafter organized) of which at least a majority of the voting stock or other ownership interests having ordinary voting power for the election of directors (or the equivalent) is, at the time as of which any determination is being made, owned or controlled by such Person or one or more subsidiaries of such Person or by such Person and one or more subsidiaries of such Person.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Credit Party shall be a Swap Agreement.

“Synthetic Purchase Agreement” means any Swap Agreement or similar agreement or combination of agreements pursuant to which any Credit Party is or may become obligated to make (i) any payment in connection with a purchase by any third party from a Person other than a Credit Party of any Equity Interest in any Credit Party or any Subordinated Debt, or (ii) any payment (other than on account of a permitted purchase by it of any Equity Interest in any Credit Party or any Subordinated Debt) the amount of which is determined by reference to the price or value at any time of any Equity Interest in any Credit Party or any Subordinated Debt; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of a Credit Party or its Subsidiaries shall be a Synthetic Purchase Agreement.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Total Commitments” shall mean, at any time, the aggregate amount of the Commitments then in effect of all of the Lenders, as such aggregate amount shall be adjusted upwards or downwards from time to time in accordance with the terms of this Credit Agreement (including, without limitation, pursuant to Section 2.6 hereof).

“Trademark Security Agreement” shall mean the Trademark Security Agreement substantially in the form of Exhibit F hereto to be executed by the Borrower and the Guarantors, as such agreement may be amended, supplemented or otherwise modified, renewed or replaced from time to time.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Alternate Base Rate or to LIBOR.

“UCC” shall mean the Uniform Commercial Code as in effect in the State of New York on the date of execution of this Credit Agreement (as such Uniform Commercial Code is amended from time to time).

“Uncompleted” shall mean, with respect to a Qualifying Picture, such Picture is not Completed.

“Unfinanced Production Costs” shall mean, with respect to a Qualifying Picture, the portion of the Production Costs of such Qualifying Picture that are not eligible for an advance of the Facility.

“USA Patriot Act” shall mean the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

2. THE LOANS

SECTION 2.1. Loans.

(a) Each Lender, severally and not jointly, agrees, upon the terms and subject to the conditions hereof, to make loans to the Borrower on any Business Day from the Closing Date through the Commitment Termination Date in an amount equal to its Pro Rata Share of the following costs incurred by the Borrower (either directly or through a special-purpose Subsidiary established for the purpose of producing a particular Qualifying Picture):

(i)

with respect to each Qualifying Picture, to fund 25% of the lesser of (A) the Cash Budget and (B) the final negative cost (in each case only to the extent covered by an Approved Completion Bond), provided, that for purposes of this clause (i), until such time as the Qualifying Picture shall be Completed, the Cash Budget and the negative cost shall be deemed reduced by (x) the 12-1/2% overhead fee referred to in the definition of “Cash Budget” (unless such fee is included in the amount covered by a Completion Bond for such Qualifying Picture), (y) any Canadian Subsidy Loan Value of such Qualifying Picture, and (z) any other net benefits of any tax credits, subsidies, rebates and other revenue received by or credited to Borrower directly relating to such Qualifying Picture (including without limitation, film production tax incentives such as Canada’s PSLP Program or labor-based tax credit, United Kingdom sale-leaseback transactions, Australia 10BA financing, and other government or local subsidies); and provided, further, that (1) for purposes of this clause (i) the Cash Budget and negative cost shall be permanently reduced by the amount of any net insurance recoveries received by or credited to Borrower directly relating to such Qualifying Picture and (2) for any Qualifying Picture having projected foreign pre-sales includable in its Borrowing Base in excess of 50% of its Cash Budget, the amount that may be loaned pursuant to this clause (i) shall be reduced by 50% of such excess;

(ii)	to fund the negative cost of each Qualifying Picture in an amount equal to the components of the Borrowing Base computed pursuant to clauses (i) through (vi) of the definition thereof to the extent payable no later than 180 days after delivery of that Qualifying Picture to the relevant Acceptable Obligor and subject to the limitation on the amounts that may be borrowed prior to Completion set forth in the definition “Borrowing Base”;

(iii)	to pay items of negative cost for each Qualifying Picture in an amount not in excess of the Canadian Subsidy Loan Value with respect thereto (not to exceed $15,000,000 in the aggregate for all Qualifying Pictures);

(iv)	to pay currently interest that accrues on the Loans made under clauses (i) through (iii) for each Qualifying Picture through the Completion of such Qualifying Picture;

(v)	for each Qualifying Picture, to fund 80% (but no more than $40 million per Qualifying Picture) of the worldwide theatrical distribution expenses under the related Main Distribution Agreement for such Qualifying Picture, provided that such Loans are made concurrently and on a pro rata basis with the 20% not funded by the Facility; and

(vi)	to the extent the Borrowing Base exceeds loans outstanding or to be made pursuant to clause (ii) and (iii) above, for the payment of the portion of negative cost, distribution expenses, the 12-1/2% overhead fee permitted herein (upon Completion of the relevant Qualifying Picture, or during production thereof if included within the Strike Price of the applicable Approved Completion Bond) and fees, expenses and interest under the Facility not financed as provided above and for other amounts payable under the Facility;

provided, however, that for purposes of determining the amount available to be borrowed pursuant to clauses (i) through (vi) above, any Letter of Credit issued to secure any amount described in any such clause shall be deemed to have been loaned under such clause; and provided, further, that in the case of a Permitted Co-Financed Picture, the maximum amount that the Lenders shall be required to fund under any of clause (i) thorough (vi) above shall be adjusted to reflect the percentage of the total corresponding amount for such Permitted Co-Financed Picture for which the Borrower is primarily responsible (for example, if the Borrower is primarily responsible for 60% of the negative cost of a Permitted Co-Financed Picture, the Lenders would not be required to fund, under clause (i), more than 60% of 25% of the lesser of the amounts specified in clauses (i)(A) and (i)(B)).

The Lenders have agreed to consider, but have not committed to permit, additional advances of Loans to the extent of Borrowing Base, subsequent to the Completion, delivery and required release of six Qualifying Pictures, to fund general overhead (beyond the overhead fee permitted to be included within the Cash Budget for a Qualifying Picture in accordance with the terms hereof) and development, working capital and other general corporate purposes. If such additional advances are agreed, this Credit Agreement will be amended to reflect any required changes, including a requirement to prepay any such Loans to the extent the Borrowing Base is exceeded.

(b) Subject to Section 2.2, the Loans shall be made at such times as the Borrower shall request.

(c) Subject to the terms and conditions of this Credit Agreement, the Borrower may borrow, repay and re-borrow amounts constituting the Total Commitments.

(d) Notwithstanding anything to the contrary above, a Lender shall not be obligated to make any additional Loans if, as a result thereof, the aggregate principal amount of all Loans then outstanding plus the then current L/C Exposure, exceeds the Total Commitments then in effect.

(e) Notwithstanding anything to the contrary above, a Lender shall not be obligated to make any additional Loans with respect to a Qualifying Picture if, as a result thereof, the aggregate principal amount of all Loans then outstanding plus the then current L/C Exposure plus the sum of the Reserved Commitment Amounts for all other Qualifying Pictures with respect to which a Borrower has incurred hereunder, exceeds the Total Commitments then in effect.

SECTION 2.2. Making of Loans.

(a) Each Loan shall be an Alternate Base Rate Loan or a LIBOR Loan, as the Borrower may request, subject to and in accordance with this Section 2.2.

(b) The Borrower hereby requests that, subject to the satisfaction of all applicable conditions hereof, the Lenders make the Loans on the Closing Date in the principal amount set forth on the initial Borrowing Certificate.

(c) The Borrower shall give the Administrative Agent at least three Business Days’ prior written, facsimile or telephonic (promptly confirmed in writing) notice of each Borrowing which is to consist of LIBOR Loans, and at least one Business Day’s prior written, facsimile or telephonic (promptly confirmed in writing) notice of each Borrowing which is to consist of Alternate Base Rate Loans. Each such notice in order to be effective must be received by the Administrative Agent not later than 2:00 p.m., New York City time, on the day required and shall specify the date (which shall be a Business Day) on which such Borrowing is to be made and the aggregate principal amount of the requested Borrowings. Each such notice shall be irrevocable and shall specify whether the Borrowing then being requested is to consist of Alternate Base Rate Loans or LIBOR Loans and in the case of LIBOR Loans, the Interest Period or Interest Periods with respect thereto. If no election of an Interest Period is specified in such notice in the case of a Borrowing consisting of LIBOR Loans, such notice shall be deemed to be a request for an Interest Period of one month. If no election is made as to the type of Loan, such notice shall be deemed a request for a Borrowing consisting of Alternate Base Rate Loans. No Borrowing shall consist of LIBOR Loans if after giving effect thereto an aggregate of more than six (or, to the extent the Administrative Agent has determined that each Lender can accommodate a greater number, a greater number not to exceed 12) separate LIBOR Loans would be outstanding hereunder with respect to each Lender (determined in accordance with Section 2.8(c) hereof).

(d) The Administrative Agent shall promptly notify each Lender of its proportionate share of each Borrowing under this Section 2.2, the date of such Borrowing, the Type of Loans being requested and the Interest Period or Interest Periods applicable thereto. On the borrowing date specified in such notice, each Lender shall make its share of the Borrowing available at the offices of JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 1111 Fannin, 10th Floor, Houston, Texas 77002, Attention: Pearl Esparza, for credit to the JPMorgan Clearing Account no later than 1:00 p.m. New York City time in Federal or other immediately available funds. Upon receipt of the funds to be made available by the Lenders to fund any Borrowing hereunder, the Administrative Agent shall disburse such funds by depositing the requested amounts into an account maintained with the Administrative Agent by the Borrower.

(e) Each Lender may at its option fulfill its obligation to make LIBOR Loans by causing a foreign branch or affiliate to fund such LIBOR Loans; provided, that any exercise of such option shall not affect the obligation of the Borrower to repay Loans in accordance with the terms hereof or increase the costs to the Borrower payable hereunder in respect of LIBOR Loans. Subject to the other provisions of this Section 2.2, Loans of more than one Type may be outstanding at the same time.

(f) Each Loan requested hereunder on any date shall be made by each Lender in accordance with its respective Percentage.

(g) On the date requested by the Borrower for the funding of each Loan, the Administrative Agent shall be authorized (but not obligated) to advance, for the account of each of the Lenders, the amount of the Loan to be made by it in accordance with its Percentage hereunder. Each of the Lenders hereby authorizes and requests the Administrative Agent to advance for its account, pursuant to the terms hereof, the amount of the Loan to be made by it, and each of the Lenders agrees forthwith to reimburse the Administrative Agent in immediately available funds for the amount so advanced on its behalf by the Administrative Agent. If any such reimbursement is not made in immediately available funds on the same day on which the Administrative Agent shall have made any such amount available on behalf of any Lender, such Lender shall pay interest to the Administrative Agent equal to the Administrative Agent’s cost of obtaining overnight funds in the New York Federal Funds Market for the three Business Days following the time when the Lender fails to make the required reimbursement, and thereafter at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin for Alternate Base Rate Loans. If and to the extent that any such reimbursement shall not have been made by any such Lender to the Administrative Agent, the Borrower agrees to repay to the Administrative Agent forthwith on demand a corresponding amount with interest thereon for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at the Alternate Base Rate plus the Applicable Margin for Alternate Base Rate Loans.

(h) The amount of any Borrowing of new funds shall be in an aggregate principal amount of $250,000 (or such lesser amount as shall equal the available but unused portion of the Commitments or the amount of any Borrowing required to fund drawings under a Letter of Credit) or such greater amount which is an integral multiple of $100,000.

(i) Notwithstanding the provisions of clause (c) above and/or the absence of a request from the Borrower that the Lenders make a Loan, the Required Lenders may direct the Lenders to make Loans if an Event of Default shall have occurred and be continuing, with respect to any Picture being produced by a Credit Party and pay the proceeds thereof directly to Persons providing services in connection with the production, delivery and distribution of such Picture so as to ensure Completion of such Picture and/or the collection of accounts receivable.

(j) The Borrower shall not be permitted to make Borrowings hereunder more than once per week.

SECTION 2.3. Notes.

(a) The Loans made by each Lender hereunder shall be evidenced by a single revolving credit promissory note substantially in the form of Exhibit A hereto (each a “Note” and collectively the “Notes”) in the face amount of each such Lender’s Commitment, payable to the order of each such Lender, duly executed by the Borrower and dated as of the Closing Date.

(b) Each of the Notes shall bear interest on the outstanding principal balance thereof as set forth in Section 2.4 hereof. Each Lender and the Administrative Agent on its behalf is hereby authorized by the Borrower, but not obligated, to enter the amount of each Loan and the amount of each payment or prepayment of principal or interest thereon in the appropriate spaces on the reverse of or on an attachment to the Notes; provided, however, that the failure of any Lender or the Administrative Agent to set forth such Loans, principal payments or other information shall not in any manner affect the obligations of the Borrower to repay such Loans.

SECTION 2.4. Interest on Notes.

(a) In the case of a LIBOR Loan, interest shall be payable at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to

LIBOR plus the Applicable Margin. Interest shall be payable on each LIBOR Loan on each applicable Interest Payment Date, on the Maturity Date and on the date of a conversion of such LIBOR Loan to an Alternate Base Rate Loan. The Administrative Agent shall determine the applicable LIBOR for each Interest Period as soon as practicable on the date when such determination is to be made in respect of such Interest Period and shall notify the Borrower and the Lenders of the applicable interest rate so determined. Such determination shall be conclusive absent manifest error.

(b) In the case of an Alternate Base Rate Loan, interest shall be payable at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days for Base CD Rate and Federal Funds Effective Rate loans, and over a year of 365/366 days for Prime Rate loans) equal to the Alternate Base Rate plus the Applicable Margin. Interest shall be payable in arrears on each Alternate Base Rate Loan on each applicable Interest Payment Date and on the Maturity Date.

(c) Anything in this Credit Agreement or the Notes to the contrary notwithstanding, the interest rate on the Loans or with respect to any drawing under a Letter of Credit shall in no event be in excess of the maximum permitted by Applicable Law.

SECTION 2.5. Commitment Fees and Other Fees.

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender on the last Business Day of each March, June, September and December in each year (commencing on the last Business Day of December, 2005) prior to the Commitment Termination Date and on the Commitment Termination Date, an aggregate fee (the “Commitment Fees”) of 0.5 of 1% per annum, computed on the basis of the actual number of days elapsed during the preceding period or quarter over a year of 360 days, on the average daily amount by which such Lender’s Commitment, as such Commitment may be reduced in accordance with the provisions of this Credit Agreement, exceeds the sum of the principal balance of such Lender’s outstanding Loans plus such Lender’s Pro Rata Share of all L/C Exposure during the preceding period or quarter.

(b) The Commitment Fees shall commence to accrue from the Closing Date.

(c) The Borrower agrees to pay to the Administrative Agent on the Closing Date, as fees any and all other fees that are then due and payable pursuant hereto or pursuant to the Fee Letter.

SECTION 2.6. Optional Termination or Reduction of Commitments.

(a) Upon at least three Business Days’ prior written, facsimile or telephonic notice (provided, that such telephonic notice is immediately followed by written or facsimile confirmation) to the Administrative Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the aggregate Commitments. In the case of a partial reduction, each such reduction of the aggregate Commitments shall be in a minimum aggregate principal amount of $500,000 or an integral multiple thereof; provided, however, that the Commitments may not be reduced by more than the amount of the then unused Commitments and may not be reduced to an amount less than the aggregate principal amount of the Loans outstanding plus the then current L/C Exposure and the Reserved Commitment Amount. Any partial reduction of the Commitments shall be made among the Lenders in accordance with their respective Percentages.

(b) Simultaneously with each such termination or reduction of the Commitments, the Borrower shall pay to the Administrative Agent for the benefit of each Lender all accrued and unpaid Commitment Fees on the amount of the Commitments so terminated or reduced through the date of such termination or reduction.

SECTION 2.7. Default Interest; Alternate Rate of Interest.

(a) If the Borrower shall default in the payment when due of the principal of, or interest on any Loan becoming due hereunder, whether at stated maturity, by acceleration or otherwise, or the payment of any other amount becoming due hereunder after written notification from the Administrative Agent to the Borrower of such amount, the Borrower shall on demand in writing from time to time pay interest, to the extent permitted by Applicable Law, on all Loans and other overdue amounts outstanding from the due date thereof up to the date of actual payment of such defaulted amount (after as well as before judgment) (i) for the remainder of the then current Interest Period for each LIBOR Loan, at 2% in excess of the rate then in effect for each such LIBOR Loan, and (ii) for all periods subsequent to the then current Interest Period for each LIBOR Loan, for all Alternate Base Rate Loans and for all other overdue amounts hereunder, at 2% in excess of the rate then in effect for Alternate Base Rate Loans.

(b) In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a LIBOR Loan, (i) the Administrative Agent shall have received notice from any Lender of such Lender’s determination (which determination, absent manifest error, shall be conclusive) that Dollar deposits in the amount of the principal amount of such LIBOR Loan are not generally available in the London Interbank Market or that the rate at which such Dollar deposits are being offered will not adequately and fairly reflect the cost to such Lender of making or maintaining the principal amount of such LIBOR Loan during such Interest Period, or (ii) the Administrative Agent shall have determined that reasonable means do not exist for ascertaining the applicable LIBOR, the Administrative Agent shall, as soon as practicable thereafter, give written or facsimile notice of such determination to the Borrower and the Lenders, and any request by the Borrower for a LIBOR Loan (or conversion to or continuation as a LIBOR Loan pursuant to Section 2.8 hereof), made after receipt of such notice and until the circumstances giving rise to such notice no longer exist, shall be deemed to be a request for an Alternate Base Rate Loan; provided, however, that in the circumstances described in clause (i) above such deemed request shall only apply to the affected Lender’s portion thereof. After such notice shall have been given and until the circumstances giving rise to such notice no longer exist, each request (or portion thereof, as the case may be) for a LIBOR Loan, to the extent such request relates to such affected Lender’s portion shall be deemed to be a request for an Alternate Base Rate Loan.

SECTION 2.8. Continuation and Conversion of Loans. The Borrower shall have the right, at any time, (i) to convert any LIBOR Loan or portion thereof to an Alternate Base Rate Loan or to continue such LIBOR Loan or a portion thereof for a successive Interest Period, or (ii) to convert any Alternate Base Rate Loan or a portion thereof to a LIBOR Loan, subject to the following:

(a) the Borrower shall give the Administrative Agent prior written, facsimile or telephonic (promptly confirmed in writing) notice of each continuation or conversion hereunder of at least three Business Days for continuation as or conversion to a LIBOR Loan; such notice shall be irrevocable and to be effective, must be received by the Administrative Agent on the day required not later than 2:00 p.m., New York City time;

(b) unless the Required Lenders otherwise consent, no Event of Default or Default shall have occurred and be continuing at the time of any conversion to a LIBOR Loan or continuation of any such LIBOR Loan into a subsequent Interest Period;

(c) no Alternate Base Rate Loan may be converted to a LIBOR Loan and no LIBOR Loan may be continued as a LIBOR Loan if, after such conversion or continuance, and after giving effect to any concurrent prepayment of Loans, an aggregate of more than six separate LIBOR Loans (or, to the extent the Administrative Agent has determined that each Lender can accommodate a greater number, a greater number not to exceed 12) would be outstanding hereunder with respect to each Lender (for purposes of determining the number of such Loans outstanding, Loans with different Interest Periods shall be counted as different Loans even if made on the same date);

(d) if fewer than all Loans at the time outstanding shall be continued or converted, such continuation or conversion shall be made pro rata among the Lenders in accordance with the respective Percentage of the principal amount of such Loans held by the Lenders immediately prior to such continuation or conversion;

(e) the aggregate principal amount of Loans continued as or converted to LIBOR Loans as part of the same Borrowing shall be $250,000 or such greater amount which is an integral multiple of $100,000;

(f) accrued interest on the LIBOR Loans (or portion thereof) being continued shall be paid by the Borrower at the time of continuation;

(g) the Interest Period with respect to a new LIBOR Loan effected by a continuation or conversion shall commence on the date of such continuation or conversion;

(h) if a LIBOR Loan is converted to another type of Loan prior to the last day of the Interest Period with respect thereto, the amounts required by Section 2.9(b) shall be paid upon such conversion;

(i) each request for a continuation as or conversion to a LIBOR Loan which fails to state an applicable Interest Period shall be deemed to be a request for an Interest Period of one month; and

(j) in the event that the Borrower shall not give notice to continue or convert any LIBOR Loan as provided above, such Loan (unless repaid) shall automatically be converted to an Alternate Base Rate Loan at the expiration of the then current Interest Period.

The Administrative Agent shall, after it receives notice from the Borrower, promptly give the Lenders notice of any continuation or conversion.

SECTION 2.9. Voluntary and Mandatory Prepayment of Loans; Reimbursement of Lenders.

(a) Subject to the terms of paragraph (b) of this Section 2.9, the Borrower shall have the right at its option at any time and from time to time to prepay without premium or penalty (i) any Alternate Base Rate Loan, in whole or in part, upon at least one Business Day’s prior written, telephonic (promptly confirmed in writing) or facsimile notice to the Administrative Agent, in the principal amount of $250,000 or such greater amount which is an integral multiple of $100,000 if prepaid in part, or the remaining balance of such Loan if prepaid in full, and (ii) any LIBOR Loan, in whole or in part, upon at least three Business Days’ prior written, telephonic (promptly confirmed in writing) or facsimile notice, in the principal amount of $250,000 or such greater amount which is an integral multiple of $100,000 if prepaid in part, or the remaining balance of such Loan if prepaid in full. Each notice of prepayment shall specify the prepayment date, each Loan to be prepaid and the principal amount thereof, shall be irrevocable and shall commit the Borrower to prepay such Loan in the amount and on the date stated therein. All prepayments under this Section 2.9(a) shall be accompanied by accrued but unpaid interest on the principal amount being prepaid to (but not including) the date of prepayment.

(b) The Borrower shall reimburse each Lender on demand for any loss (excluding the loss of the Applicable Margin) incurred or to be incurred by any such Lender in the reemployment of the funds released (i) by any prepayment (for any reason) of any LIBOR Loan if such Loan is repaid prior to the last day of the Interest Period for such Loan, or (ii) in the event that after the Borrower delivers a notice of borrowing under Section 2.2(c) or Section 2.8(a) in respect of LIBOR Loans, such Loan is not made, converted to or continued as a LIBOR Loan on the first day of the Interest Period specified in such notice of borrowing for any reason other than (A) a suspension or limitation under Section 2.7(b) of the right of the Borrower to select a LIBOR Loan, (B) a breach by any such Lender of its obligation to fund such borrowing when it is otherwise required to do so hereunder, or (C) a repayment resulting from a conversion required by a Lender pursuant to Section 2.11(a). Such loss shall be the amount as reasonably determined by such Lender as the excess, if any, of (I) the amount of interest which would have accrued to such Lender on the amount so paid or not borrowed, continued or converted at a rate of interest equal to the interest rate applicable to such Loan pursuant to Section 2.4, for the period from the date of such payment or failure to borrow, continue or convert to the last day (x) in the case of a payment prior to the last day of the Interest Period for such Loan, of the then current Interest Period for such Loan, or (y) in the case of such failure to borrow, continue or convert, of the Interest Period for such Loan which would have commenced on the date of such failure to borrow, continue or convert, over (II) the amount realized or to be realized by such Lender in reemploying the funds not advanced or the funds received in prepayment or realized from the Loan not so continued or converted during the period referred to above. Each Lender shall deliver to the Borrower from time to time one or more certificates setting forth the amount of such loss (and in reasonable detail the manner of computation thereof) as determined by such Lender, which certificates shall be conclusive absent manifest error. The Borrower shall pay such Lender the amounts shown on such certificate within thirty days of the Borrower’s receipt of such certificate.

(c) In the event the Borrower fails to prepay any Loan on the date specified in any prepayment notice delivered pursuant to Section 2.9(a), the Borrower shall pay to the Administrative Agent for the account of the applicable Lender any amounts required to compensate such Lender for any actual loss incurred by such Lender as a result of such failure to prepay, including, without limitation, any loss, cost or expenses incurred by reason of the acquisition of deposits or other funds by such Lender to fulfill deposit obligations incurred in anticipation of such prepayment. Each Lender shall deliver to the Borrower and the Administrative Agent from time to time one or more certificates setting forth the amount of such loss (and in reasonable detail the manner of computation thereof) as determined by such Lender, which certificates shall be conclusive absent manifest error. The Borrower shall pay such Lender the amounts shown on such certificate within ten Business Days of the Borrower’s receipt of such certificate.

(d) The Obligations shall be paid in full on the Maturity Date.

(e) If at any time the sum of the Loans outstanding plus the then current L/C Exposure plus the Reserved Commitment Amount exceeds the Total Commitments, the Borrower shall within five Business Days prepay the Loans outstanding in an amount necessary to eliminate such excess. If at any time the Loans outstanding under any of the subsections of Section 2.1(a) exceed the amount that is permitted to be outstanding pursuant to any of the limitations in such subsections, the Borrower shall within five Business Days prepay the relevant Loans in an amount necessary to eliminate such excess.

(f) So long as an Event of Default has not occurred and is not continuing, all proceeds (other than payment of Eligible Receivables applied as provided in Section 2.9(h)(ii)) of a Qualifying Picture payable to the Borrower (which, for the avoidance of doubt, shall not include any residuals, participations or sales commissions payable by the Borrower to third parties that are not Affiliates of Parent (for the avoidance of doubt, Vanguard Animation LLC and its affiliates that are not Affiliates of Parent shall not be deemed Affiliates of the Parent based on the existing 20% equity interest and related voting rights held by Parent in Vanguard Animation LLC), which amounts shall be paid by the Borrower prior to application of this Section 2.9(f)) shall be applied as follows:

(i)	first, amounts representing insurance recoveries, in accordance with the Interparty Agreement with the Approved Completion Guarantor for such Qualifying Picture;

(ii)	second, net proceeds of tax benefit or similar transactions, to repay Loans described in Section 2.1(a)(iii) for such Qualifying Picture, then, to the extent funded for Production Costs by the Borrower or Parent from funds other than proceeds of Loans, to refund to the Parent or to the Borrower any amount that it was unable to borrow pursuant to clause (B)(z) of Section 2.1(a)(i) as a result of the effective decrease in the negative cost of the Qualifying Picture;

(iii)	third, at the request of the Borrower, released to the Borrower to pay to the Main Distributor or the Parent properly invoiced home video distribution expenses to the extent incurred by the Main Distributor or the Parent as part of the Main Distributor’s home video marketing plan (without duplicating costs incurred by the Main Distributor) and not financed by the Facility;

(iv)	fourth, to repay on a pro rata and pari passu basis (x) Loans outstanding for such Qualifying Picture which were made to fund theatrical distribution expenses for that Qualifying Picture and (y) Co-Financiers up to the amount of financing provided for theatrical distribution expenses in respect of such Qualifying Picture (subject to the requirement that at least 20% of 100% of all such expenses, including amounts under (iii) above, remain subordinated to repayment of loans under the Facility for such Qualifying Picture as provided herein);

(v)	fifth, to repay Loans outstanding under the Facility for such Qualifying Picture which were made to fund negative costs for such Qualifying Picture and Loans that were made prior to Completion to fund interest on Loans made to pay items of negative cost and, if the negative cost of such Qualifying Picture was co-financed, to make payments to the Co-Financier (at a priority not greater than pro rata and pari passu with repayment of Loans under this clause (v));

(vi)	sixth, to the Parent (or Co-Financier, as applicable) to reimburse the Parent (or Co-Financier) for the amount that the Parent (or Co-Financier) advanced (without any interest thereon) to pay for the unfinanced portion of theatrical distribution expenses (not to exceed 20% of 100% of all such expenses) of such Qualifying Picture under the Main Distribution Agreement to the extent such amount was previously advanced by the Parent or Co-Financier;

(vii)	seventh, to repay other outstanding Loans (theatrical distribution expense Loans first) in the amount available before the Approved Completion Guarantor is entitled to the payments contemplated by clause (viii) below;

(viii)	eighth, to reimburse the Approved Completion Guarantor as provided in the relevant Interparty Agreement;

(ix)	ninth, the balance to repaying principal, interest and other Obligations under the Facility;

(x)	tenth, if the Commitments have not yet terminated, the balance, if any, will be deposited in the Cash Collateral Account to the extent necessary to fund the $15 million reserve contemplated by the definition of “Aggregate Film Value for all Qualifying Pictures”; and

(xi)	eleventh, the balance, if any, to the Borrower.

(g) If an Event of Default has occurred and is continuing, all proceeds of a Qualifying Picture shall be applied as follows:

(i)	first, in accordance with Co-Financing Intercreditor Agreements and Interparty Agreements concluded by the Administrative Agent with respect to such Qualifying Picture; and

(ii)	second, to satisfy the Obligations, in such order as the Administrative Agent may determine.

(h) The Borrower shall prepay the Obligations in an amount equal to (i) 100% of the net cash proceeds from Dispositions and (ii) until the Loans advanced with respect to a Qualifying Picture under Section 2.1(a)(ii) and (vi) have been repaid in full, 100% of the net cash proceeds of Eligible Receivables of such Qualifying Picture (other than amounts required to be paid to an Approved Completion Guarantor pursuant to the relevant Interparty Agreement and any residuals, participations or sales commissions payable by the Borrower to third parties that are not Affiliates of Parent (for the avoidance of doubt, Vanguard Animation LLC and its affiliates that are not Affiliates of Parent shall not be deemed Affiliates of the Parent based on the existing 20% equity interest and related voting rights held by Parent in Vanguard Animation LLC), which amounts shall be paid by the Borrower prior to application of this Section 2.9(h)).

(i) Simultaneously with each termination and/or optional reduction of the Commitments pursuant to Section 2.6, the Borrower shall pay to the Administrative Agent for the benefit of the Lenders an amount equal to the excess of (i) the sum of aggregate outstanding principal amount of the Loans plus the L/C Exposure over (ii) the reduced Commitments.

(j) Unless otherwise designated in writing by the Borrower, all prepayments shall be applied to the applicable principal payment set forth in this Section 2.9, first to that amount of such applicable principal payment then maintained as Alternate Base Rate Loans by the Borrower, and then, to that amount of such applicable principal payment maintained as LIBOR Loans by the Borrower in order of the scheduled expiry of Interest Periods with respect thereto.

(k) All prepayments shall be accompanied by accrued but unpaid interest on the principal amount being prepaid to but not including the date of prepayment.

(l) If on any day on which the Loans would otherwise be required to be prepaid but for the operation of this Section 2.9(l) (each a “Prepayment Date”), the amount of such required prepayment exceeds the then outstanding aggregate principal amount of the Loans that constitute Alternate Base Rate Loans, and no Default or Event of Default is then continuing, then on such Prepayment Date the Borrower may, at its option, deposit Dollars into the Cash Collateral Account in an amount equal to such excess. If the Borrower makes such deposit then (i) only the outstanding Alternate Base Rate Loans shall be required to be prepaid on such Prepayment Date and (ii) on the last day of each Interest Period with respect to any LIBOR Loan in effect after such Prepayment Date, the Administrative Agent is irrevocably authorized and directed to apply funds from the Cash Collateral Account, if any, (and liquidate investments held in such cash collateral account as necessary) to prepay LIBOR Loans for which the Interest Period is then ending until the aggregate of such prepayments equals the prepayment which would have been required on such Prepayment Date but for the operation of this Section 2.9(j).

(m) Except as otherwise specifically provided in this Article 2, should any payment or prepayment of principal of or interest on the Notes or any other amount due hereunder, become due and payable on a day other than a Business Day, the due date of such payment or prepayment shall be extended to the next succeeding Business Day and, in the case of a payment or prepayment of principal, interest shall be payable thereon at the rate herein specified during such extension.

SECTION 2.10. Increased Costs.

(a)	If any Change in Law shall:

(i)	impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the LIBOR) or the Issuing Bank; or

(ii)	impose on any Lender or the Issuing Bank or the London Interbank Market any other condition affecting this Agreement or LIBOR Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered; provided, however, that the Borrower shall not be obligated to pay such compensation to any Lender or the Issuing Bank, as applicable, on account of any Change in Law affecting or altering the Excluded Taxes referenced in clauses (a) and (b) in the definition thereof.

(b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, the changes as a result of which such amounts are due and the manner of computing such amounts, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 Business Days after receipt thereof. Notwithstanding any other provision of this Section 2.10, neither the Issuing Bank nor any Lender shall demand or be entitled to compensation for any increased cost or reduction referred to in paragraph (a) or (b) of this Section if it shall not be the general policy or practice of the Issuing Bank or such Lender to demand such compensation in similar circumstances.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) The Issuing Bank and each Lender agrees that with reasonable promptness after it becomes aware of the occurrence of an event or the existence of a condition that (i) would cause it to incur any increased cost hereunder or render it unable to perform its agreements hereunder for the reasons specifically set forth in Section 2.2(d), Section 2.7(b), this Section 2.10 or Section 2.11 or (ii) would require the Borrower to pay an increased amount under Section 2.7(b), this Section 2.10 or Section 2.13, it will use reasonable efforts to notify the Borrower of such event or condition and, to the extent not inconsistent with the Issuing Bank’s or such Lender’s internal policies, will use its reasonable efforts to make, fund or maintain the affected Loans of such Lender, or if applicable, to issue, make, maintain or participate in Letters of Credit as required under Section 2.15, through another Lending Office of the Issuing Bank or such Lender if as a result thereof the additional monies which would otherwise be required to be paid or the reduction of amounts receivable by the Issuing Bank or such Lender thereunder in respect of such Loans or Letters of Credit or participations therein would be materially reduced, or such inability to perform would cease to exist, or the increased costs which would otherwise be required to be paid in respect of such Loans or Letters of Credit or participations therein pursuant to Section 2.2(d), Section 2.7(b), this Section 2.10 or Section 2.13 would be materially reduced or taxes or other amounts otherwise payable under Section 2.7(b), this Section 2.10 or Section 2.13 would be materially reduced, and if, as determined by the Issuing Bank or such Lender, in its discretion, the making, funding or maintaining of such Loans, or the issuance, making, maintaining or participation in such Letters of Credit, through such other Lending Office would not otherwise materially adversely affect such Loans or Letters of Credit, or the Issuing Bank or such Lender. Notwithstanding the foregoing, a failure on the part of any Lender to provide notice or take any other action pursuant to this Section 2.10(e) shall not affect the Borrower’s obligation to make any payments or deductions required by this Article 2.

SECTION 2.11. Change in Legality.

(a) Notwithstanding anything to the contrary contained elsewhere in this Credit Agreement, if any change after the date hereof in Applicable Law, guideline or order, or in the interpretation thereof by any Governmental Authority charged with the administration thereof, shall make it unlawful for any Lender to make or maintain any LIBOR Loan or to give effect to its obligations as contemplated hereby with respect to a LIBOR Loan, then, by written notice to the Borrower and the Administrative Agent, such Lender may (i) declare that LIBOR Loans will not thereafter be made by such Lender hereunder for as long as such condition may be continuing, and/or (ii) require that, subject to Section 2.9(b), all outstanding LIBOR Loans made by it be converted to Alternate Base Rate Loans, whereupon all of such LIBOR Loans shall automatically be converted to Alternate Base Rate Loans, as of the effective date of such notice as provided in paragraph (b) below. Such Lender’s pro rata portion of any subsequent LIBOR Loan shall, instead, be an Alternate Base Rate Loan unless such declaration is subsequently withdrawn.

(b) A notice to the Borrower by any Lender pursuant to paragraph (a) above shall be effective for purposes of clause (ii) thereof, if lawful, on the last day of the current Interest Period for each outstanding LIBOR Loan; and in all other cases, on the date of receipt of such notice by the Borrower.

SECTION 2.12. Manner of Payments. All payments of principal and interest by the Borrower in respect of any Loans to it shall be pro rata among the Lenders holding such Loans in accordance with the then outstanding principal amounts of such Loans held by them and all Borrowings of any Loans by the Borrower hereunder shall be made pro rata among the Lenders in accordance with their Commitments. All payments by the Borrower hereunder and under the Notes shall be made in Dollars in Federal or other immediately available funds at the office of JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 1111 Fannin, 10th Floor, Houston, Texas 77002, Attention: Pearl Esparza, for credit to the JPMorgan Clearing Account no later than 2:00 p.m., New York City time, on the date on which such payment shall be due. Interest in respect of any Loan hereunder shall accrue from and including the date of such Loan to but excluding the date on which such Loan is paid or converted to a Loan of a different Type.

SECTION 2.13. Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c) The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), on or prior to the Initial Date with respect to such Lender (and from time to time thereafter at the time or times prescribed by Applicable Law or upon the request of the Borrower or the Administrative Agent), such properly completed and duly executed documentation prescribed by Applicable Law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding.

(f) Any Lender that is not a Foreign Lender and has not otherwise established to the reasonable satisfaction of the Borrower and the Administrative Agent that it is an exempt recipient (as defined in section 6049(b)(4) of the Code and the regulations thereunder) shall deliver to the Borrower (with a copy to the Administrative Agent) on or prior to the Initial Date with respect to such Lender (and from time to time thereafter as prescribed by Applicable Law or upon the request of the Borrower or the Administrative Agent), a duly executed and properly completed copy of Internal Revenue Service Form W-9 (or applicable successor form).

(g) If the Administrative Agent, Issuing Bank or a Lender determines, in its sole discretion, that it has received a refund of or any credit for any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower have paid additional amounts pursuant to this Section 2.13, it shall pay over such refund or credit to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.13 with respect to the Taxes or Other Taxes giving rise to such refund or credit), net of all out-of-pocket expenses of the Administrative Agent, Issuing Bank or such Lender and without interest (other than any interest paid by the relevant Governmental

Authority with respect to such refund or credit); provided, that the Borrower, upon the request of the Administrative Agent, Issuing Bank or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, Issuing Bank or such Lender in the event the Administrative Agent, Issuing Bank or such Lender is required to repay such refund or credit to such Governmental Authority. This Section shall not be construed to require the Administrative Agent, Issuing Bank or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(h) Each Lender agrees that after it becomes aware of the occurrence of an event that would cause the Borrower to pay any amount pursuant to clause (a) of this Section 2.13, it will use reasonable efforts to notify the Borrower of such event and, to the extent not inconsistent with such Lender’s internal policies, will use its reasonable efforts to make, fund or maintain the affected Loans of such Lender or, if applicable, to participate in Letters of Credit issued by the Issuing Bank through another Lending Office of such Lender or the Issuing Bank if as a result thereof the additional amounts which would otherwise be required to be paid by reason of Section 2.13(a) in respect of such Loans, Letters of Credit or participations therein would be materially reduced, and if, as determined by such Lender or the Issuing Bank, in its discretion, the making, funding or maintaining of such Loans or Letters of Credit or participations therein through such other Lending Office would not otherwise adversely affect such Loans or Letters of Credit or participations therein or such Lender of the Issuing Bank. Notwithstanding the foregoing, a failure on the part of any Lender to provide notice pursuant to this Section 2.13(h) shall not affect the Borrower’s obligation to make any payments or deductions required by Section 2.13(a).

SECTION 2.14. Interest Adjustments.

(a) If the provisions of this Credit Agreement or any Note would at any time require payment by the Borrower to a Lender of any amount of interest in excess of the maximum amount then permitted by the law applicable to any Loan, the interest payments to that Lender shall be reduced to the extent necessary so that such Lender shall not receive interest in excess of such maximum amount. If, as a result of the foregoing, a Lender shall receive interest payments hereunder or under a Note in an amount less than the amount otherwise provided hereunder, such deficit (hereinafter called the “Interest Deficit”) will, to the fullest extent permitted by Applicable Law, cumulate and will be carried forward (without interest) until the termination of this Credit Agreement. Interest otherwise payable to a Lender hereunder and under a Note for any subsequent period shall be increased by the maximum amount of the Interest Deficit that may be so added without causing such Lender to receive interest in excess of the maximum amount then permitted by the law applicable to the Loans.

(b) The amount of any Interest Deficit relating to a particular Loan and Note shall be treated as a prepayment penalty and shall, to the fullest extent permitted by Applicable Law, be paid in full at the time of any optional prepayment by the Borrower to the Lenders of all the Loans at that time outstanding pursuant to Section 2.9(a) hereof. The amount of any Interest Deficit relating to a particular Loan and Note at the time of any complete payment of the Loans at that time outstanding (other than an optional prepayment thereof pursuant to Section 2.9(a) hereof) shall be canceled and not paid.

SECTION 2.15. Letters of Credit.

(a) Subject to the terms and conditions hereof and of Applicable Law, the Issuing Bank agrees to issue Letters of Credit payable in Dollars from time to time after the Closing Date and prior to the Commitment Termination Date upon the request of the Borrower, but only for the purposes of securing amounts that could be borrowed pursuant to Section 2.1(a) on the date of issuance of the Letter of Credit; provided, however, that (A) the Borrower shall not request that any Letter of Credit be issued if, after giving effect thereto, (i) the then current L/C Exposure would exceed the L/C Sublimit or (ii) the sum of the then current L/C Exposure, plus the aggregate principal amount of the Loans then outstanding, would exceed the Total Commitments, and (B) in no event shall the Issuing Bank issue any Letter of Credit having an expiration date (x) later than five Business Days prior to the Commitment Termination Date or pursuant to which drafts drawn thereunder would be payable later than five Business Days prior to the Commitment Termination Date or (y) more than one year after its issuance (or extension).

(b) Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby agrees to, have irrevocably purchased from the Issuing Bank a participation in such Letter of Credit in accordance with such Lender’s Percentage.

(c) Each Letter of Credit may, at the option of the Issuing Bank, provide that the Issuing Bank may (but shall not be required to) pay all or any part of the maximum amount which may at any time be available for drawing thereunder to the beneficiary thereof upon the occurrence and continuation of an Event of Default and the acceleration of the maturity of the Loans, provided that, if payment is not then due to the beneficiary, the Issuing Bank may deposit the funds in question in a segregated account with the Issuing Bank to secure payment to the beneficiary and any funds so deposited shall be paid to the beneficiary of the Letter of Credit if conditions to such payment are satisfied or returned to the Issuing Bank (or, (x) if all Obligations shall have been paid in full in cash, to the Borrower or (y) if the Lenders shall have reimbursed the Issuing Bank for such amounts pursuant to the terms hereof, to the Lenders) if no payment to the beneficiary has been made and the final date available for drawings under the Letter of Credit has passed. Each payment or deposit of funds by the Issuing Bank as provided in this paragraph shall be treated for all purposes of this Credit Agreement as a drawing duly honored by the Issuing Bank under the related Letter of Credit.

(d) Whenever the Borrower desires the issuance of a Letter of Credit, it shall deliver to the Issuing Bank and the Administrative Agent a written notice no later than 2:00 p.m., New York City time, at least three Business Days prior to the proposed date of issuance. Such notice shall specify (i) the proposed date of issuance (which shall be a Business Day), (ii) the face amount of the Letter of Credit, (iii) the expiration date of the Letter of Credit and (iv) the name and address of the beneficiary. Such notice shall be accompanied by a brief description of the underlying transaction and upon request of the Issuing Bank, the Borrower shall provide additional details regarding the underlying transaction. Concurrently with the giving of written notice of a request for the issuance of a Letter of Credit, the Borrower shall specify a precise description of the documents and the verbatim text of any certificate to be presented by the beneficiary of such Letter of Credit which, if presented by such beneficiary prior to the expiration date of the Letter of Credit, would require the Issuing Bank to make payment under the Letter of Credit; provided, however, that the Issuing Bank, in its reasonable discretion, may require customary changes in any such documents and certificates. Promptly after receipt of such notice, the Administrative Agent shall notify each Lender of the issuance and the amount of each such Lender’s respective participation therein. At the Borrower’s request, the Issuing Bank shall provide the Borrower with a copy of the form of Letter of Credit to be issued for the Borrower’s review and approval prior to issuance.

(e) The payment of drafts under any Letter of Credit shall be made in accordance with the terms of such Letter of Credit and the Uniform Customs and Practice for documentary Credits of the International Chamber of Commerce No. 500, as adopted or amended from time to time. The Issuing Bank shall be entitled to honor any drafts and accept any documents presented to it by the beneficiary of such Letter of Credit in accordance with the terms of such Letter of Credit and believed by the Issuing Bank in good faith to be genuine. The Issuing Bank shall not have any duty to inquire as to the accuracy or authenticity of any draft or other drawing documents which may be presented to it, but shall be responsible only to determine in accordance with customary commercial practices that the documents which are required to be presented before payment or acceptance of a draft under any Letter of Credit have been delivered and that they comply on their face with the requirements of that Letter of Credit.

(f) If the Issuing Bank shall make payment on any draft presented under a Letter of Credit (regardless of whether a Default or Event of Default or acceleration has occurred), the Issuing Bank shall give notice of such payment to the Lenders and each Lender hereby authorizes and requests the Issuing Bank to advance for its account pursuant to the terms hereof its share of such payment based upon its participation in the Letter of Credit and agrees promptly to reimburse the Issuing Bank in immediately available funds for the Dollar equivalent of the amount so advanced on its behalf. If such reimbursement is not made by any Lender in immediately available funds on the same day on which the Issuing Bank shall have made payment on any such draft, such Lender shall pay interest thereof to the Issuing Bank at a rate per annum equal to the Issuing Bank’s cost of obtaining overnight funds in the New York Federal Funds Market. In the case of any draft presented under a Letter of Credit which is required to be paid at any time on or before the Commitment Termination Date, such payment of the unreimbursed draft shall constitute an Alternate Base Rate Loan hereunder and interest shall accrue from the date the Issuing Bank makes payment of a draft under the Letter of Credit.

(g) Subject to provisions of Section 2.15(e), the Borrower is absolutely, unconditionally and irrevocably obligated to reimburse all amounts drawn under each Letter of Credit. If any draft is presented under a Letter of Credit, payment of which is required to be made after the Commitment Termination Date or when there is insufficient availability under the Facility, then the Borrower will, upon demand by the Issuing Bank, pay to the Issuing Bank, in immediately available funds, the full amount of such draft (or in the case of insufficient availability, the amount of such deficiency). If such payment is not made by the Borrower and the Issuing Bank shall make payment on any draft presented under a Letter of Credit, the Issuing Bank shall give notice of such payment to the Lenders and each Lender hereby authorizes and requests the Issuing Bank to advance for its account pursuant to the terms thereof its share of such payment based upon its participation in the Letter of Credit and agrees promptly to reimburse the Issuing Bank in immediately available funds for the Dollar equivalent of the amount so advanced on its behalf. If such reimbursement is not made by any Lender in immediately available funds on the same day on which the Issuing Bank shall have made payment on any such draft, such Lender shall pay interest thereon to the Issuing Bank at a rate per annum equal to the Issuing Bank’s cost of obtaining overnight funds in the New York Federal Funds Market. Such payment shall constitute an Alternate Base Rate Loan hereunder and interest shall accrue from the date the Issuing Bank makes payment of a draft under the Letter of Credit at the rate specified in Section 2.4.

(h) (i) The Borrower agrees to pay the following amount to the Issuing Bank with respect to Letters of Credit issued by it hereunder:

A. with respect to the issuance, amendment, transfer or any other transaction related to each Letter of Credit and each drawing made thereunder, documentary and processing charges in accordance with the Issuing Bank’s standard schedule for such charges in effect at the time of such issuance, amendment, transfer or drawing, as the case may be; and

B. a fronting fee payable to the Issuing Bank for the period from and including the date of issuance of such Letter of Credit to but excluding the Maturity Date, computed at a rate equal to 1/4 of 1% per annum of the daily average L/C Exposure, such fee to be due and payable in arrears on and through the last Business Day of each calendar quarter, prior to the Maturity Date, on the Maturity Date and on the expiration of the last outstanding Letter of Credit.

(ii)	The Borrower agrees to pay to the Administrative Agent for distribution to each Lender in respect of its L/C Exposure, such Lender’s Pro Rata Share of a commission calculated at a rate per annum equal to the Applicable Margin for LIBOR Loans (calculated in the same manner as interest) of the undrawn portion of the L/C Exposure. Such commission shall be payable in arrears on and through the last Business Day of each calendar quarter prior to the Maturity Date, on the Maturity Date and on the expiration of the last outstanding Letter of Credit.

(iii)	Promptly upon receipt by the Issuing Bank or the Administrative Agent, as applicable, of any amount described in clause (ii) of this Section 2.15(h), or any amount described in Section 2.15(h) previously reimbursed to the Issuing Bank by the Lenders, the Issuing Bank shall distribute to each Lender its Pro Rata Share of such amount. Amounts payable under clauses (i)(A) and (i)(B) of this Section 2.15(h) shall be paid directly to the Issuing Bank and shall be for its exclusive use.

(i) If at any time when an Event of Default shall have occurred and be continuing, any Letters of Credit shall remain outstanding, then the Required Lenders or the Issuing Bank may, at their or its option, require the Borrower to deliver to the Issuing Bank cash or Cash Equivalents in an amount equal to the full amount of the L/C Exposure or to furnish other security acceptable to the Issuing Bank. Any amounts so delivered pursuant to the preceding sentence shall be applied to reimburse the Issuing Bank for the amount of any drawings honored under Letters of Credit; provided, however, that if no Default or Event of

Default is then continuing at the time of any such delivery of Cash Equivalents or any such furnishing of other security, the Issuing Bank shall return all of such collateral relating to such deposit to the Borrower upon request.

3. REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES

In order to induce the Administrative Agent, the Issuing Bank and the Lenders to enter into this Credit Agreement and to issue the Letters of Credit, participate in such Letters of Credit and make the Loans provided for herein, as applicable, the Credit Parties, jointly and severally, make the following representations and warranties to, and agreements with, the Administrative Agent, the Issuing Bank and the Lenders, all of which shall survive the execution and delivery of this Credit Agreement, the issuance of the Notes, the making of the Loans and the issuance of the Letters of Credit.

SECTION 3.1. Existence and Power.

(a) Each Credit Party is a corporation, limited liability company or limited partnership (w) duly incorporated or otherwise organized, (x) validly existing, (y) in jurisdictions in which it is applicable, in good standing under the laws of its jurisdiction of organization and (z) where applicable, in good standing as a foreign entity in all jurisdictions where (i) the nature of its properties or business so requires, or (ii) the failure to be so qualified or be in good standing could, individually or in the aggregate, be expected to have a Material Adverse Effect. A list of such jurisdictions as of the date hereof is attached hereto as Schedule 3.1.

(b) Each Credit Party has the power and authority (i) to own its respective properties and carry on its respective business as now being conducted and as intended to be conducted, (ii) to execute, deliver and perform, as applicable, its obligations under the Fundamental Documents and any other documents contemplated thereby to which it is or will be a party, and (iii) to grant to the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Bank and the Lenders, a security interest in the Collateral as contemplated by Article 8 hereof and in the Pledged Securities as contemplated by Article 11 hereof; and (iv) in the case of the Guarantors, to guaranty the Obligations as contemplated by Article 9 hereof.

SECTION 3.2. Authority and No Violation.

(a) The execution, delivery and performance of this Credit Agreement and the other Fundamental Documents to which it is a party by each Credit Party, the grant to the Administrative Agent for the benefit of the Administrative Agent, the Issuing Bank and the Lenders of the security interest in the Collateral and the Pledged Securities as contemplated herein and by the other Fundamental Documents by each Credit Party and, in the case of the Borrower, the Borrowings hereunder and the execution, delivery and performance of the Notes and, in the case of each Guarantor, the guaranty of the Obligations as contemplated in Article 9 hereof, (i) have been duly authorized by all necessary corporate action (or similar action) on the part of each Credit Party, (ii) will not constitute a violation of any provision of Applicable Law in any material respect or any order of any Governmental Authority applicable to such Credit Party, or any of its properties or assets in any material respect, (iii) will not violate any provision of the Certificate of Incorporation, By–Laws, operating agreement, partnership agreement or any other organizational document of such Credit Party, (iv) will not violate any provision of any Distribution Agreement, indenture, agreement, bond, note or other similar instrument to which such Credit Party is a party or by which such Credit Party or any of its properties or assets are bound, other than where any such violation could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (v) will not be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, or create any right to terminate, any such Distribution Agreement, indenture, agreement, bond, note or other similar instrument, other than where any such violation could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (vi) will not result in the creation or imposition of any Lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of any of such Credit Parties other than pursuant to this Credit Agreement or the other Fundamental Documents.

(b) Other than the restrictions listed on Schedule 3.2(b), there are no restrictions on the transfer of any of the Pledged Securities other than as a result of this Credit Agreement or applicable securities laws and the regulations promulgated thereunder.

SECTION 3.3. Governmental Approval. All authorizations, approvals, registrations or filings from or with any Governmental Authority (other than UCC financing statements, the Copyright Security Agreement and the Trademark Security Agreement which will be delivered to the Administrative Agent on or prior to the Closing Date, in form suitable for recording or filing with the appropriate filing office) required for the consummation of the execution, delivery and performance by any Credit Party of this Credit Agreement and the other Fundamental Documents to which it is a party, and the execution and delivery by the Borrower of the Notes, have been duly obtained or made or duly applied for, and are in full force and effect, except those which, if not obtained, could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect , and if any further authorizations, approvals, registrations or filings should hereafter become necessary, the Credit Parties shall obtain or make all such authorizations, approvals, registrations or filings.

SECTION 3.4. Binding Agreements. This Credit Agreement and the other Fundamental Documents when executed, will constitute the legal, valid and binding obligations of each Credit Party that is a party thereto, enforceable against each Credit Party in accordance with their respective terms, subject, as to the enforcement of remedies, to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 3.5. Financial Statements. The unaudited pro forma combined balance sheet of the Credit Parties delivered pursuant to Section 4.1(t), has been prepared in accordance with GAAP in effect as of such date consistently applied, except as otherwise indicated in the notes to such financial statements and subject to changes resulting from year-end and audit adjustments. All of such financial statements (x) are true and correct in all material respects, (y) fairly present in all material respects the financial position or the results of operations of the Credit Parties on a consolidated basis at the dates or for the periods indicated, subject to year-end and audit adjustments and (z) reflect all known liabilities, contingent or otherwise, that GAAP require, as of such dates, to be shown or reserved against.

SECTION 3.6. No Material Adverse Change. There has been no material adverse change with respect to the business, operations, performance, assets, properties or financial condition of the Credit Parties, taken as a whole, from July 31, 2005.

SECTION 3.7. Ownership of Pledged Securities, Subsidiaries, etc.

(a) Annexed hereto as Schedule 3.7(a) is a correct and complete list as of the date hereof, of each Credit Party showing, as to each, (i) its name, (ii) the jurisdiction in which it was incorporated or organized and (iii) its authorized capitalization, the number of Equity Interests outstanding and the ownership of its Equity Interests.

(b) Except as set forth on Schedule 3.7(b), no Credit Party owns any voting stock, Equity Interest or other beneficial interest, either directly or indirectly, in any Person other than another Credit Party or an entity formed under the laws of a jurisdiction located outside of the United States of America with respect to which an investment therein is permitted under the terms of Section 6.4 hereof.

SECTION 3.8. Copyrights, Trademarks and Other Rights.

(a) On the date hereof, the Pictures listed on Schedule 3.8(a) hereto comprise all of the Pictures in which any Credit Party has any right, title or interest (either directly, through a joint venture or partnership or otherwise). Except as set forth on Schedule 3.8(c), the copyright registration number (when issued) and the character of the interests held by the relevant Credit Party (i.e., whether owned by, optioned by, or assigned to, such person, etc.) for such Pictures are set forth across from the description of such Picture, the Credit Party holding such interests has duly recorded or cause to be duly recorded (or, on the Closing Date, will duly record or cause to be duly recorded) its interests in the United States Copyright Office and has delivered (or, on the Closing Date, will deliver) copies of all such recordations to the Administrative Agent. Schedule 3.8(a) also identifies the location of the best available Physical Materials related to each Picture owned by any Credit Party. To the best of each Credit Party’s knowledge, all such Pictures and all component parts thereof do not and will not violate or infringe upon any copyright, right of privacy, trademark, patent, trade name, performing right or any literary, dramatic, musical, artistic, personal, private, several, care, contract, property or copyright right or any other right of any Person or contain any libelous or slanderous material. Except as set forth in Schedule 3.12, there is no claim, suit, action or proceeding pending or, to the best of each Credit Party’s knowledge, threatened against any Credit Party or any other Person that involves a claim of infringement of any copyright with respect to any Picture listed on Schedule 3.8(a), and no Credit Party has any knowledge of any existing infringement by any other Person of any copyright held by any Credit Party with respect to any Picture listed on Schedule 3.8(a) which, in each case, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b) Schedule 3.8(b) hereto (i) lists all the trademarks registered by any Credit Party on the date hereof (or to be registered on the Closing Date) and identifies the Credit Party which registered (or which will register) each such trademark, (ii) specifies as to each, the jurisdictions in which such trademark has been issued or registered (or, if applicable, in which an application for such issuance or registration has been or will be filed), including the respective registration or application numbers and applicable dates of registration or application, and (iii) specifies as to each, as applicable, material licenses, sublicenses and other material agreements as of the date hereof (other than any Distribution Agreements), to which any Credit Party is a party and/or pursuant to which any Person is authorized to use such trademark. Each trademark set forth on Schedule 3.8(b) that is registered in the name of a Credit Party will be included on Schedule A to the Trademark Security Agreement to be delivered to the Administrative Agent on or prior to the Closing Date pursuant to Section 4.1(f).

(c) Except as set forth on Schedule 3.8(c), all applications and registrations for all copyrights, trademarks, service marks, trade names and service names in which any Credit Party has (or, as of the Closing Date, will have) any right, title or interest are (or, as of the Closing Date, will be) valid and in full force and effect (other than trademarks, service marks, trade names and service names that in the aggregate are not material) and are not (and, as of the Closing Date, will not be) subject to the payment of any taxes or maintenance fees or the taking of any other actions by any Credit Party to maintain their validity or effectiveness.

SECTION 3.9. Fictitious Names. Except as disclosed on Schedule 3.9, no Credit Party has done business, is doing business or intends to do business other than under its full corporate name, including, without limitation, under any trade name or other doing business name.

SECTION 3.10. Title to Properties. As of the Closing Date, the Credit Parties will have good title to each of the properties and assets reflected on the most recent financial statements delivered pursuant to Section 5.1(a) hereof and all such properties and assets are free and clear of Liens, except Permitted Encumbrances.

SECTION 3.11. Places of Business. The chief executive office of each Credit Party is, on the date hereof, as set forth on Schedule 3.11 hereto. All of the places where each Credit Party keeps (or intends to keep) the records concerning the Collateral on the date hereof or regularly keeps (or intends to keep) any goods included in the Collateral on the date hereof are also listed on Schedule 3.11 hereto.

SECTION 3.12. Litigation. Schedule 3.12 sets forth a list as of the Closing Date of all actions, suits or other proceedings at law or in equity by or before any arbitrator, arbitration panel or Governmental Authority, and to the best of each Credit Party’s knowledge, any investigation by any Governmental Authority of the affairs of, or threatened action, suit or other proceeding against or affecting, any Credit Party or any of their respective properties or rights. Except as set forth in Schedule 3.12, there are no actions, suits or other proceedings at law or in equity by or before any arbitrator, arbitration panel or Governmental Authority (including, but not limited to, matters relating to environmental liability) or, to the best of each Credit Party’s knowledge, any investigation by any Governmental Authority of the affairs of, or threatened action, suit or other proceeding against or affecting, any Credit Party or of any of their respective properties or rights which either (A) if adversely determined, could reasonably be expected to have a Material Adverse Effect, or (B) relate to this Credit Agreement, any other Fundamental Documents or any of the transactions contemplated hereby. No Credit Party is in default with respect to any order, writ, injunction, decree, rule or regulation of any Governmental Authority binding upon such Person.

SECTION 3.13. Federal Reserve Regulations. None of the Credit Parties is engaged principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans will be used, directly or indirectly, whether immediately, incidentally or ultimately (i) to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, or (ii) for any other purpose, in each case, violative of or inconsistent with any of the provisions of any regulation of the Board, including, without limitation, Regulations T, U and X thereto.

SECTION 3.14. Investment Company Act. None of the Credit Parties is, or will during the term of this Credit Agreement be, (i) an “investment company”, within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or any foreign, federal or local statute or any other Applicable Law of the United States of America or any other jurisdiction, in each case limiting its ability to incur indebtedness for money borrowed as contemplated hereby or by any other Fundamental Document.

SECTION 3.15. Taxes. Each Credit Party (and IDT and Parent to the extent a Credit Party is consolidated or included in a tax return of IDT or Parent) has filed or caused to be filed all material federal, state, local and foreign tax returns which are required to be filed with any Governmental Authority after giving effect to applicable extensions, and has paid or has caused to be paid all material taxes as shown on said returns or on any assessment received by it in writing, to the extent that such taxes have become due, except as permitted by Section 5.12 hereof. No Credit Party knows of any material additional assessments or any basis therefor. The Credit Parties believe that the charges, accruals and reserves on its books in respect of taxes or other governmental charges are accurate and adequate.

SECTION 3.16. Compliance with ERISA. Each of the Credit Parties’ Plans, all of which are listed on Schedule 3.16, and each of which has been maintained and operated in all material respects in accordance with all Applicable Laws, including ERISA and the Code, and each Plan intended to qualify under section 401(a) of the Code satisfies the requirements of this Section 3.16 in all material respects. No Reportable Event has occurred in the last five years as to any Plan, and the present value of all benefits under all Plans subject to Title IV of ERISA (based on those assumptions used to fund such Plans) did not, in the aggregate, as of the last annual valuation date applicable thereto, exceed the actuarial value of the assets of such Plans allocable to such benefits by more than $100,000. No material liability has been, and no circumstances exist pursuant to which any material liability is reasonably likely to be, imposed upon any Credit Party or ERISA Affiliate (i) under sections 4971 through 4980E of the Code, sections 502(i) or 502(l) of ERISA, or Title IV of ERISA with respect to any Plan or Multiemployer Plan, or with respect to any plan heretofore maintained by any Credit Party or ERISA Affiliate, or any entity that heretofore was an ERISA Affiliate, (ii) for the failure to fulfill any obligation to contribute to any Multiemployer Plan, or (iii) with respect to any Plan that provides post-retirement welfare coverage (other than as required pursuant to Section 4980B of the Code). Neither any Credit Party nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, and no Multiemployer Plan is reasonably expected to be in reorganization or to be terminated.

SECTION 3.17. Agreements.

(a) No Credit Party is in default in the performance, observance or fulfillment of any of the material obligations, covenants or conditions contained in any material agreement or instrument (including, without limitation, any Distribution Agreement) to which it is a party.

(b) Schedule 3.17 is a true and complete listing as of the date hereof of (i) all credit agreements, indentures, and other agreements related to any indebtedness for borrowed money of any Credit Party, other than the Fundamental Documents, (ii) all joint venture agreements to which any Credit Party is a party, (iii) all material Distribution Agreements to which any Credit Party is a party, (iv) all agreements or other arrangements pursuant to which any Credit Party has granted a Lien to any Person, and (v) all other contractual arrangements entered into by any Credit Party or by which any Credit Party is bound which arrangements are material to any Credit Party, including but not limited to, Guaranties and material employment agreements. The Credit Parties have delivered or made available to the Administrative Agent a true and complete copy of each agreement (or, if not yet executed, the most recent draft) described on Schedule 3.17, including all exhibits and schedules. For purposes of this Section 3.17, a Distribution Agreement or other contract, agreement or arrangement shall be deemed “material” if any Credit Party reasonably expects that any Credit Party would, pursuant to the terms thereof, (A) recognize future revenues in excess of $2,500,000, (B) incur liabilities or obligations in excess of $2,500,000, or (C) likely suffer damages or losses in excess of $2,500,000 by reason of the breach or termination thereof.

SECTION 3.18. Security Interest. This Credit Agreement and the other Fundamental Documents, when executed and delivered and, upon the making of the initial Loan hereunder, will create and grant to the Administrative Agent for the benefit of the Administrative Agent, the Issuing Bank and the Lenders (upon (i) the filing of the appropriate UCC-1 financing statements with the filing offices listed on Schedule 3.18, (ii) the filing of the Copyright Security Agreement with the U.S. Copyright Office, (iii) the filing of the Trademark Security Agreement with the U.S. Patent and Trademark Office, and (iv) the delivery of the Pledged Securities with (in the case of Pledged Securities comprising capital stock) appropriate stock powers to the Administrative Agent and the Administrative Agent has taken possession or control of such Pledged Securities) valid and first priority perfected security interests in the Collateral (subject only to Permitted Encumbrances) including in the Pledged Securities. The Parent and each Credit Party’s taxpayer identification number and organizational identification number is listed on Schedule 3.18 hereto.

SECTION 3.19. Environmental Liabilities.

(a) Except as set forth in Schedule 3.19, no Credit Party has used, stored, treated, transported, manufactured, refined, handled, produced or disposed of any Hazardous Materials on, under, at, from or in any way affecting, any of its properties or assets owned or leased by a Credit Party, in any manner which at the time of the action in question materially violated any Environmental Law governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials and to the best of each Credit Party’s knowledge, no prior owner of such property or asset or any tenant, subtenant, prior tenant or prior subtenant thereof has used Hazardous Materials on or affecting such property or asset, or otherwise, in any manner which at the time of the action in question materially violated any Environmental Law governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials.

(b) To the best of each Credit Party’s knowledge (i) no Credit Party has any obligations or liabilities, known or unknown, matured or not matured, absolute or contingent, assessed or unassessed, which could reasonably be expected to have a Material Adverse Effect, and (ii) no claims have been made against any of the Credit Parties in the past five years and no presently outstanding citations or notices have been issued against any of the Credit Parties, which could reasonably be expected to have a Material Adverse Effect which in either case have been or are imposed by reason of or based upon any provision of any Environmental Law, including, without limitation, any such obligations or liabilities relating to or arising out of or attributable, in whole or in part, to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of any Hazardous Materials by any Credit Party, or any of its employees, agents, representatives or predecessors in interest in connection with or in any way arising from or relating to any of the Credit Parties or any of their respective owned or leased properties, or relating to or arising from or attributable, in whole or in part, to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of any such substance, by any other Person at or on or under any of the real properties owned or used by any of the Credit Parties or any other location where such could have a Material Adverse Effect.

SECTION 3.20. Pledged Securities.

(a) All of the Pledged Securities are duly authorized, validly issued, fully paid and non-assessable, and are owned and held by the Pledgors (as applicable), free and clear of any Liens, other than those created pursuant to this Credit Agreement and other Permitted Encumbrances and there are no restrictions on the transfer of the Pledged Securities other than as a result of this Credit Agreement or applicable securities laws and the regulations promulgated thereunder. The Pledged Securities are owned by the Persons specified on Schedules 3.7(a) and (b).

(b) Except as set forth on Schedules 3.7(a) and (b), there are no outstanding rights, warrants, options, conversion or similar rights currently outstanding with respect to, and no agreements to purchase or otherwise acquire, any shares of the capital stock or other Equity Interests of any issuer of any of the Pledged Securities; and there are no securities or obligations of any kind convertible into any shares of the capital stock or other Equity Interests of any issuer of any of the Pledged Securities.

(c) Article 11 of this Credit Agreement creates in favor of the Administrative Agent (on behalf of the Administrative Agent, the Issuing Bank and the Lenders) a valid, binding and enforceable security interest in, and Lien upon, all right, title and interest of the Pledgors in the Pledged Securities and constitutes a fully perfected first and prior security interest and Lien upon all right, title and interest of the Pledgors in such Pledged Securities (provided, that the definitive instruments (if any) representing all Pledged Securities shall have been delivered to the Administrative Agent (and the Administrative Agent has taken possession or control of such Pledged Securities) together (in the case of Pledged Securities comprising capital stock) with appropriate undated stock powers endorsed or executed in blank by the appropriate Pledgor as required under Section 11.1 hereof.

SECTION 3.21. Compliance with Laws. No Credit Party is in violation of any Applicable Law except for such violations in the aggregate which could not reasonably be expected to have a Material Adverse Effect. The Borrowings hereunder, the intended use of the proceeds of the Loans as described in the preamble hereto and as contemplated by Section 2.1(a) hereof and any other transactions contemplated hereby will not violate any Applicable Law.

SECTION 3.22. Subsidiaries. No Credit Party has a direct or indirect Subsidiary other than as listed on Schedule 3.7(b).

SECTION 3.23. Solvency. No Credit Party has entered or is entering into the arrangements contemplated hereby and by the other Fundamental Documents, or intends to make any transfer or incur any obligations hereunder or thereunder, with actual intent to hinder, delay or defraud either present or future creditors. On and as of the Closing Date, on a pro forma basis after giving effect to all Indebtedness (including the Loans) (i) each Credit Party expects the cash available to such Credit Party, after taking into account all other anticipated uses of the cash of such Credit Party (including the payments on or in respect of debt referred to in clause (iii) of this Section 3.23), will be sufficient to satisfy all final judgments for money damages which have been docketed against such Credit Party or which may be rendered against such Credit Party in any action in which such Credit Party is a defendant (taking into account the reasonably anticipated maximum amount of any such judgment and the earliest time at which such judgment might be entered); (ii) the sum of the present fair saleable value of the assets of each Credit Party will exceed the probable liability of such Credit Party on its debts (including its Guaranties after giving effect to the Contribution Agreement); (iii) no Credit Party will have incurred or intends to, or believes that it will, incur debts beyond its ability to pay such debts as such debts mature (taking into account the timing and amounts of cash to be received by such Credit Party from any source, and of amounts to be payable on or in respect of debts of such Credit Party and the amounts referred to in clause (ii)); and (iv) each Credit Party believes it will have sufficient capital with which to conduct its present and proposed business and the property of such Credit Party does not constitute unreasonably small capital with which to conduct its present or proposed business. For purposes of this Section 3.23, “debt” means any liability or a claim, and “claim” means any (y) right to payment whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, or (z) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured.

SECTION 3.24. True and Complete Disclosure. Neither this Agreement nor any other Fundamental Document nor any material agreement, document, certificate or statement other than the Initial Projections) furnished to the Administrative Agent and the Lenders by or on behalf of any Credit Party in connection with the transactions contemplated hereby, at the time it was furnished contained any untrue statement of a material fact or omitted to state a material fact, under the circumstances under which it was made, necessary in order to make the statements contained herein or therein not misleading (considered in the context of all other information provided to the Lenders). The Initial Projections, unless otherwise disclosed, were prepared in good faith based upon reasonable assumptions. At the date hereof, there is no fact known to any Credit Party (other than general industry conditions) which materially and adversely affects, or in the future may reasonably be expected to materially and adversely affect the business, properties, assets, operations or financial condition of the Credit Parties, taken as a whole.

4. CONDITIONS OF LENDING

SECTION 4.1. Conditions Precedent to Initial Loan. The obligation of each Lender to make its initial Loan and participate in the initial Letter of Credit, and the obligation of the Issuing Bank to issue the initial Letter of Credit, is subject to the satisfaction in full of the following conditions precedent:

(a) Corporate Documents. The Administrative Agent shall have received, with copies for each of the Lenders:

(i)	a copy of the certificate of formation, articles or certificate of incorporation or certificate of limited partnership (or equivalent document) of the Parent and each Credit Party, certified on a recent date by the Secretary of State or other relevant office of such Person’s jurisdiction of incorporation or organization, as the case may be, which certificate lists (if available) the charter documents on file in the office of such Secretary of State;

(ii)	from each jurisdiction in which it is available, a certificate of the Secretary of State of such jurisdiction of organization, dated as of a recent date as to the good standing of, and payment of taxes by, the Parent and each Credit Party;

(iii)	from each jurisdiction in which it is available, a certificate dated as of a recent date as to the good standing of the Parent and each Credit Party issued by the Secretary of State or other relevant office of each jurisdiction in which such Credit Party is qualified as a foreign organization as listed in Schedule 3.1 hereto;

(iv)

a certificate of the Secretary, Assistant Secretary or other appropriate officer acceptable to the Administrative Agent, of the Parent and each Credit Party, dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws, articles of organization, partnership agreement (or equivalent document) of such party as in effect on the date of such certification; (B) that attached thereto is a true and complete copy of the resolutions adopted by the Board of Directors (or equivalent body) of such party authorizing the execution, delivery and performance in accordance with their respective terms of the Fundamental Documents executed by the Parent or such Credit Party, as applicable, and any other documents required or contemplated hereunder or thereunder, the grant of the security interests in the Collateral, and in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been amended, rescinded or supplemented and are currently in effect; (C) that the certificate of formation, articles, certificate of incorporation or certificate of limited partnership (or equivalent document) of such party has not been amended since the date of the last amendment thereto indicated on the certificates of the Secretary of State or other appropriate office furnished pursuant to clause (i) above; and (D) as to the incumbency and specimen signature of each officer of such party executing any Fundamental Document (such certificate to contain a certification by another officer of such party as to the incumbency and signature of the officer signing the certificate referred to in this clause (iv)); and

(v)	such additional supporting documents as the Administrative Agent or its counsel may reasonably request.

(b) Credit Agreement; Notes. The Administrative Agent shall have received (i) executed counterparts of this Credit Agreement, which, when taken together, bear the signatures of the Administrative Agent, the Issuing Bank, all of the Credit Parties and all of the Lenders, and (ii) the Notes executed by the Borrower.

(c) Opinion of Counsel. The Administrative Agent shall have received the written opinion of O’Melveny & Myers LLP, counsel to the Credit Parties, dated the Closing Date and addressed to the Administrative Agent, the Issuing Bank and the Lenders which opinion shall be substantially in the form attached hereto as Exhibit B, in form and substance reasonably satisfactory to the Administrative Agent and to Morgan, Lewis & Bockius LLP, counsel to the Administrative Agent.

(d) No Material Adverse Change. No material adverse change shall have occurred with respect to the business, operations, performance, assets, properties, or financial condition of the Credit Parties, taken as a whole, or the Parent from July 31, 2005 (other than general economic conditions and events or circumstances which are generally applicable to the industries in which the Parent or the Credit Parties operate and which have not adversely and materially affected the Credit Parties, taken as a whole, or the Parent), except for changes heretofore disclosed to and accepted by the Lenders.

(e) Insurance. The Credit Parties shall have furnished the Administrative Agent with (i) a summary of all existing insurance coverage, (ii) evidence acceptable to the Administrative Agent that the insurance policies required by Section 5.5 have been obtained and are in full force and effect, and (iii) certificates of insurance with respect to all existing insurance coverage which certificates shall name JPMorgan Chase Bank, N.A., as Administrative Agent, as the certificate holder and shall evidence the Credit Parties’ compliance with Section 5.5(e) with respect to all insurance coverage existing as of the Closing Date.

(f) Security and Other Documentation. The Administrative Agent shall have received fully executed copies of: (i) Pledgeholder Agreements for each Picture for which a Credit Party has control over any physical elements thereof as listed on Schedule 3.8(a) hereto after giving effect to the transactions contemplated hereby (other than such Pictures which are not, individually or in the aggregate, material); (ii) a Copyright Security Agreement listing each Picture in which any Credit Party has a copyrightable interest (as listed on Schedule 3.8(a) hereto after giving effect to the transactions contemplated hereby) executed by each such Credit Party; (iii) a Trademark Security Agreement for each trademark in which any Credit Party has any interest (as listed on Schedule 3.8(b) hereto) executed by each such Credit Party; (iv) Laboratory Access Letters for each Picture where any Credit Party has access rights to any physical elements of such Picture (after giving effect to the transactions contemplated hereby) (other than such Pictures which are not, individually or in the aggregate, material); (v) appropriate UCC-1 financing statements and Forms 395 relating to the Collateral; and (vi) the Pledged Securities with (in the case of Pledged Securities comprising capital stock) appropriate undated stock powers executed in blank.

(g) Security Interests in Copyrights and other Collateral. The Administrative Agent shall have received evidence reasonably satisfactory to it that each Credit Party has sufficient right, title and interest in and to the Collateral and other assets which it purports to own (including appropriate licenses under copyright), as set forth in the documents and other materials presented to the Lenders, to enable such Credit Party to perform the Distribution Agreements to which such Credit Party is a party and as to each Credit Party, to grant to the Administrative Agent for the benefit of the Administrative Agent, the Issuing Bank and the Lenders the security interests contemplated by the Fundamental Documents, and that all financing statements, copyright filings and other filings under Applicable Law necessary to provide the Administrative Agent for the benefit of itself, the Issuing Bank and the Lenders with a first priority perfected security interest in the Pledged Securities and Collateral (subject in the case of the Collateral, to Permitted Encumbrances) have been filed or delivered to the Administrative Agent in satisfactory form for filing.

(h) Payment of Fees. All fees and expenses then due and payable by the Parent or any Credit Party to the Administrative Agent and/or the Lenders in connection with the transactions contemplated hereby, or as required by the Fee Letter in respect of the Facility, shall have been paid.

(i) Notices of Assignment and Irrevocable Instructions. The Administrative Agent shall have received with respect to each account receivable of a Credit Party, a Notice of Assignment and Irrevocable Instructions executed by the appropriate Credit Party.

(j) Chain of Title. The Administrative Agent shall have received (i) copies of all agreements, instruments of transfer or other instruments (in recordable form) (including, without limitation, the rights agreements) necessary to establish, to the reasonable satisfaction of the Administrative Agent, (x) the applicable Credit Party’s ownership of sufficient rights in each Picture identified by the Administrative Agent in its reasonable discretion, to enable such Credit Party to produce and/or distribute such Picture and, in the case of the Credit Parties, to grant to the Administrative Agent for the benefit of the Lenders the security interests therein which are contemplated by this Credit Agreement, and (y) the interest of such Credit Party in each Picture identified by the Administrative Agent in its reasonable discretion or (ii) a legal opinion regarding such matters from counsel, and in form and substance, reasonably satisfactory to the Administrative Agent; provided, that no Credit Party shall be required to deliver chain of title documentation establishing such Person’s ownership interest or an opinion regarding such interest in those Pictures which are not material as “material” is defined in Section 3.17 hereof.

(k) Litigation. Except as disclosed in Schedule 3.12, no litigation, inquiry, injunction or restraining order shall be pending, entered or threatened which involves this Credit Agreement or which could reasonably be expected to have a Material Adverse Effect.

(l) Searches. The Administrative Agent shall have received UCC, copyright office and other searches satisfactory to it indicating that no other filings, encumbrances or transfers (other than in connection with Permitted Encumbrances) with regard to the Collateral are of record in any jurisdiction in which it shall be necessary or desirable for the Administrative Agent to make a UCC filing in order to provide the Administrative Agent (for the benefit of the Administrative Agent, the Issuing Bank and the Lenders) with a perfected security interest in the Collateral.

(m) ERISA. The Administrative Agent shall have received copies of all Plans of each Credit Party subject to Title IV of ERISA that are in existence on the Closing Date, and descriptions of those that are committed to on the Closing Date.

(n) Contribution Agreement. The Administrative Agent shall have received a fully executed Contribution Agreement duly executed by each of the Credit Parties.

(o) Material Agreements. The Administrative Agent shall have received a copy, certified by the Borrower, of all (and at least one) Main Distribution Agreements, a Main Distributor Intercreditor Agreement with respect thereto and each other agreement listed on Schedule 3.17 requested by it.

(p) Account Control Agreement. The Administrative Agent shall have received fully executed Account Control Agreements for each account of a Credit Party existing at a bank other than the Administrative Agent as of the Closing Date duly executed by such Credit Party and such bank.

(q) Required Consents and Approvals. The Administrative Agent shall be satisfied that all required consents and approvals have been obtained with respect to the transactions contemplated hereby from all Governmental Authorities with jurisdiction over the business and activities of the Parent, any Credit Party and from any other entity whose consent or approval the Administrative Agent in its reasonable discretion deems necessary to the transactions contemplated hereby.

(r) Federal Reserve Regulations. The Administrative Agent shall be satisfied that the provisions of Regulations T, U and X of the Board will not be violated by the transactions contemplated hereby.

(s) Compliance with Laws. The Administrative Agent shall be satisfied that the transactions contemplated hereby will not (i) violate any provision of Applicable Law, or any order of any court or other agency of the United States of America or any state thereof applicable to any of the Credit Parties or any of their respective properties or assets or (ii) conflict with, or result in a default, breach or right of termination or acceleration under, any material agreement to which any Credit Party is a party, other than such as could not reasonably be expected to result in a Material Adverse Effect.

(t) Financial Statements. The Lenders shall have received (i) the unaudited consolidated balance sheet of the Parent and its Consolidated Subsidiaries for the fiscal year ended July 31, 2005, together with the related statements of income (ii) an unaudited pro forma balance sheet of the Credit Parties as of October 31, 2005.

(u) USA Patriot Act. The Administrative Agent shall have received any information required and requested by the Administrative Agent, the Issuing Bank or any Lender under or in connection with the USA Patriot Act.

(v) Required Liquidity. The Borrower shall have cash, Cash Equivalents or marketable securities satisfactory to the Administrative Agent on deposit in the Securities Account in an amount of at least $20,000,000.

(w) Approval of Counsel to the Administrative Agent. All legal matters incident to this Credit Agreement and the other transactions contemplated hereby shall be reasonably satisfactory to Morgan, Lewis & Bockius LLP, counsel to the Administrative Agent.

(x) Other Documents. The Administrative Agent shall have received such other documentation as the Administrative Agent may reasonably request.

SECTION 4.2. Conditions Precedent to the Initial Loan for Each Qualifying Picture. The issuance of the initial Loan for each Qualifying Picture by each Lender hereunder is subject to the following conditions precedent being satisfied no later than five (5) Business Days before the date of the request for such Loan:

(a) Funding of Production Costs. The Administrative Agent shall have received evidence satisfactory to it, including but not limited to the Liquidity Certificate, that the Borrower shall have secured commitments from the Parent or, in the case of a Permitted Co-Financed Picture, a Co-Financier in accordance with the terms hereof to fund the amount of Production Costs for such Qualifying Picture equal to the Unfinanced Production Costs.

(b) Qualifying Picture Declaration. The Administrative Agent shall have received a Qualifying Picture Declaration in respect of such Qualifying Picture, duly executed by an Authorized Officer on behalf of the Borrower. Upon the execution of the Qualifying Picture Declaration, the Administrative Agent shall be entitled to establish the Production Cost Reserve Amount for such Qualifying Picture.

(c) Permitted Co-Financings. If such Qualifying Picture is a Permitted Co-Financed Picture, the Administrative Agent shall have received full executed copies of the applicable Co-Financing Agreement, a Co-Financing Intercreditor Agreement and any and all documents reasonably requested by the Administrative Agent to evidence compliance by the Credit Parties with Section 5.23 with respect thereto.

(d) Qualifying Picture Documents. The Administrative Agent shall have received (i) a copy of the Cash Budget for such Qualifying Picture, (ii) a list of all agreements executed in connection with such Qualifying Picture that provide for deferments or participations, along with copies of such agreements as the Administrative Agent may reasonably request, (iii) certificates or binders of insurance for such Qualifying Picture together with an endorsement naming the Administrative Agent as an “additional insured” or “loss payee”, as applicable, (iv) chain of title documentation that complies with the terms of Section 4.1(j) hereof, (v) Copyright Security Agreement Supplements, substantially in the form of Exhibit C-2, and Pledgeholder Agreements, substantially in the form of Exhibit E-1 or Exhibit E-2 (as applicable) for such Qualifying Picture, and (vi) an Approved Completion Bond from an Approved Completion Guarantor.

(e) Liquidity Certificate. The Administrative Agent shall have received a Liquidity Certificate, dated as of the date of such Loan, duly executed by an Authorized Officer on behalf of the Parent.

(f) Production Covenants. The Borrower shall have complied with each of the covenants set forth in Section 5.24 with respect to each Qualifying Picture.

(g) No Main Distributor Adverse Event. No event shall have occurred and be continuing that has a materially adverse effect on the ability of the Main Distributor of such Qualifying Picture to perform under its Main Distribution Agreement, including, without limitation if (i) any Main Distributor shall generally not pay its debts as they become due or shall admit in writing its inability to pay its debts, or shall make a general assignment for the benefit of creditors; or shall commence any case, proceeding or other action seeking to have an order for relief entered on its behalf as a debtor or to adjudicate it a bankrupt or insolvent or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property or shall file an answer or other pleading in any such case, proceeding or other action admitting the material allegations of any petition, complaint or similar pleading filed against it or consenting to the relief sought therein; or it shall take any action to authorize, or in contemplation of, any of the foregoing; (ii) any involuntary case, proceeding or other action against such Main Distributor shall be commenced seeking to have an order for relief entered against it as debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, and such case, proceeding or other action (x) results in the entry of any order for relief against it, or (y) shall remain undismissed for a period of sixty (60) days; (iii) such Main Distributor shall cease, or shall announce that it intends to cease, to engage in the business of domestic theatrical film and home video distribution as a major component of its business; (iv) it shall repudiate or suspend performance under its Main Distribution Agreement or its Main Distributor Intercreditor Agreement; or (v) it its legal right, power or authority to perform its obligations under the Main Distribution Agreement shall cease or be materially impaired.

SECTION 4.3. Conditions Precedent to Each Loan and Letter of Credit. The obligations of the Issuing Bank to issue each Letter of Credit and of the Lenders to make each of the Loans and participate in each Letter of Credit (including the initial Loan and initial Letter of Credit) are subject to the following conditions precedent:

(a) Notice. The Administrative Agent shall have received a notice with respect to such Borrowing or the Issuing Bank shall have received a notice with respect to such Letter of Credit as required by Article 2 hereof.

(b) Borrowing Certificate. In the case of a Borrowing, the Administrative Agent shall have received a Borrowing Certificate with respect to such Borrowing, duly executed by an Authorized Officer of the Borrower.

(c) Representations and Warranties. The representations and warranties set forth in Article 3 hereof (as updated from time to time by any amendment of the Schedules attached to this Credit Agreement in accordance with Section 5.1(a)(xi) hereof) and in the other Fundamental Documents shall be true and correct in all material respects on and as of the date of each Borrowing and the date of issuance of each Letter of Credit (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date) with the same effect as if made on and as of such date.

(d) No Default or Event of Default. On the date of each Borrowing and the date of issuance of each Letter of Credit, no Default or Event of Default shall have occurred and be continuing, nor shall any such event occur by reason of the making of such Loan or the issuance of such Letter of Credit.

(e) No Material Adverse Change. No event or events shall have occurred (since the date of the annual audited financial statements which were most recently delivered pursuant to Sections 3.5 or 5.1) which have had a Material Adverse Effect or a material adverse change with respect to the business, operations, performance, assets, properties or financial condition of the Borrower or the Parent and their respective Consolidated Subsidiaries, taken as a whole (other than general economic conditions and events or circumstances which are generally applicable to the industries in which the Parent or the Credit Parties operate and which have not adversely and materially affected the Credit Parties, taken as a whole, or the Parent).

Each request for a Borrowing or a Letter of Credit shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing or the date of issuance of such Letter of Credit, as applicable, as to the matters specified in paragraphs (c), (d) and (e) of this Section 4.3.

5. AFFIRMATIVE COVENANTS

From the date hereof and for so long as the Commitments shall be in effect, any amount shall remain outstanding under any Note, any Letter of Credit shall remain outstanding or any other Obligation shall remain unpaid or unsatisfied, each of the Credit Parties agrees that, unless the Required Lenders shall otherwise consent in writing, it will, and will cause each of its Subsidiaries and each other Credit Party to:

SECTION 5.1. Financial Statements, Reports and Audits. (a) Furnish or cause to be furnished to the Administrative Agent and each of the Lenders:

(i)	Within one hundred twenty (120) days after the end of each fiscal year of the Parent commencing with the fiscal year ending July 31, 2006, the audited combined balance sheet of the Credit Parties as at the end of, and the related combined statements of income, stockholders’ equity and cash flows for, such fiscal year, and commencing with the fiscal year ending July 31, 2007, the corresponding figures as at the end of, and for, the preceding fiscal year, accompanied by an unqualified report and opinion of Ernst & Young LLP or such other independent public accountants of nationally recognized standing as shall be retained by the Parent and be reasonably satisfactory to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards relating to reporting and which report and opinion shall contain no material exceptions or qualifications except for qualifications relating to accounting changes (with which such independent public accountants concur) in response to FASB releases or other authoritative pronouncements, together with a certificate signed by an Authorized Officer of the Borrower, to the effect that such financial statements fairly present in all material respects the financial position of the Credit Parties as at the dates indicated and the results of their operations for the periods indicated in conformity with GAAP;

(ii)	Within sixty (60) days after the end of each of the first three fiscal quarters of each of fiscal year of the Borrower, commencing with the fiscal quarter ending October 31, 2005, the unaudited combined balance sheet of the Credit Parties and the related unaudited combined statements of income, stockholders’ equity and cash flows for, such fiscal quarter, and for the portion of the fiscal year through the end of such fiscal quarter and, commencing with the fiscal quarter ending January 31, 2006, the corresponding figures, all as at the end of such quarter, and for the corresponding period, in the preceding fiscal year, together with a certificate signed by an Authorized Officer of the Borrower (and in the case of the fiscal quarter ending October 31, 2005, an Authorized Officer of the Parent), to the effect that such financial statements, while not examined by independent public accountants, reflect, in the opinion of the Borrower or the Parent, as applicable, all adjustments necessary to present fairly in all material respects the financial position of the Credit Parties as at the end of the fiscal quarter and the results of operations for the fiscal quarter then ended in conformity with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(iii)	Simultaneously with the delivery of the statements referred to in paragraphs (a)(i) and (a)(ii) of this Section 5.1, combined statements of receivables aging, bad debt experience, returns and concentrations of account debtors of the Credit Parties in form satisfactory to the Administrative Agent;

(iv)	Within three Business Days of receipt from the Main Distributor, and in any event at least Quarterly (or more frequently if required by the Administrative Agent to determine a current Borrowing Base), statements of the then current film ultimates (together with the customary calculations thereof) of all Pictures financed hereunder;

(v)	Simultaneously with the delivery of the statements referred to in paragraphs (a)(i) and (a)(ii) of this Section 5.1 (or more frequently if required by the Administrative Agent to determine a current Borrowing Base), a Borrowing Base certificate in substantially the form of Exhibit O hereto, showing the current Borrowing Base, Eligible Receivables and Released Film Value for each Qualifying Picture with respect to which Loans have been advanced hereunder;

(vi)	Simultaneously with delivery of financial statements required under Section 5.1(a)(i) above, a copy of the annual Business Plan for the Borrower and the Credit Parties, which shall include projections for the ensuing five years, the first two years of such projections being on a quarterly basis;

(vii)	From time to time, copies of information prepared by a Credit Party or received regarding prospective productions and tentative and final negative costs of Pictures financed hereunder;

(viii)	Upon reasonable request, deliver all regular periodic financial reports prepared by or for the Parent or the Borrower with respect to each Picture financed or intended to be financed hereunder from the beginning of preproduction for such Picture until such Picture is completed; such reports shall include the Borrower’s cost basis in the Picture, the estimated cost to complete each such Picture, and the anticipated delivery and release dates for each such Picture;

(ix)

Simultaneously with the delivery of the statements referred to in paragraphs (a)(i) and (a)(ii) of this Section 5.1, a certificate of an Authorized Officer of the Borrower or Parent, as applicable, in form and substance reasonably satisfactory to the Administrative Agent (A) stating whether or not such Authorized Officer has knowledge, after due inquiry, of any condition or event which would constitute an Event of Default or Default and, if so, specifying each such condition or event, the nature thereof and any action taken or proposed to be taken with respect thereto, (B) demonstrating in reasonable detail compliance with the provisions of Sections 6.10 and 6.14 and the permitted uses under Section 2.1(a) and including supporting schedules, (C) certifying that all filings required under Section 5.7 hereof have been made and listing each such filing that has been made since the date of the last certificate delivered in accordance with this Section 5.1(a)(ix), (D) stating whether any change in GAAP or in the application thereof has occurred since the date of the most recent audited financial statements delivered to the Administrative Agent hereunder (but until the delivery of any audited financial statements hereunder, since the date of the unaudited financial statements referred to in Section 3.5) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, (E) identifying all Subsidiaries existing on the date of such certificate and indicating, for each such Subsidiary, whether such Subsidiary was formed or acquired since the end of the previous fiscal quarter, (F) identifying any changes of the type described in Section 6.9 that have not been previously reported by a Credit Party, and (G) identifying any events which give rise to an obligation by the Borrower hereunder to prepay all or any portion of the Loans or cash collateralize any Letters of Credit that have occurred since the end of the previous fiscal quarter and setting forth a reasonably detailed calculation of the amount of such prepayment obligation or cash collateralization;

(x)	Within 10 Business Days of receipt thereof by a Credit Party, copies of all management letters issued to such Person by its auditors;

(xi)	Promptly upon their becoming available, copies of (i) all registration statements, proxy statements, notices and reports any Credit Party shall file with any securities exchange or with the Securities and Exchange Commission or any successor agency, if any, and (ii) all reports, financial statements, press releases and other information which any Credit Party shall release, send or make available to its common stockholders generally;

(xii)	From time to time such information as may be required to keep current each of the Schedules attached to this Credit Agreement; provided, that none of the Schedules hereto may be amended without the prior written consent of the Administrative Agent in its sole discretion except for Schedules 3.1, 3.7(a), 3.7(b), 3.8(a), 3.8(b), 3.11 and 3.18;

(xiii)	Simultaneously with delivery of financial statements required under Sections 5.1(a)(i) and (ii) above, a brief report by management outlining the financial condition and results of operations of the Credit Parties, in a form reasonably acceptable to the Administrative Agent in its sole discretion;

(xiv)	Promptly upon request therefor, any information required by the Administrative Agent, the Issuing Bank or any Lender under or in connection with the USA Patriot Act;

(xv)	From time to time such additional information regarding the financial condition or business of any Credit Party, any Picture, any Distribution Agreement or the Collateral, as the Administrative Agent or any Lender acting through the Administrative Agent may reasonably request;

(b) Permit the Agent or its designees to spot audit the Credit Parties’ and the Parent’s internal records (limited with regard to the Parent, if an Event of Default has not occurred and is continuing, to once a year) and provide the Administrative Agent or its designee with notice of, and access to the results of, all audits conducted by or for the Borrower or any of its affiliates, third-party licensees, Co-Financiers, partners and joint venturers or, if an Event of Default is has occurred and is continuing, to conduct any such audit as requested by the Administrative Agent.

SECTION 5.2. Corporate Existence; Compliance with Laws. Do or cause to be done all things necessary (i) to preserve, renew and keep in full force and effect its legal existence, rights, licenses, permits and franchises and (ii) to comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, any Governmental Authority, except (a) as otherwise permitted under Section 6.6 or (b) in the case of clause (ii) only, where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.3. Maintenance of Properties. (a) Keep its tangible properties which are material to its business in good repair, working order and condition (ordinary wear and tear excepted) and, from time to time (i) make (or cause to be made) all necessary and proper repairs, renewals, replacements, additions and improvements thereto, and (ii) comply at all times with the provisions of all material leases and other material agreements to which it is a party so as to prevent any loss or forfeiture thereof or thereunder unless compliance therewith is being currently contested in good faith by appropriate proceedings and appropriate reserves have been established in accordance with GAAP; provided, however, that nothing in this Section 5.3 shall prevent any Credit Party from discontinuing the use, operation or maintenance of such properties or disposing of them subject to the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld) if (x) such discontinuance or disposal is, in the reasonable judgment of the governing body of such Credit Party, desirable in the conduct of the business, and (y) such discontinuance or disposal could not reasonably be expected to result in a Material Adverse Effect.

(b) Cause a backup copy of all work in progress on each Picture to be created not less often than once per day and cause a backup copy of all work in progress on each Picture to be stored offsite at a Laboratory with which there is a fully executed Laboratory Access Letter at least once in each seven-day period.

SECTION 5.4. Notice of Material Events.

(a) Promptly upon any Authorized Officer of any Credit Party obtaining knowledge of (i) any Default or Event of Default, (ii) any material adverse change in the financial condition or operations of any Credit Party, (iii) any action or event which could reasonably be expected to materially and adversely affect the performance of the Credit Parties’ obligations under this Credit Agreement or any other Fundamental Document, the repayment of the Notes or the security interests granted to the Administrative Agent for the benefit of the Administrative Agent, the Issuing Bank or the Lenders under this Credit Agreement or any other Fundamental Document, (iv) any other event which could reasonably be expected to result in a Material Adverse Effect, (v) the opening of any office of any Credit Party or the change of the executive office or the principal place of business of any Credit Party or of the location of any Credit Party’s books and records with respect to the Collateral, (vi) any change in the name or jurisdiction of organization of any Credit Party, (vii) any other event which could reasonably be expected to materially and adversely impact upon the amount or collection of accounts receivable of the Credit Parties or otherwise materially decrease the value of the Collateral or the Pledged Securities, (viii) any proposed material amendment to any agreements that are part of the Collateral, or (ix) any Person giving any notice to any Credit Party or taking any other action to enforce remedies with respect to a claimed default or event or condition of the type referred to in paragraph (g) or (h) of Article 7, such Credit Party shall promptly give written notice thereof to the Administrative Agent specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such Person and the nature of such claimed Event of Default or condition and what action any Credit Party has taken, is taking and proposes to take with respect thereto.

(b) Promptly upon any Authorized Officer of any Credit Party obtaining knowledge of (i) the institution of, or threat of, any action, suit, proceeding, investigation or arbitration by any Governmental Authority or other Person against or affecting any material portion any Credit Party’s assets or any Picture, (ii) the institution of, or threat of, any action, suit, proceeding, investigation or arbitration by any Governmental Authority or other Person against or affecting any Credit Party or any of their respective properties or rights which, if adversely determined, could be reasonably expected to result in a Material Adverse Effect, or (iii) any material development in any such action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Lenders) which, if decided adversely, could reasonably be expected to result in a Material Adverse Effect, such Credit Party shall promptly give written notice thereof to the Administrative Agent and provide such other information as may be available to it to enable the Lenders to evaluate such matters; and, in addition to the requirements set forth in clauses (i), (ii) and (iii) of this subsection (b), such Credit Party upon request shall promptly give notice of the status of any action, suit, proceeding, investigation or arbitration covered by a report delivered to the Lenders pursuant to clause (i), (ii) or (iii) above to the Lenders and provide such other information as may be reasonably requested and available to it to enable the Lenders to evaluate such matters.

SECTION 5.5. Insurance.

(a) Keep its assets which are of an insurable character insured (to the extent and for the time periods consistent with customary industry standards) by financially sound and reputable insurers against loss or damage by fire, explosion, theft or other hazards which are included under extended coverage in amounts not less than the insurable value of the property insured or such lesser amounts, and with such self-insured retention or deductible levels, as are consistent with normal industry standards, including, without limitation, business interruption and “extra expense” coverage sufficient to cover the cost of reproducing any production work resulting from the loss of computer graphic animation work in progress if a casualty were to occur immediate prior to a regularly scheduled off-site data backup.

(b) Maintain with financially sound and reputable insurers, insurance against other hazards and risks and liability to Persons and property to the extent and in the manner consistent with customary standards.

(c) Maintain, or cause to be maintained, in effect during the period from the commencement of production of each Picture produced by any Credit Party or from the date of acquisition of each Picture acquired by any Credit Party, through the third anniversary of the date on which such Picture is Completed and as otherwise required by applicable contracts, a so-called “Errors and Omissions” policy covering all such Pictures, and cause such Errors and Omissions policy to provide coverage to the extent and in such manner as is customary for Pictures of like type but, at minimum, to the extent and in such manner as is required under all applicable contracts relating thereto.

(d) In the case of the Credit Parties, cause all such above-described insurance (excluding worker’s compensation insurance) to: (i) provide for the benefit of the Lenders that 30 days’ prior written notice of cancellation, termination, non-renewal or lapse or material change of coverage shall be given to the Administrative Agent; (ii) name the Administrative Agent for the benefit of the Administrative Agent, the Issuing Bank and the Lenders as a loss payee (except for “Errors and Omissions” insurance and other third party liability insurance); provided, however, that production insurance recoveries received prior to Completion or abandonment of a Picture may be utilized to finance the production of such a Picture, and; provided, further, that so long as no Event of Default has occurred or is continuing, property insurance proceeds may be used to repair damage in respect of which such proceeds were received; and (iii) to the extent that none of the Administrative Agent, the Issuing Bank and the Lenders shall be liable for premiums or calls, name the Administrative Agent (for the benefit of the Administrative Agent, the Issuing Bank and the Lenders) as additional insureds including, without limitation, under any “Errors and Omissions” policy.

(e) Render to the Administrative Agent upon the request of the Administrative Agent a broker’s report in form and substance reasonably satisfactory to the Administrative Agent as to all such insurance coverage including such detail as the Administrative Agent may reasonably request.

SECTION 5.6. Music. With respect to any Picture produced by a Credit Party, when a Picture has been scored, if requested by the Administrative Agent, deliver to the Administrative Agent within a reasonable period of time after such request (a) written evidence of the music synchronization rights, if any, obtained from the composer or the licensor of the music, and (b) copies of all music cue sheets with respect to such Picture.

SECTION 5.7. Copyrights and Trademarks.

(a) Within thirty (30) days after the initial release or broadcast of each Picture, to the extent any Credit Party is or becomes the copyright proprietor thereof or otherwise acquires a copyrightable interest therein, or any Credit Party acquires any trademark, service mark, trade name or service name, take any and all actions necessary to register the copyright for such Picture or such trademark, service mark, trade name or service name, in the name of such Credit Party subject, in the case of the Credit Parties, to a Lien in favor of the Administrative Agent for the benefit of itself, the Issuing Bank and the Lenders pursuant to the Copyright Security Agreement and the Trademark Security Agreement) in conformity with the laws of the United States of America and such other jurisdictions as the Administrative Agent may reasonably specify, and promptly deliver to the Administrative Agent (x) written evidence of the registration of any and all such copyrights for inclusion in the Collateral under this Credit Agreement, and (y) a Copyright Security Agreement Supplement or a Trademark Security Agreement relating to such item or such trademark, service mark, trade name or service name, executed by such Credit Party.

(b) Obtain instruments of transfer or other documents evidencing the interest of any Credit Party with respect to the copyright relating to Pictures in which such Credit Party owns a copyrightable interest and any trademark, service mark, trade name or service name which such Credit Party acquires, and promptly record, or cause to be recorded, if such interest may be registered with the United States Copyright Office, the United States Trademark Office or such other jurisdictions, such instruments of transfer on the United States Copyright Register or the United States Trademark Register and such other jurisdictions as the Administrative Agent may reasonably specify.

SECTION 5.8. Books and Records, Examination.

(a) Maintain or cause to be maintained at all times true and complete books and records of its financial operations and provide the Administrative Agent and its representatives (and after the occurrence and during the continuance of an Event of Default and with reasonable coordination, the Lenders and their representatives) access to such books and records and to any of its properties or assets upon reasonable notice and during regular business hours (and, unless an Event of Default shall have occurred and be continuing, with no more frequency than is reasonable) in order that the Administrative Agent (and the Lenders, if applicable) may make such audits and examinations and make abstracts from such books, accounts, records and other papers pertaining to the Collateral and upon notification to the Credit Parties, permit the Administrative Agent or its representatives (and after the occurrence and during the continuance of an Event of Default and with reasonable coordination, the Lenders and their representatives) to discuss the affairs, finances and accounts with, and be advised as to the same by, officers and independent accountants, all as the Administrative Agent (or the Lenders, if applicable) may deem appropriate for the purpose of verifying the accuracy of the each report delivered by any Credit Party to the Administrative Agent and/or the Lenders pursuant to this Credit Agreement or for otherwise ascertaining compliance with this Credit Agreement or any other Fundamental Document.

(b) If, at any time when an Event of Default has not occurred and is continuing, the Administrative Agent wishes to confirm with account debtors and other payors the amounts and terms of any or all receivables, the Administrative Agent will so notify the Credit Parties. The Administrative Agent agrees to have such confirmation made through the Credit Parties’ auditors. If for any reason such auditors fail to proceed with the confirmations, the Administrative Agent may proceed to make such confirmations directly with account debtors and other payors after prior written notice to the Borrower. Each of the Credit Parties hereby agrees that, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent shall be entitled to confirm directly with account debtors and other payors, the amounts and terms of all accounts receivable.

SECTION 5.9. Third Party Audit Rights. Promptly notify the Administrative Agent of, and at all times allow the Administrative Agent access to the results of, all audits conducted by any Credit Party of any third party licensee, partnership or joint venture under any agreement with respect to any Picture included in the Collateral. The Credit Parties will exercise their audit rights with respect to any such third party licensees, partnerships and joint ventures upon the reasonable request of the Administrative Agent to the extent that the Credit Parties shall have the right to conduct such audits. After an Event of Default has occurred and is continuing, the Administrative Agent shall have the right to exercise directly or through any Credit Party, such Credit Party’s right to audit any obligor under an agreement with respect to any Picture included in the Collateral.

SECTION 5.10. Observance of Agreements. Duly observe and perform all material terms and conditions of all material agreements with respect to the exploitation of Pictures and diligently protect and enforce the rights of the Credit Parties under all such agreements in a manner consistent with prudent business judgment and subject to the terms and conditions of such agreements as from time to time in effect.

SECTION 5.11. Laboratories; No Removal.

(a) To the extent any Credit Party has control over, or rights to receive, any of the Physical Materials relating to any Picture, deliver or cause to be delivered to a Laboratory or Laboratories all negative and preprint material, master tapes and all sound track materials with respect to each such Picture and, in the case of the Credit Parties, deliver to the Administrative Agent a fully executed Pledgeholder Agreement with respect to such materials. To the extent that any Credit Party has only rights of access to preprint material or master tapes and has not created duplicate materials sufficient to exploit its rights and has not stored such duplicate materials at a Laboratory that has delivered a Pledgeholder Agreement to the Administrative Agent, then the applicable Credit Party will deliver to the Administrative Agent a fully executed Laboratory Access Letter covering such materials. Prior to requesting any such Laboratory to deliver any negative or other preprint or sound track material or master tapes to another Laboratory, such Credit Party shall provide the Administrative Agent with a Pledgeholder Agreement or Laboratory Access Letter, as appropriate, executed by such other Laboratory and all other parties to such Pledgeholder Agreement (including the Administrative Agent). Each Credit Party hereby agrees not to deliver or remove or cause the delivery or removal of the original negative and film or sound materials or master tapes with respect to any Picture owned by any Credit Party or in which any Credit Party has an interest to a location outside the United States of America, Canada or the United Kingdom.

(b) During production of any Picture produced by any Credit Party, such Credit Party shall promptly deliver (or cause to be delivered) the daily rushes for such Picture to the appropriate Laboratory as soon as reasonably practicable and, in any event, no less frequently than weekly.

(c) With respect to Pictures Completed after the Closing Date, promptly after Completion, deliver to the Administrative Agent and the Laboratories which are signatories to Pledgeholder Agreements a revised schedule of Pictures on deposit with such Laboratories to the extent applicable.

SECTION 5.12. Taxes and Charges; Indebtedness in Ordinary Course of Business. Duly pay and discharge, or cause to be paid and discharged, before the same shall become in arrears (after giving effect to applicable extensions), all material taxes, assessments, levies and other governmental charges, imposed upon any Credit Party or its properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies which if unpaid might by law become a Lien (other than a Permitted Encumbrance) upon any property of any Credit Party except for any such amounts which if unpaid, individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect; provided, however, that any such tax, assessment, levy or charge need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if such Credit Party shall have set aside on its books reasonable reserves (the presentation of which is segregated to the extent required by GAAP) adequate with respect thereto if reserves shall be deemed necessary; and provided, further, that such Credit Party will pay all such taxes, assessments, levies or other governmental charges forthwith upon the commencement of proceedings to foreclose any Lien which may have attached as security therefor or post a bond or other security therefor. Each Credit Party will promptly pay when due, or in conformance with customary trade terms, all other indebtedness incident to its operations.

SECTION 5.13. Liens. Defend the Collateral (including, without limitation, the Pledged Securities) against any and all Liens howsoever arising, other than Permitted Encumbrances, and in any event defend against any attempted foreclosure.

SECTION 5.14. Further Assurances; Security Interests.

(a) Upon the reasonable request of the Administrative Agent, duly execute and deliver, or cause to be duly executed and delivered, at the cost and expense of the Credit Parties, such further instruments as may be necessary or desirable in the reasonable judgment of the Administrative Agent to carry out the provisions and purposes of this Credit Agreement and the other Fundamental Documents.

(b) Upon the reasonable request of the Administrative Agent, promptly execute and deliver or cause to be executed and delivered, at the cost and expense of the Credit Parties, such further instruments as may be appropriate in the reasonable judgment of the Administrative Agent, to provide the Administrative Agent for the benefit of the Administrative Agent, the Issuing Bank and the Lenders a first perfected Lien in the Collateral (subject to Permitted Encumbrances) and any and all documents (including, without limitation, the execution, amendment or supplementation of any financing statement and continuation statement or other statement) for filing under the provisions of the UCC and the rules and regulations thereunder, or any other Applicable Law, and perform or cause to be performed such other ministerial acts which are reasonably necessary or advisable, from time to time, in order to grant and maintain in favor of the Administrative Agent for the benefit of itself, the Issuing Bank and the Lenders the security interest in the Collateral contemplated hereunder and under the other Fundamental Documents, subject only to Permitted Encumbrances.

(c) Promptly undertake to deliver or cause to be delivered to the Administrative Agent, the Issuing Bank and the Lenders from time to time such other documentation, consents, authorizations and approvals in form and substance reasonably satisfactory to the Administrative Agent, as the Administrative Agent shall deem reasonably necessary or advisable to perfect or maintain the Liens of the Administrative Agent for the benefit of itself, the Issuing Bank and the Lenders.

SECTION 5.15. ERISA Compliance and Reports. Furnish to the Administrative Agent (a) as soon as possible, and in any event within thirty (30) days after any executive officer of a Credit Party has knowledge that (i) any Reportable Event with respect to any Plan has occurred, a statement of an executive officer of the Credit Party, setting forth on behalf of such Credit Party details as to such Reportable Event and the action which it proposes to take with respect thereto, together with a copy of the notice, if any, required to be filed of such Reportable Event given to the PBGC, or (ii) an accumulated funding deficiency has been incurred or an application has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard or an extension of any amortization period under Section 412 of the Code with respect to a Plan, a Plan or Multiemployer Plan has been or is proposed to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA, proceedings have been instituted to terminate a Plan, a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Multiemployer Plan, or any such Credit Party or ERISA Affiliate will incur any material liability (including any contingent or secondary liability) to or on account of the termination of or withdrawal from a Plan or Multiemployer Plan under Sections 4062, 4063, 4201 or 4204 of ERISA, a statement of an executive officer of the Credit Party, setting forth details as to such event and the action the applicable Credit Party proposes to take with respect thereto, (b) promptly upon reasonable request of the Administrative Agent, copies of each annual and other report with respect to each Plan subject to Title IV of ERISA and (c) promptly after receipt thereof, a copy of any notice any Credit Party or ERISA Affiliate may receive from the PBGC relating to the PBGC’s intention to terminate any Plan or to appoint a trustee to administer any Plan.

SECTION 5.16. Environmental Laws.

(a) Promptly notify the Administrative Agent upon an Authorized Officer of any Credit Party becoming aware of any violation or potential violation or non-compliance with, or liability or potential liability under any Environmental Laws which, when taken together with all other pending violations could reasonably be expected to have a Material Adverse Effect, and promptly furnish to the Administrative Agent all notices of any nature which any Credit Party may receive from any Governmental Authority or other Person with respect to any violation, or potential violation or non-compliance with, or liability or potential liability under any Environmental Laws which, in any case or when taken together with all such other notices, could reasonably be expected to have a Material Adverse Effect.

(b) Comply with and use reasonable efforts to ensure compliance by all tenants and subtenants with all Environmental Laws, and obtain and comply in all respects with and maintain and use best efforts to ensure that all tenants and subtenants obtain and comply in all respects with and maintain any and all licenses, approvals, registrations or permits required by Environmental Laws, except where failure to do so could not have a Material Adverse Effect.

(c) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under all Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities, except where failure to do so could not have a Material Adverse Effect. Any order or directive whose lawfulness is being contested in good faith by appropriate proceedings shall be considered a lawful order or directive when such proceedings, including any judicial review of such proceedings, have been finally concluded by the issuance of a final non-appealable order; provided, however, that the appropriate Credit Party shall have set aside on its books reasonable reserves (the presentation of which is segregated to the extent required by GAAP) adequate with respect thereto if reserves shall be deemed necessary.

(d) Defend, indemnify and hold harmless the Administrative Agent, the Issuing Bank and the Lenders, and their respective employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way related to the violation of or non-compliance by any Credit Party with any Environmental Laws, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney and consultant fees, investigation and laboratory fees, court costs and litigation expenses, but excluding therefrom all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses arising out of or resulting from (i) the gross negligence or willful acts or willful misconduct of any indemnified party, (ii) any claims, demand, penalties, fines, liabilities, settlements, damages, costs and expenses against an indemnified party by any Credit Party in which (but only to the extent that) such Credit Party is the prevailing party or (iii) any acts or omissions of any indemnified party occurring after any indemnified party is in possession of, or controls the operation of, any property or asset.

SECTION 5.17. Distribution Agreements, Letters of Credit, Etc.

(a) Promptly upon receipt thereof, deliver to the Administrative Agent to be held as part of the Collateral, the original of all letters of credit (including any amendments thereto) which are received by a Credit Party (whether pursuant to a Distribution Agreement or otherwise) after the date hereof.

(b) Furnish to the Administrative Agent, concurrently with the delivery of each quarterly compliance certificate, (i) a list in the form of Schedule 3.17 hereto of all material Distribution Agreements executed during the preceding quarter and all material amendments to existing Distribution Agreements which amendments were executed during the preceding quarter, and (ii) copies of all Notices of Assignment and Irrevocable Instructions (as required by Section 8.3 hereof) executed during the preceding quarter.

(c) From time to time (i) furnish to the Administrative Agent such information and reports regarding the Distribution Agreements as the Administrative Agent may reasonably request, and (ii) upon the occurrence and during the continuation of an Event of Default and the reasonable request of the Administrative Agent, make to the other parties to a Distribution Agreement to which any Credit Party is a party such demands and requests for information and reports or for action as such Credit Party is entitled to make under each such Distribution Agreement.

(d) Take all action on its part to be performed necessary to effect timely payments under all letters of credit, including, without limitation, timely preparation, acquisition and presentation of all documents, drafts or other instruments required to effect payment thereunder.

SECTION 5.18. Location of Production Accounts. Promptly inform the Administrative Agent of the location of the Production Account for each Picture produced by a Credit Party.

SECTION 5.19. Performance of Obligations. Duly observe and perform all material terms and conditions of all production services agreements with respect to a Picture to which a Credit Party is a party, the Distribution Agreements, all agreements that are included in the chain of title for a Picture to which a Credit Party is a party and all other material agreements with respect to the production, development and/or exploitation of a Picture to which a Credit Party is a party and diligently protect and enforce the rights of any Credit Party under all such agreements in a manner consistent with prudent business judgment.

SECTION 5.20. Indebtedness. Furnish to the Administrative Agent copies of all material debt instruments or other evidence of Indebtedness incurred by any Credit Party.

SECTION 5.21. Subsidiaries. Prior to commencement of operations of any new Subsidiary of a Credit Party, the Credit Parties shall cause such new Subsidiary to deliver to the Administrative Agent: (x) with respect to each such Subsidiary that is not a Controlled Foreign Subsidiary, (i) an Instrument of Assumption and Joinder duly executed by such Subsidiary, (ii) an appropriate UCC-1 financing statement for such Subsidiary, (iii) to the extent that 100% of the Equity Interests of such Subsidiary have not previously been pledged to the Administrative Agent (for the benefit of the Issuing Bank and the Lenders), an executed pledge agreement and the certificates representing 100% of the Equity Interests of such Subsidiary together (in the case of Pledged Securities comprising capital stock) with undated stock powers executed in blank, as applicable, or any comparable documents for non-corporate entities, and (iv) organizational documents to the extent set forth in Section 4.1 hereof; and (y) with respect to each such Subsidiary that is a Controlled Foreign Subsidiary, (i) to the extent that 66% of the Equity Interests of such Subsidiary have not previously been pledged to the Administrative Agent (for the benefit of the Issuing Bank and the Lenders), an executed pledge agreement and the certificates representing 66% of the Equity Interests of such Subsidiary together (in the case of Pledged Securities comprising capital stock) with undated stock powers executed in blank, as applicable, or any comparable documents for non-corporate entities and (ii) organizational documents to the extent set forth in Section 4.1 hereof.

SECTION 5.22. Fiscal Year End. For any Credit Party with a fiscal year end of other than July 31, within 30 days after the Closing Date change its fiscal year end to July 31 in each year.

SECTION 5.23. Permitted Co-Financed Pictures. The Credit Parties may produce or acquire Permitted Co-Financed Pictures; provided that the Borrower shall first have provided evidence satisfactory to the Administrative Agent that the following terms and conditions have been satisfied:

(a) such Picture satisfies all of the criteria for a Qualifying Picture (to the extent the same can be ascertained at such time);

(b) the production of such Picture is controlled by a Credit Party, subject to the Permitted Counterparty’s customary approval rights with respect to the script, selection of the elements for such Picture, amendments to the Budget therefor, etc.;

(c) a Credit Party controls any distribution rights relating to such Qualifying Picture;

(d) any Lien retained by the Permitted Counterparty in any rights relating to such Picture shall be subordinated to the Lien of the Administrative Agent (for the benefit of itself, any Issuing Bank and the Lenders) and shall be limited in scope to protect such Permitted Counterparty’s contribution to the Production Costs of such Picture;

(e) the Permitted Counterparty shall not have a right to enforce any claim against any portion of the copyright or otherwise in relation to the Picture or the receivables related thereto, independent of the remedies to be pursued by the Administrative Agent on behalf of the Lenders and the Permitted Counterparty, it being understood that a Co-Financing Intercreditor Agreement between the Permitted Counterparty and the Administrative Agent will prohibit any action by the Permitted Counterparty (including the exercise of any Liens) which would interfere with the distribution of the Picture pursuant and the collection of amounts payable thereunder, will provide the Administrative Agent with the control of remedies against licensees of the Picture and the right to deduct the costs of enforcement of such remedies from the amounts payable realized before making distribution of the Permitted Counterparty’s share of such amounts payable to the Permitted Counterparty, will allow the Permitted Counterparty to pursue remedies only against the applicable Credit Parties (and only for money damages) and will provide that at least 20% of any theatrical distribution expenses shall be subordinated to repayment of any Loans used for such Qualifying Picture;

(f) upon the request of the Administrative Agent and consistent with the terms of Section 4.2 hereof, the applicable Credit Party shall provide to the Administrative Agent copies of chain of title documentation, security documentation, Laboratory Access Letters or Pledgeholder Agreements (as applicable), Notices of Assignment, Account Control Agreements and any other documentation reasonably necessary in the Administrative Agent’s discretion to perfect its security interest in such Permitted Co-Financed Picture; and

(g) deliver to the Administrative Agent (A) promptly upon the request of the Administrative Agent but not later than forty-five (45) days after such request, tentative statements of the Production Cost for any Completed Co-Financed Picture, (B) promptly upon availability but no later than ninety (90) days after each Co-Financed Picture is Completed, a tentative final statement negative cost for such Picture and a reconciliation settling out the actual Production Costs in relation thereto and (C) promptly upon the request of the Administrative Agent but not later than one hundred eighty (180) days after each Co-Financed Picture is Completed, an audited final statement negative cost for such Picture and a reconciliation settling out the actual Production Costs in relation thereto.

SECTION 5.24. Production Covenants.

(a) Prior to Commencement of Production of any Picture (including any Permitted Co-Financed Pictures), satisfy the following with respect to such Picture:

(i)	Production Cost Reserve. In each Borrowing Certificate relating to a Qualifying Picture for which the Borrower intends to borrow Loans hereunder, the Borrower shall reserve the Production Cost Reserve Amount for such Qualifying Picture from the Total Commitment. From time to time thereafter, upon a determination by the Borrower that the amount actually intended to be borrowed to fund the then applicable financed portion of Production Costs for such Qualifying Picture is more or less than the Production Cost Reserve Amount initially included in the Qualifying Picture Declaration, the Borrower shall give written notice thereof to the Administrative Agent. To the extent any such notice (given after commencement of post-production work) indicates an amount by which the Production Cost Reserve Amount exceeds the then applicable financed portion of the cost to Complete such Qualifying Picture (after taking into account Unfinanced Production Costs funded by the Borrower), the Administrative Agent may decrease the Production Cost Reserve Amount for that Qualifying Picture by an amount equal to such excess; provided, the Administrative Agent is reasonably satisfied with the calculations set forth in such notice or the final results thereof; and

(ii)	Approved Completion Bond. The Administrative Agent shall have received an Approved Completion Bond from an Approved Completion Guarantor.

(b) Use its best efforts to cause each Qualifying Picture to be Completed no later than the required delivery and acceptance date (if any) under the Main Distribution Agreement or the relevant Qualifying Picture Declaration. This Section 5.24 shall not apply to a Qualifying Picture which has been actually or constructively abandoned and for which all Loans in connection with such abandoned Qualifying Picture have been repaid (or fully collateralized).

SECTION 5.25. Bank Accounts. To the extent practicable, maintain all of its bank accounts (other than Production Accounts) with one or more of the Lenders or as otherwise approved by the Administrative Agent, and provide written notice to the Agent of any such bank account opened after the Closing Date.

SECTION 5.26. No Adverse Selection. All animated theatrical feature films to be produced or acquired directly or indirectly by Borrower or the Parent or any of their subsidiaries which qualify as Qualifying Pictures will be financed under the Facility, subject to availability under the Facility. The foregoing will not prevent the Parent from producing or acquiring animated theatrical feature films which qualify as Qualifying Pictures through an entity other than the Borrower or one of its subsidiaries if, after presentation to the Administrative Agent, the Lenders do not approve the licensee under the Main Distribution Agreement for such film or the terms of such agreement.

6. NEGATIVE COVENANTS

From the date hereof and for so long as the Commitments shall be in effect, any amount shall remain outstanding under any Note, any Letter of Credit shall remain outstanding or any other Obligation shall remain unpaid or unsatisfied, each of the Credit Parties agrees that, unless the Required Lenders shall otherwise consent in writing, it will not and will not allow any of its Subsidiaries or any other Credit Party to:

SECTION 6.1. Limitations on Indebtedness. Incur, create, assume or suffer to exist any preferred stock or Indebtedness or permit any partnership or joint venture in which any Credit Party is a general partner to incur, create, assume or suffer to exist any Indebtedness other than:

(a) the Indebtedness represented by the Notes and the other Obligations, to the extent of the permitted uses in Section 2.1(a);

(b) Guaranties permitted pursuant to Section 6.3 hereof;

(c) unsecured liabilities for acquisition of rights or Pictures and trade payables incurred in the ordinary course of business and payable on normal trade terms and not otherwise prohibited hereunder;

(d) liabilities relating to net or gross profit participations and other contingent compensation, including royalties, deferments and guild residuals with respect to the production, distribution, acquisition or other exploitation of Pictures;

(e) Indebtedness in respect of inter-company advances constituting Investments permitted under Section 6.4(c);

(f) existing Indebtedness listed on Schedule 6.1 hereto, and any extensions and renewals thereof which are approved by the Administrative Agent;

(g) intercompany loans payable by a Credit Party to IDT or any of its Affiliates for certain corporate allocations on behalf of such Credit Party in the ordinary course of business, provided that the expenditure by IDT or its Affiliate on behalf of such Credit Party would be permitted to be incurred directly by such Credit Party hereunder and under the other Fundamental Documents;

(h) Indebtedness arising in connection with transactions contemplated by Section 6.8;

(i) to the extent the same may constitute Indebtedness hereunder, amounts payable to an Approved Completion Guarantor from the proceeds of a Qualifying Picture to recoup its contribution to the Production Cost of such Qualifying Picture and other amounts that may be recouped by such Approved Completion Guarantor with regard to such Qualifying Picture;

(j) Subordinated Debt in an amount not to exceed $25,000,000 on such terms and conditions (which shall include, but not be limited to, no current cash payments of interest and no exercise of remedies without the Administrative Agent’s consent) as are approved in advance in writing in the Required Lenders’ sole discretion;

(k) Indebtedness to Affiliates of Credit Parties for (i) services in connection with the production of a Qualifying Picture, to the extent such payment is included in the Cash Budget for such Qualifying Picture, and (ii) payments for corporate overhead services to the extent actually required and used by parties (not to exceed in the aggregate the 12-1/2% overhead fee for each Qualifying Picture permitted under Section 6.5(b)); and

(l) other Indebtedness not to exceed $500,000.

SECTION 6.2. Limitations on Liens. Incur, create, assume or suffer to exist any Lien on any of its revenue stream, property or assets, whether now owned or hereafter acquired, except:

(a) the Liens of the Administrative Agent (for the benefit of the Administrative Agent, the Issuing Bank and the Lenders) under this Credit Agreement, the other Fundamental Documents and any other document contemplated hereby or thereby;

(b) existing Liens listed on Schedule 6.2 hereof;

(c) purchase money Liens in connection with Capital Expenditures permitted pursuant to Section 6.10 hereof granted to the vendor or Person financing the acquisition of property, plant or equipment if: (w) the Lien is limited to the particular assets acquired; (x) the Indebtedness secured by the Lien does not exceed the acquisition cost of the particular assets acquired; and (y) such transaction does not otherwise violate this Credit Agreement;

(d) Liens pursuant to written security agreements in favor of guilds which are required pursuant to collective bargaining agreements on terms reasonably satisfactory to the Administrative Agent;

(e) deposits under worker’s compensation, unemployment insurance and social security and similar laws or to secure statutory obligations or surety, appeal, performance or other similar bonds (other than completion bonds) or to secure performance as lessee under leases of real or personal property and other obligations of a like nature, in each case incurred in the ordinary course of business;

(f) Liens customarily granted or incurred in the ordinary course of business with regard to goods provided or services rendered by laboratories and production houses, record warehouses, common carriers, landlords, warehousemen, mechanics and suppliers of materials and equipment;

(g) Liens arising out of attachments, judgments or awards as to which an appeal or other appropriate proceedings for contest or review are timely commenced (and as to which foreclosure and other enforcement proceedings shall not have been commenced (unless fully bonded or otherwise effectively stayed)) and as to which appropriate reserves have been established in accordance with GAAP;

(h) Liens for taxes, assessments or other governmental charges or levies the validity or amount of which is not yet due or is currently being contested in good faith by appropriate proceedings pursuant to the terms of Section 5.12 hereof;

(i) possessory Liens (other than those of Laboratories and production houses) which (i) occur in the ordinary course of business, (ii) secure normal trade debt which is not yet due and payable and (iii) do not secure Indebtedness;

(j) Liens arising by virtue of any statutory or common law provision relating to banker’s Liens, rights of setoff or similar rights with respect to deposit accounts;

(k) easements, rights of way, restrictions, minor defects or irregularities in title and other similar encumbrances on real property which do not in the reasonable opinion of the Administrative Agent materially detract from the value of the property subject thereto, interfere with ordinary conduct of business of any Credit Party or have a Material Adverse Effect;

(l) Liens in favor of licensees to secure their right to enjoy their licensed rights pursuant to Distribution Agreements entered into in the ordinary course of business on terms reasonably satisfactory to the Administrative Agent;

(m) Liens in favor of a Co-Financier of a Picture, provided that such Liens shall only secure the Co-Financier’s pro-rata share of any proceeds of the Picture and shall be subject to the applicable Co-Financing Intercreditor Agreement;

(n) Liens to secure transactions permitted under Section 6.8; and

(o) Liens in favor of completion guarantors in connection with Pictures to secure the rights of such completion guarantors to recoup their contributions to negative cost of such Pictures, provided that such Liens are in form and substance reasonably satisfactory to the Administrative Agent.

SECTION 6.3. Limitation on Guaranties. Incur, create, assume or suffer to exist any Guaranty (including any obligation as a general partner of a partnership or as a joint venturer of a joint venture in respect of Indebtedness of such partnership or joint venture), either directly or indirectly, except:

(a) performance guarantees in the ordinary course of business under guild agreements, or to suppliers, talent, licensees or laboratories which are providing services in connection with the production, acquisition, distribution or exploitation of any Picture by or for a Credit Party;

(b) the endorsement of negotiable instruments for deposit or collection in the ordinary course of business;

(c) the Guaranties made by the Guarantors pursuant to Article 9 hereof;

(d) existing Guaranties listed on Schedule 6.3 hereto and any extensions and renewals thereof acceptable to the Administrative Agent;

(e) any Guaranty by the Borrower of the obligations of any of its Subsidiaries;

(f) customary Guaranties in connection with participations and deferments;

(g) Guaranties related to items of expense properly included in the Production Cost of a Qualifying Picture; and

(h) Guaranties of obligations that the Borrower or a Guarantor could have incurred directly as a primary obligor without violating the terms of any Fundamental Documents.

SECTION 6.4. Limitations on Investments. Create, make or incur any Investment after the date hereof, except:

(a) the purchase of Cash Equivalents;

(b) Guaranties permitted under Section 6.3 to the extent constituting Investments;

(c) Investments by a Credit Party in any Subsidiary of such Credit Party;

(d) Investments constituting intercompany Indebtedness permitted under Section 6.1(g);

(e) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers, customers or other debtors or in settlement of delinquent obligations arising in the ordinary course of business;

(f) Investments in connection with Pictures, in anticipation of or in connection with the development or exploitation of Pictures that are intended by the Borrower to be Qualifying Pictures; and

(g) other Investments approved by the Required Lenders.

SECTION 6.5. Restricted Payments. Pay or declare or enter into any agreement to pay or otherwise become obligated to make any Restricted Payment, other than:

(a) dividends or distributions payable solely in additional shares of Equity Interests of a Credit Party;

(b) dividends or distributions of the 12-1/2% overhead fee for a Qualifying Picture, upon Completion of the relevant Qualifying Picture or during production thereof if such fee is included in the amount covered by an Approved Completion Bond for such Qualifying Picture;

(c) payments to the Borrower;

(d) payments as part of customary tax sharing arrangements;

(e) payments to Affiliates of Credit Parties, at prices not to exceed bona fide arm’s-length prices, for (i) services in connection with the production of a Qualifying Picture, to the extent such payment is included in the Cash Budget for such Qualifying Picture, and (ii) payments for corporate overhead services to the extent actually required and used by the Credit Parties; and

(f) to the extent permitted under Section 14.15 hereof, payments with respect to intercompany Indebtedness, intercompany receivables or intercompany advances constituting Investments permitted under Section 6.4 hereof.

SECTION 6.6. Consolidation, Merger or Sale of Assets, etc. Whether in one transaction or a series of transactions, wind up, liquidate or dissolve its affairs, or enter into any transaction of merger or consolidation, or sell or otherwise dispose of all or substantially all of its property, stock, Equity Interests or assets or agree to do or suffer any of the foregoing, except that any Credit Party may merge with and into, or transfer assets to, another Credit Party (including without limitation any Person which becomes a Guarantor immediately upon the completion of such merger or transfer; provided, that at the time of such merger or transfer and after giving effect thereto no Default or Event of Default shall have occurred and be continuing).

SECTION 6.7. Receivables. Sell, discount or otherwise dispose of notes, accounts receivable or other obligations owing to any Credit Party except for the purpose of collection of accounts receivable that are not included in determining the Borrowing Base in the ordinary course of business.

SECTION 6.8. Sale and Leaseback. Enter into any arrangement with any Person or Persons, whereby in contemporaneous transactions any Credit Party sells essentially all of its right, title and interest in a Picture and acquires or licenses the right to distribute or exploit such Picture in media and markets accounting for substantially all the value of such Picture, unless such arrangement does not impair the collateral position of the Administrative Agent, the Issuing Bank and the Lenders and is evidenced by documentation reasonably acceptable to the Administrative Agent.

SECTION 6.9. Places of Business; Change of Name, Jurisdiction. Change the location of its chief executive office or principal place of business or any of the locations where it keeps any material portion of the Collateral or its books and records with respect to the Collateral or change its name or jurisdiction of organization without in each case (i) giving the Administrative Agent ten (10) Business Days’ prior written notice of such change, and (ii) filing any additional Uniform Commercial Code financing statements, and such other documents reasonably requested by the Administrative Agent to maintain perfection of the security interest of the Administrative Agent for the benefit of the Administrative Agent, the Issuing Bank and the Lenders, in the Collateral.

SECTION 6.10. Limitations on Capital Expenditures. Make, or incur any obligation to make, Capital Expenditures other than (i) amounts included in the budgeted negative cost of Qualifying Pictures or Pictures that are intended by the Borrower to become Qualifying Pictures, (ii) amounts paid for the acquisition of a Qualifying Picture, (iii) capitalized development expenses, (iv) an amount for furniture and fixtures for any fiscal year not in excess of $500,000 in the aggregate and (v) amounts funded by the Parent through equity investments or intercompany loans.

SECTION 6.11. Transactions with Affiliates. Enter into any transaction with any of its Affiliates unless such transaction (i) occurs in the ordinary course of business on an arm’s-length basis (including, without limitation, transactions in which Affiliates of the Credit Parties will provide production services in respect of the production of Qualifying Pictures at on arm’s-length terms), (ii) is approved by the Administrative Agent (which such approval shall not be unreasonably withheld) or (iii) is described on Schedule 6.11 hereto.

SECTION 6.12. Business Activities. Engage in any business activities other than activities relating to the development, production, financing, exploitation and worldwide distribution of computer-generated animated theatrical motion pictures and derivative productions, including the licensing of allied and ancillary rights (e.g., video, internet, live performances, book publishing, merchandising, interactive television and direct to video spin-offs, video games and other means).

SECTION 6.13. Fiscal Year End. Change its fiscal year end to other than July 31st, in each year.

SECTION 6.14. Maximum Budget. Produce any Qualifying Picture financed hereunder having a Cash Budget less than $20,000,000 or more than $50,000,000; provided that, of the first six Qualifying Pictures financed under the Facility, one may have a Cash Budget of less than $20,000,000 (but not less than $10,000,000) and one may have a Cash Budget of greater than $50,000,000 (but not greater than $75,000,000), and provided further that the average amount of the Cash Budget (or negative cost in the case of completed Pictures) for the first six Qualifying Pictures financed under the Facility shall not exceed $35,000,000.

SECTION 6.15. Bank Accounts. After the date hereof, open or maintain any bank account other than (a) accounts maintained at the Administrative Agent, (b) accounts maintained at a Lender or other financial institutions approved by the Administrative Agent (not to be unreasonably withheld) and listed on Schedule 6.15 hereof, or (c) a Production Account, as to which the Administrative Agent shall have received notice, in the case of the Credit Parties, for which an Account Control Agreement has been delivered to the Administrative Agent.

SECTION 6.16. ERISA Compliance. Engage in a “prohibited transaction”, as defined in Section 406 of ERISA or Section 4975 of the Code, with respect to any Plan or Multiemployer Plan or knowingly consent to any other “party in interest” or any “disqualified person”, as such terms are defined in Section 3(14) of ERISA and Section 4975(e)(2) of the Code, respectively, engaging in any “prohibited transaction”, with respect to any Plan or Multiemployer Plan; or permit any Plan to incur any “accumulated funding deficiency”, as defined in Section 302 of ERISA or Section 412 of the Code, unless such incurrence shall have been waived in advance by the Internal Revenue Service; or terminate any Plan in a manner which could result in the imposition of a Lien on any property of any Credit Party pursuant to

Section 4068 of ERISA; or breach or knowingly permit any employee or officer or any trustee or administrator of any Plan to breach any fiduciary responsibility imposed under Title I of ERISA with respect to any Plan; engage in any transaction which would result in the incurrence of a liability under Section 4069 of ERISA; or fail to make contributions to a Plan or Multiemployer Plan which could result in the imposition of a Lien on any property of any Credit Party pursuant to Section 302(f) of ERISA or Section 412(n) of the Code, if the occurrence of any of the foregoing events (alone or in the aggregate) would result in a liability which would be reasonably likely to result in a Material Adverse Effect.

SECTION 6.17. Hazardous Materials. Except as set forth in Schedule 6.17, cause or permit any of its properties or assets to be used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce or process Hazardous Materials, except in compliance in all material respects with all applicable Environmental Laws, nor release, discharge, dispose of or permit or suffer any release or disposal as a result of any intentional act or omission on its part of Hazardous Materials onto any such property or asset in violation of any Environmental Law, in each case, except where the same could not reasonably be expected to result in a Material Adverse Effect.

SECTION 6.18. Use of Proceeds of Loans. Use the proceeds of Loans hereunder other than for the purposes set forth in Section 2.1(a) hereof.

SECTION 6.19. Swap Agreements. Enter into any Swap Agreement, except Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of a Credit Party.

SECTION 6.20. Subsidiaries. Acquire or create any new direct or indirect Subsidiary; provided, however, that a Credit Party may incorporate additional Subsidiaries if (w) any such Subsidiary that is organized under the laws of a jurisdiction outside the United States is created for the limited purpose of acting as a production service company, (x) each such Subsidiary that is not a Controlled Foreign Subsidiary executes an Instrument of Assumption and Joinder whereby such Subsidiary becomes a Credit Party hereunder, (y) the certificates representing 100% of the Equity Interests of each such Subsidiary that is not a Controlled Foreign Subsidiary become part of the Pledged Securities hereunder and are delivered to the Administrative Agent together (in the case of Pledged Securities comprising capital stock) with appropriate stock powers for each such certificate executed in blank, and (z) the certificates representing 66% of the Equity Interests of each such Subsidiary that is a Controlled Foreign Subsidiary become part of the Pledged Securities hereunder and are delivered to the Administrative Agent together (in the case of Pledged Securities comprising capital stock) with appropriate stock powers for each certificate executed in blank.

SECTION 6.21. Modification of Material Agreements. Effect or permit to occur (a) any modification to any Main Distribution Agreement or Additional Distribution Agreement that would increase the conditions to, delay the time of or decrease amounts of payments to be made to the Credit Parties thereunder or would provide any additional right which might adversely affect the Borrower’s ability to pay the Obligations, unless the Administrative Agent shall have consented to such modification, (b) any modification of any Distribution Agreement if such modification is material, unless the Required Lenders shall have consented to such modification, (c) the termination of any Distribution Agreement unless the Required Lenders have approved the distributor under and the terms of a substitute agreement, or (d) any modification of any other material agreement, including without limitations those material agreements listed on Schedule 3.17, without the prior consent of the Required Lenders if such modification would reasonably be expected to result in a Material Adverse Effect. For the purposes of this Section 6.21, any other agreement shall be deemed “material” if the Credit Parties reasonably expect that any Credit Party would, pursuant to the terms thereof, (A) recognize future revenues in excess of $2,500,000, (B) incur liabilities or obligations in excess of $2,500,000, or (C) likely suffer damages or losses in excess of $2,500,000 by reason of the breach or termination thereof. The Borrower will not consent to the assignment by the other party to any Distribution Agreement of any rights, obligations or interests thereunder, except to the extent necessary to permit a licensee of the Borrower’s to sub-distribute a Picture.

SECTION 6.22. No Negative Pledge. Enter into any agreement (i) prohibiting the creation or assumption of any Lien in favor of the Administrative Agent (for the benefit of itself, the Issuing Bank and the Lenders) or any Person(s) refinancing the Facility upon the properties or assets of any Credit Party, whether now owned or hereafter acquired, or (ii) requiring an obligation to be secured as a result of any Lien being granted to the Administrative Agent (for the benefit of itself, the Issuing Bank and the Lenders), except this Agreement and the other Fundamental Documents; provided, however, that this provision shall not apply to any agreement executed pursuant to Section 6.2(e) hereof to the extent of such assets.

SECTION 6.23. No Other Material Agreements. Enter any material agreement with respect to the licensing or exploitation of a Picture other than Main Distribution Agreements and Additional Distribution Agreement.

7. EVENTS OF DEFAULT

In the case of the happening and during the continuance of any of the following events (herein called “Events of Default”):

(a) any representation or warranty made by the Parent or a Credit Party in this Credit Agreement or any other Fundamental Document to which it is a party or any statement or representation made by the Parent or a Credit Party in any report, financial statement, certificate or other document furnished to the Administrative Agent, the Issuing Bank or any Lender pursuant to this Credit Agreement or any other Fundamental Document, shall prove to have been false or misleading in any material respect when made or delivered;

(b) default shall be made in the payment of principal of the Notes as and when due and payable, whether by reason of maturity, mandatory prepayment, acceleration or otherwise;

(c) default shall be made in the payment of interest on the Notes, Commitment Fees or other monetary Obligations, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise and such default shall continue unremedied for three Business Days;

(d) default shall be made in the due observance or performance of any covenant, condition or agreement contained in Section 5.1(a) (other than paragraph (vi) thereof), Section 5.4 or Article 6 of this Credit Agreement;

(e) default shall be made by the Parent or any Credit Party in the due observance or performance of any other covenant, condition or agreement to be observed or performed pursuant to the terms of this Credit Agreement or any other Fundamental Document, and such default shall continue unremedied for thirty (30) days after the Parent or the applicable Credit Party (as applicable) receives written notice or obtains knowledge of such occurrence;

(f) default shall be made with respect to any payment of any Indebtedness of any Credit Party (excluding Indebtedness pursuant to Section 6.1(g)) or the Parent in excess of $250,000 in the aggregate (other than the Obligations) when due, or in the performance of any other obligation incurred in connection with any such Indebtedness if the effect of such non-payment default is to accelerate the maturity of such Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to its stated maturity and such default shall not be remedied, cured, waived or consented to within the period of grace with respect thereto;

(g) IDT, the Parent, or any Credit Party shall generally not pay its debts as they become due or shall admit in writing its inability to pay its debts, or shall make a general assignment for the benefit of creditors; or IDT, the Parent, or any Credit Party shall commence any case, proceeding or other action seeking to have an order for relief entered on its behalf as a debtor or to adjudicate it a bankrupt or insolvent or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property or shall file an answer or other pleading in any such case, proceeding or other action admitting the material allegations of any petition, complaint or similar pleading filed against it or consenting to the relief sought therein; or IDT, the Parent, or any Credit Party shall take any action to authorize, or in contemplation of, any of the foregoing;

(h) any involuntary case, proceeding or other action against IDT, the Parent, or any Credit Party shall be commenced seeking to have an order for relief entered against it as debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, and such case, proceeding or other action (i) results in the entry of any order for relief against it, or (ii) shall remain undismissed for a period of sixty (60) days;

(i) final judgment(s) for the payment of money in excess of $250,000 in the aggregate shall be rendered against any Credit Party or the Parent, as applicable, and within thirty (30) days from the entry of such judgment shall not have been discharged or stayed pending appeal or shall not have been discharged or bonded in full within thirty (30) days from the entry of a final order of affirmance on appeal;

(j) (i) failure by any Credit Party or ERISA Affiliate to make any contributions required to be made to a Plan subject to Title IV of ERISA or Multiemployer Plan, (ii) any accumulated funding deficiency (within the meaning of Section 4971 of the Code) in excess of $100,000 in the aggregate shall exist with respect to any Plan (whether or not waived), (iii) the present value of all benefits under all Plans subject to Title IV of ERISA (based on those assumptions used to fund such Plans) exceeds, in the aggregate, as of the last annual valuation date applicable thereto, the actuarial value of the assets of such Plans allocable to such benefits, by an amount in excess of $1,000,000, (iv) any Credit Party or ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan, or that a Multiemployer Plan is in reorganization or is being terminated, (iv) a Reportable Event with respect to a Plan shall have occurred, (vi) the withdrawal by any Credit Party or ERISA Affiliate from a Plan during a plan year in which it was a substantial employer (within the meaning of section 4001(a)(2) or 4062(e) of ERISA), (vii) the termination of a Plan, or the filing of a notice of intent to terminate a Plan under section 4041(c) of ERISA, (viii) the institution of proceedings to terminate, or the appointment of a trustee with respect to, a Plan by the PBGC, (ix) any other event or condition which could constitute grounds under section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (x) the imposition of a Lien pursuant to section 412 of the Code or section 302 of ERISA as to any Credit Party or ERISA Affiliate; provided that with respect to items (iv) through (x), only if such event or condition would be reasonably likely to result in liability to any Credit Party in excess of $1,000,000;

(k) this Credit Agreement, the Copyright Security Agreement, any Copyright Security Agreement Supplement, any Trademark Security Agreement, any Pledgeholder Agreement or any Account Control Agreement (each a “Security Document”) shall, for any reason, with respect to Collateral in excess of $100,000, not be or shall cease to be in full force and effect or shall be declared null and void or any of the Security Documents shall not give or shall cease to give the Administrative Agent the Liens, rights, powers and privileges purported to be created thereby in favor of the Administrative Agent for the benefit of the Administrative Agent, the Issuing Bank and the Lenders, superior to and prior to the rights of all third Persons and subject to no other Liens (other than Permitted Encumbrances), or the validity or enforceability of the Guaranties under Article 9 hereof or the Liens granted, to be granted, or purported to be granted, by any of the Security Documents shall be contested by any Credit Party or any of their respective Affiliates;

(l) a Change in Management shall occur;

(m) a Change in Control shall occur;

(n) (i) an “Event of Default” (as defined in any Main Distribution Agreement) or an anticipatory breach, rejection or termination of such agreement for any reason by either of the Borrower (or other Credit Party, as applicable) or a Main Distributor shall occur or (ii) default shall be made by either the Borrower (or other Credit Party, as applicable) or the Co-Financier under any material document executed in connection with a Permitted Co-Financing, to the extent that Borrower does not have sufficient availability hereunder and/or liquidity to finance the Co-Financier’s share of the Production Costs for the related Qualifying Picture and in the case of a default by the Borrower, such default is not cured or otherwise waived within the applicable cure periods provided in such agreement;

(o) any Approved Completion Guarantor shall have disaffirmed its obligations under its respective Approved Completion Bond and a replacement Approved Completion Bond containing substantially the same terms and conditions to payment shall not have been executed within ten (10) days; or

(p) any Approved Completion Bond is void or voidable and a replacement Approved Completion Bond containing substantially the same terms and conditions to payment shall not have been executed within ten (10) days.

then, in every such event and at any time thereafter during the continuance of such event, the Administrative Agent may, or if directed by the Required Lenders, shall, take any or all of the following actions, at the same or different times: (x) terminate forthwith the Commitments, and/or (y) declare the principal of and the interest on the Loans and the Notes and all other amounts payable hereunder or thereunder to be forthwith due and payable, whereupon the same shall become and be forthwith due and payable, without presentment, demand, protest, notice of acceleration or other notice of any kind, all of which are hereby expressly waived, anything in this Credit Agreement or in the Notes to the contrary notwithstanding. If an Event of Default specified in paragraph (g) or (h) above shall have occurred, the Commitments shall automatically terminate and the principal of, and interest on, the Loans and the Notes and all other amounts payable hereunder and thereunder shall automatically become due and payable without presentment, demand, protest, or other notice of any kind, all of which are hereby expressly waived, anything in this Credit Agreement or the Notes to the contrary notwithstanding. Such remedies shall be in addition to any other remedy available to the Administrative Agent or the Lenders pursuant to Applicable Law or otherwise.

8. GRANT OF SECURITY INTEREST; REMEDIES

SECTION 8.1. Security Interests. The Borrower, as security for the due and punctual payment of the Obligations (including interest accruing on and after the filing of any petition in bankruptcy or of reorganization of the Borrower whether or not post filing interest is allowed in such proceeding), and each of the Guarantors, as security for its obligations under Article 9 hereof, hereby mortgage, pledge, assign, transfer, set over, convey and deliver to the Administrative Agent (for the benefit of the Administrative Agent, the Issuing Bank and the Lenders) and grant to the Administrative Agent (for the benefit of the Administrative Agent, the Issuing Bank and the Lenders) a first priority security interest in the Collateral (subject to Permitted Encumbrances).

SECTION 8.2. Use of Collateral. So long as no Event of Default shall have occurred and be continuing, and subject to the various provisions of this Credit Agreement and the other Fundamental Documents, a Credit Party may use its Collateral (including amounts held in the Collection Accounts and the Securities Account) in any lawful manner except as otherwise provided hereunder or thereunder.

SECTION 8.3. Collection Accounts.

(a) The Credit Parties will maintain or establish one or more collection bank accounts (each, a “Collection Account”) maintained at the office of the Administrative Agent, and will direct, by Notice of Assignment and Irrevocable Instructions, all Persons who become licensees, buyers or account debtors under receivables with respect to any Picture included in the Collateral to make payments under or in connection with the license agreements, sales agreements or receivables directly to the Collection Account. Unless a separate Cash Collateral Account is established, the initial Collection Account established and maintained by the Administrative Agent may also serve as the Cash Collateral Account; provided, that such Collection Account is in the name of the Administrative Agent (for the benefit of itself, the Issuing Bank and the Lenders) and is under the sole dominion and control of the Administrative Agent.

(b) The Credit Parties will execute such documentation as may be required by the Administrative Agent in order to effectuate the provisions of this Section 8.3 and Article 12, including an agreement with respect to the establishment and administration of the Collection Account and the Cash Collateral Account, and shall pay the fees of the Administrative Agent in connection with such accounts.

(c) In the event a Credit Party receives payment from any Person or proceeds under a letter of credit or otherwise, which payment should have been remitted directly to the Collection Account, such Credit Party shall promptly remit such payment or proceeds to the appropriate Collection Account to be applied in accordance with the terms of this Credit Agreement.

SECTION 8.4. Credit Parties to Hold in Trust. Upon the occurrence and during the continuance of an Event of Default, each of the Credit Parties will, upon receipt by it of any revenue, income, profits or other sums in which a security interest is granted by this Article 8, payable pursuant to any agreement or otherwise, or of any check, draft, note, trade acceptance or other instrument evidencing an obligation to pay any such sum, hold the sum or instrument in trust for the Administrative Agent (for the benefit of itself, the Issuing Bank and the Lenders), segregate such sum or instrument from their own assets and forthwith, without any notice, demand or other action whatsoever (all notices, demands, or other actions on the part of the Administrative Agent, the Issuing Bank or the Lenders being expressly waived), endorse, transfer and deliver any such sums or instruments or both, to the Administrative Agent to be applied to the repayment of the Obligations in accordance with the provisions of Section 8.7 hereof.

SECTION 8.5. Collections, etc. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, in its sole discretion, in its name (on behalf of the Administrative Agent, the Issuing Bank and the Lenders) or in the name of any Credit Party or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for, or make any compromise or settlement deemed desirable with respect to, any of the Collateral, but shall be under no obligation to do so, or the Administrative Agent may extend the time of payment, arrange for payment in installments, or otherwise modify the terms of, or release, any of the Collateral, without thereby incurring responsibility to, or discharging or otherwise affecting any liability of, any Credit Party. The Administrative Agent will not be required to take any steps to preserve any rights against prior parties to the Collateral. If any Credit Party fails to make any payment or take any action required hereunder, the Administrative Agent may make such payments and take all such actions as the Administrative Agent reasonably deems necessary to protect the Administrative Agent’s (on behalf of the Administrative Agent, the Issuing Bank and the Lenders) security interests in the Collateral and/or the value thereof, and the Administrative Agent is hereby authorized (without limiting the general nature of the authority hereinabove conferred) to pay, purchase, contest or compromise any Liens that in the judgment of the Administrative Agent appear to be equal to, prior to or superior to the security interests of the Administrative Agent (on behalf of the Administrative Agent, the Issuing Bank and the Lenders) in the Collateral (other than Permitted Encumbrances) and any Liens not expressly permitted by this Credit Agreement.

SECTION 8.6. Possession, Sale of Collateral, etc. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent, the Issuing Bank and the Lenders may enter upon the premises of any Credit Party or wherever the Collateral may be, and take possession of the Collateral, and may demand and receive such possession from any Person who has possession thereof, and the Administrative Agent, the Issuing Bank and the Lenders may take such measures as they deem necessary or proper for the care or protection thereof, including the right to remove all or any portion of the Collateral, and with or without taking such possession may sell or cause to be sold, whenever the Administrative Agent, the Issuing Bank and the Lenders shall decide, in one or more sales or parcels, at such prices as the Administrative Agent, the Issuing Bank and the Lenders may deem appropriate, and for cash or on credit or for future delivery, without assumption of any credit risk, all or any portion of the Collateral, at any broker’s board or at public or private sale, without demand of performance but with 10 days’ prior written notice to the Credit Parties of the time and place of any such public sale or sales (which notice the Credit Parties hereby agree is reasonable) and with such other notices as may be required by Applicable Law and cannot be waived, and none of the Administrative Agent, the Issuing Bank and the Lenders shall have any liability should the proceeds resulting from a private sale be less than the proceeds realizable from a public sale, and the Administrative Agent, on behalf of itself, the Issuing Bank the Lenders or any other Person may be the purchaser of all or any portion of the Collateral so sold and thereafter hold the same absolutely, free (to the fullest extent permitted by Applicable Law) from any claim or right of whatever kind, including any equity of redemption, of any Credit Party, any such demand, notice, claim, right or equity being hereby expressly waived and released. At any sale or sales made pursuant to this Article 8, the Administrative Agent, on behalf of itself, the Issuing Bank and the Lenders may bid for or purchase, free (to the fullest extent permitted by Applicable Law) from any claim or right of whatever kind, including any equity of redemption, of any Credit Party, any such demand, notice, claim, right or equity being hereby expressly waived and released, any part of or all of the Collateral offered for sale, and may make any payment on account thereof by using any claim for moneys then due and payable to the Administrative

Agent, the Issuing Bank and Lenders by any Credit Party hereunder as a credit against the purchase price. The Administrative Agent, on behalf of itself, the Issuing Bank and the Lenders shall in any such sale make no representations or warranties with respect to the Collateral or any part thereof, and none of the Administrative Agent, the Issuing Bank and the Lenders shall be chargeable with any of the obligations or liabilities of any Credit Party. Each Credit Party hereby agrees (i) that it will indemnify and hold the Administrative Agent, the Issuing Bank and the Lenders harmless from and against any and all claims with respect to the Collateral asserted before the taking of actual possession or control of the relevant Collateral by the Administrative Agent pursuant to this Article 8, or arising out of any act of, or omission to act on the part of, any Person (other than the Administrative Agent, the Issuing Bank or Lenders) prior to such taking of actual possession or control by the Administrative Agent (whether asserted before or after such taking of possession or control), or arising out of any act on the part of any Credit Party or its Affiliates or agents before or after the commencement of such actual possession or control by the Administrative Agent, but excluding therefrom all claims with respect to the Collateral resulting from (x) the gross negligence or willful misconduct of any of the Administrative Agent, the Issuing Bank or the Lenders or (y) any claims with respect to the Collateral asserted against an indemnified party by a Credit Party in which such Credit Party is the prevailing party; and (ii) none of the Administrative Agent, the Issuing Bank and the Lenders shall have any liability or obligation to any Credit Party arising out of any such claim except for acts of willful misconduct or gross negligence. Subject only to the lawful rights of third parties, any laboratory which has possession of any of the Collateral is hereby constituted and appointed by the Credit Parties as pledgeholder for the Administrative Agent, on behalf of itself, the Issuing Bank and the Lenders and, upon the occurrence and during the continuation of an Event of Default, each such pledgeholder is hereby authorized (to the fullest extent permitted by Applicable Law) to sell all or any portion of the Collateral upon the order and direction of the Administrative Agent, and each Credit Party hereby waives any and all claims, for damages or otherwise, for any action taken by such pledgeholder in accordance with the terms of the UCC not otherwise waived hereunder. In any action hereunder, the Administrative Agent shall be entitled if permitted by Applicable Law to the appointment of a receiver without notice, to take possession of all or any portion of the Collateral and to exercise such powers as the court shall confer upon the receiver. Notwithstanding the foregoing, upon the occurrence and during the continuation of an Event of Default, the Administrative Agent, the Issuing Bank and the Lenders shall be entitled to apply, without prior notice to any of the Credit Parties, any cash or cash items constituting Collateral in the possession of the Administrative Agent, the Issuing Bank and the Lenders to payment of the Obligations.

SECTION 8.7. Application of Proceeds after Event of Default. Upon the occurrence and during the continuance of an Event of Default, the balances in the JPMorgan Clearing Account, the Collection Account(s), the Cash Collateral Account(s) or in any other account of any Credit Party with a Lender, all other income on the Collateral, and all proceeds from any sale of the Collateral pursuant hereto shall be applied first toward payment of the reasonable out-of-pocket costs and expenses paid or incurred by the Administrative Agent in enforcing this Credit Agreement, in realizing on or protecting any Collateral and in enforcing or collecting any Obligations or any Guaranty thereof, including, without limitation, court costs and the reasonable attorney’s fees and reasonable out-of-pocket expenses incurred by the Administrative Agent, and then to the payment in full of the Obligations in accordance with Section 13.2 hereof; provided, however, that, the Administrative Agent may in its discretion apply funds comprising the Collateral to pay the cost (i) of completing any Picture owned in whole or in part by any Credit Party in any stage of production, and (ii) of making delivery to the distributors of such Picture. Any amounts remaining after such payment in full shall be remitted to the appropriate Credit Party or as a court of competent jurisdiction may otherwise direct.

SECTION 8.8. Power of Attorney. Upon the occurrence and during the continuance of an Event of Default which is not waived in writing by the Required Lenders, (a) each Credit Party does hereby irrevocably make, constitute and appoint the Administrative Agent or any of its officers or designees its true and lawful attorney–in–fact with full power in the name of the Administrative Agent, such other Person or such Credit Party to receive, open and dispose of all mail addressed to any Credit Party, and to endorse any notes, checks, drafts, money orders or other evidences of payment relating to the Collateral that may come into the possession of the Administrative Agent with full power and right to cause the mail of such Persons to be transferred to the Administrative Agent’s own offices or otherwise, and to do any and all other acts necessary or proper to carry out the intent of this Credit Agreement and the grant of the security interests hereunder and under the Fundamental Documents, and each Credit Party hereby ratifies and confirms all that the Administrative Agent or its substitutes shall properly do by virtue hereof; and (b) each Credit Party does hereby further irrevocably make, constitute and appoint the Administrative Agent or any of its officers or designees its true and lawful attorney–in–fact in the name of the Administrative Agent or any Credit Party (i) to enforce all of such Credit Party’s rights under and pursuant to all agreements with respect to the Collateral, all for the sole benefit of the Administrative Agent for the benefit of the Administrative Agent, the Issuing Bank and the Lenders as contemplated hereby and under the other Fundamental Documents and to enter into such other agreements as may be necessary or appropriate in the judgment of the Administrative Agent to complete the production, distribution or exploitation of any Picture which is included in the Collateral, (ii) to enter into and perform such agreements as may be necessary in order to carry out the terms, covenants and conditions of the Fundamental Documents that are required to be observed or performed by such Credit Party, (iii) to execute such other and further mortgages, pledges and assignments of the Collateral, and related instruments or agreements, as the Administrative Agent may reasonably require for the purpose of perfecting, protecting, maintaining or enforcing the security interests granted to the Administrative Agent for the benefit of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Fundamental Documents, and (iv) to do any and all other things necessary or proper to carry out the intention of this Credit Agreement and the grant of the security interests hereunder and under the other Fundamental Documents. Each of the Credit Parties hereby ratifies and confirms in advance all that the Administrative Agent as such attorney–in–fact or its substitutes shall properly do by virtue of this power of attorney.

SECTION 8.9. Financing Statements, Direct Payments. Each Credit Party hereby authorizes the Administrative Agent to file UCC financing statements and any amendments thereto or continuations thereof, any Copyright Security Agreement, any Copyright Security Agreement Supplement, any Trademark Security Agreement and any other appropriate security documents or instruments and to give any notices necessary or desirable to perfect the Lien of the Administrative Agent for the benefit of itself, the Issuing Bank and the Lenders in the Collateral, in all cases without the signature of any Credit Party or to execute such items as attorney–in–fact for any Credit Party; provided, that the Administrative Agent shall provide copies of any such documents or instruments to the Borrower. Each Credit Party further authorizes the Administrative Agent to notify, at the time that any Event of Default shall have occurred and be continuing, any account debtors that all sums payable to such Credit Party relating to the Collateral shall be paid directly to the Administrative Agent.

SECTION 8.10. Further Assurances. Upon the request of the Administrative Agent, each Credit Party hereby agrees to duly and promptly execute and deliver, or cause to be duly executed and delivered, at the cost and expense of the Credit Parties, such further instruments as may be necessary or proper, in the reasonable judgment of the Administrative Agent, to carry out the provisions and purposes of this Article 8 or to perfect and preserve the Liens of the Administrative Agent (for the benefit of itself, the Issuing Bank and the Lenders) hereunder and under the Fundamental Documents in the Collateral or any portion thereof.

SECTION 8.11. Termination and Release. The security interests granted under this Article 8 shall terminate when all the Obligations have been fully and indefeasibly paid and performed and the Commitments shall have terminated. Upon request by the Credit Parties (and at the sole expense of the Credit Parties) after such termination, the Administrative Agent will promptly take all reasonable action and do all things reasonably necessary, including executing UCC termination statements, Pledgeholder Agreement terminations, termination letters to account debtors and copyright and trademark releases, to terminate the security interest granted to it (for the benefit of the Administrative Agent, the Issuing Bank and the Lenders) hereunder.

SECTION 8.12. Remedies Not Exclusive. The remedies conferred upon or reserved to the Administrative Agent in this Article 8 are intended to be in addition to, and not in limitation of, any other remedy or remedies available to the Administrative Agent. Without limiting the generality of the foregoing, the Administrative Agent, the Issuing Bank and the Lenders shall have all rights and remedies of a secured creditor under Article 9 of the UCC and under any other Applicable Law.

SECTION 8.13. Quiet Enjoyment. The Administrative Agent, the Issuing Bank and the Lenders acknowledge and agree that their security interest hereunder is subject to the rights of Quiet Enjoyment (as defined below) of parties (which are not Affiliates of any Credit Party) to Distribution Agreements, whether existing on the date hereof or hereafter executed. For the purpose hereof, “Quiet Enjoyment” shall mean in connection with the rights of a licensee (which is not an Affiliate of any Credit Party) under a Distribution Agreement, the Administrative Agent, the Issuing Bank and the Lenders’ agreement that their rights under this Credit Agreement and the other Fundamental Documents and in the Collateral are subject to the rights of such licensee to distribute, exhibit and/or to exploit the Picture licensed to them under such Distribution Agreement, and to receive prints or tapes and other delivery items or have access to preprint material or master tapes and other items to which they are entitled in connection therewith and that even if the Lenders shall become the owner of the Collateral in case of an Event of Default, the Lenders’ ownership rights shall be subject to the rights of said parties under such agreement; provided, however, that such licensee shall not be in default under the relevant Distribution Agreement. The Administrative Agent agrees that, upon the reasonable request of a Credit Party, it will provide written confirmation (in form reasonably acceptable to the Administrative Agent) of such rights of Quiet Enjoyment to licensees under the Distribution Agreements. None of the foregoing constitutes an agreement by the Administrative Agent, the Issuing Bank or the Lenders to the granting of any security interest to any Person under any Distribution Agreement.

SECTION 8.14. Continuation and Reinstatement. Each Credit Party further agrees that the security interest granted hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment or any part thereof of any Obligation is rescinded or must otherwise be restored by the Administrative Agent, the Issuing Bank or the Lenders upon the bankruptcy or reorganization of any Credit Party or otherwise.

9. GUARANTY OF GUARANTORS

SECTION 9.1. Guaranty.

(a) Each Guarantor unconditionally and irrevocably guarantees to the Administrative Agent, the Issuing Bank and the Lenders the due and punctual payment by, and performance of, the Obligations (including interest accruing on and after the filing of any petition in bankruptcy or of reorganization of the obligor whether or not post filing interest is allowed in such proceeding). Each Guarantor further agrees that the Obligations may be increased, extended or renewed, in whole or in part, without notice or further assent from it (except as may be otherwise required herein), and it will remain bound upon this Guaranty notwithstanding any extension or renewal of any Obligation.

(b) Each Guarantor waives presentation to, demand for payment from and protest to, as the case may be, any Credit Party or any other guarantor of any of the Obligations, and also waives notice of protest for nonpayment, notice of acceleration and notice of intent to accelerate. The obligations of each Guarantor hereunder shall not be affected by (i) the failure of the Administrative Agent, the Issuing Bank or the Lenders to assert any claim or demand or to enforce any right or remedy against the Borrower, the Parent or any Guarantor or any other guarantor under the provisions of this Credit Agreement or any other agreement or otherwise; (ii) any extension or renewal of any provision hereof or thereof; (iii) the failure of the Administrative Agent, the Issuing Bank or the Lenders to obtain the consent of the Parent and the Guarantor with respect to any rescission, waiver, compromise, acceleration, amendment or modification of any of the terms or provisions of this Credit Agreement, the Notes or of any other agreement; (iv) the release, exchange, waiver or foreclosure of any security held by the Administrative Agent for the Obligations or any of them; (v) the failure of the Administrative Agent, the Issuing Bank or the Lenders to exercise any right or remedy against the Parent, any other Guarantor or any other guarantor of the Obligations; or (vi) the release or substitution of the Parent, any Guarantor or any other guarantor of the Obligations. Without limiting the generality of the foregoing or any other provision hereof (including, without limitation, Section 14.6 hereof, it being the specific intent of the parties that the choice of law provision in Section 14.6 is to apply to this Credit Agreement), to the extent permitted by Applicable Law, each Guarantor hereby expressly waives any and all benefits which might otherwise be available to it under California Civil Code Sections 2799, 2809, 2810, 2815, 2819, 2820, 2821, 2822, 2838, 2839, 2845, 2848, 2849, 2850, 2899 and 3433.

(c) Each Guarantor further agrees that this Guaranty constitutes a guaranty of performance and of payment when due and not just of collection, and waives any right to require that any resort be had by the Administrative Agent, the Issuing Bank or any Lender to any security held for payment of the Obligations or to any balance of any deposit, account or credit on the books of the Administrative Agent, the Issuing Bank or any Lender in favor of the Borrower, the Parent or any Guarantor, or to any other Person.

(d) Each Guarantor hereby expressly assumes all responsibilities to remain informed of the financial condition of the Borrower, the Parent, the Guarantors and any other guarantors of the Obligations and any circumstances affecting the Collateral or the Pledged Securities or the ability of the Borrower to perform under this Credit Agreement.

(e) Each Guarantor’s obligations under the Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations, the Notes or any other instrument evidencing any Obligations, or by the existence, validity, enforceability, perfection, or extent of any collateral therefor or by any other circumstance relating to the Obligations which might otherwise constitute a defense to this Guaranty. The Administrative Agent, the Issuing Bank and the Lenders make no representation or warranty with respect to any such circumstances and have no duty or responsibility whatsoever to the Parent or any Guarantor in respect to the management and maintenance of the Obligations or any collateral security for the Obligations.

SECTION 9.2. No Impairment of Guaranty, etc. The obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (except payment and performance in full of the Obligations), including, without limitation, any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set–off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of the Parent and each Guarantor hereunder shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent, the Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy under this Credit Agreement or any other agreement, by any waiver or modification of any provision hereof or thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of such Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law, unless and until the Obligations are paid in full and the Commitments have terminated.

SECTION 9.3. Continuation and Reinstatement, etc.

(a) Each Guarantor further agrees that its guaranty hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Administrative Agent, the Issuing Bank or the Lenders upon the bankruptcy or reorganization of the Borrower, the Parent or a Guarantor, or otherwise. In furtherance of the provisions of this Article 9, and not in limitation of any other right which the Administrative Agent, the Issuing Bank or the Lenders may have at law or in equity against the Borrower, the Parent, a Guarantor or any other Person by virtue hereof, upon failure of the Borrower to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice or otherwise, each Guarantor hereby promises to and will, upon receipt of written demand by the Administrative Agent on behalf of itself and/or the Issuing Bank and/or the Lenders, forthwith pay or cause to be paid to the Administrative Agent for the benefit of itself, the Issuing Bank and/or the Lenders (as applicable) in cash an amount equal to the unpaid amount of such unpaid Obligations with interest thereon from the due date at a rate of interest equal to the rate specified in Section 2.7(a) hereof, and thereupon the Administrative Agent shall assign such Obligation, together with all security interests, if any, then held by the Administrative Agent in respect of such Obligation, to the Guarantor or Guarantors making such payment; such assignment to be subordinate and junior to the rights of the Administrative Agent on behalf of itself, the Issuing Bank and the Lenders with regard to amounts payable by the Borrower in connection with the remaining unpaid Obligations and to be pro tanto to the extent to which the Obligation in question was discharged by the Parent, the Guarantor or Guarantors making such payments.

(b) All rights of each Guarantor against the Borrower, arising as a result of the payment by such Guarantor of any sums to the Administrative Agent for the benefit of the Administrative Agent, and/or the Issuing Bank and/or the Lenders or directly to the Lenders hereunder by way of right of subrogation or otherwise, shall in all respects be subordinated and junior in right of payment to, and shall not be exercised by such Guarantor until and unless, the prior final payment in full of all the Obligations. If any amount shall be paid to such Guarantor for the account of the Borrower, such amount shall be held in trust for the benefit of the Administrative Agent, segregated from such Guarantor’s own assets, and shall forthwith be paid to the Administrative Agent on behalf of the Administrative Agent and/or the Issuing Bank and/or the Lenders to be credited and applied to the Obligations, whether matured or unmatured.

SECTION 9.4. Limitation on Guaranteed Amount, etc. Notwithstanding any other provision of this Article 9, the amount guaranteed by each Guarantor hereunder shall be limited to the extent, if any, required so that its obligations under this Article 9 shall not be subject to avoidance under Section 548 of the Bankruptcy Code or to being set aside or annulled under any Applicable Law relating to fraud on creditors. In determining the limitations, if any, on the amount of any Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation or contribution which the Parent or such Guarantor may have under this Article 9, any other agreement or Applicable Law shall be taken into account.

10. GUARANTY AND UNDERTAKINGS OF PARENT

SECTION 10.1. Guaranty and Undertakings.

(a) The Parent hereby unconditionally and irrevocably guarantees to the Administrative Agent, the Issuing Bank and the Lenders the payment of the following Obligations:

(i)	the payment of all outstanding Obligations when due, provided, that the guaranty in this Section 10.1(a)(i) shall be released at such time as the undertaking in Section 10.1(b)(i) below is fulfilled in its entirety in accordance with its terms.

(ii)	the payment of interest and commitment fees under the Facility through the scheduled Maturity Date;

(iii)	the repayment of the principal amount of any Loans for a Qualifying Picture up to the Canadian Loan Subsidy Value, if any, for such Qualifying Picture to the extent of any shortfall in the amount of tax credits actually received;

(iv)	repayment of any Loans made to finance theatrical distribution expenses prior to Completion and delivery of the relevant Qualifying Picture, unless such amounts are included in the Strike Price of the Approved Completion Bond for such Qualifying Picture and only until Completion and delivery of such Qualifying Picture; and

(v)	reimbursement of all Obligations in respect of letters of credit issued under the Facility to fund distribution expenses prior to completion and delivery of the relevant Qualifying Picture, unless such amounts are included in the Strike Price of the Approved Completion Bond for such Qualifying Picture and only until Completion and delivery of such Qualifying Picture;

(the Obligations guaranteed above are referred to as the “Parent Guaranteed Obligations” and together with the undertakings in Section 10.1(b) are referred to as the “Parent Obligations”).

(b) The Parent unconditionally and irrevocably undertakes and agrees for the benefit of the Administrative Agent, the Issuing Bank and the Lenders, as follows:

(i)	The Parent shall cause the Borrower to finance a minimum of six Qualifying Pictures under the Facility, each of which six Qualifying Pictures shall be (x) completed and delivered to the licensee under one or more Main Distribution Agreement by the fifth anniversary of the Closing Date and (y) released theatrically under such Main Distribution Agreement (with a 500 screen minimum distribution pattern or such greater distribution pattern as is required by each relevant Main Distribution Agreement) no later than 12 months after delivery of such Qualifying Picture.

(ii)	With regard to each Qualifying Picture, the Parent shall fund (either as equity investments, intercompany loans or if requested by the Administrative Agent after an Event of Default, by payment directly to the Administrative Agent) (x) the portion of the negative cost equal to the amount by which the Strike Price under the relevant Approved Completion Bond exceeds the amount financeable under the Facility, as and when needed by the Credit Parties on a pro rata basis with the Loans under the Facility for the production of such Qualifying Picture, and (y) as needed, any cost overruns not required to be funded by the Approved Completion Guarantor.

(iii)	With regard to each Qualifying Picture, the Parent shall fund (either as equity investments, intercompany loans or if requested by the Administrative Agent after an Event of Default, by payment directly to the Administrative Agent), the amount necessary to fund the print and advertising expense commitment under the Main Distribution Agreements in excess of the P&A Reserve Amount, as and when needed by the Credit Parties on a pro rata basis with the Loans under the Facility for such purpose.

(iv)	The Parent shall cause the Credit Parties to perform and observe the representations, warranties and covenants in Articles 2, 3, 4, 5 and 6 and to the extent of any breach thereof, shall provide funds to the Credit Parties to cure such breach or repay the Loans advanced with respect to such Qualifying Pictures as are necessary to cure such breach. Without limiting the generality of the foregoing, if (x) any Picture against which Loans have been advanced hereunder shall cease to be a Qualifying Picture or shall be determined not to be a Qualifying Picture, the Parent shall cause the Credit Parties to repay all Loans with respect to such Picture and (y) if any Loans are advanced pursuant to a subsection of Section 2.1(a) and thereafter the Loans outstanding under such subsection shall exceed any the maximum amount permitted under any limitation in such subsection, the Parent shall cause the Credit Parties to repay the Loans with respect to such excess.

(c) The Parent agrees that the Parent Guaranteed Obligations may be increased, extended or renewed, in whole or in part, without notice or further assent from it (except as may be otherwise required herein), and it will remain bound upon this Guaranty notwithstanding any extension or renewal of any Parent Obligation.

(d) The Parent waives presentation to, demand for payment from and protest to, as the case may be, any Credit Party or any other guarantor of any of the Parent Obligations, and also waives notice of protest for nonpayment, notice of acceleration and notice of intent to accelerate. The obligations of the Parent hereunder shall not be affected by (i) the failure of the Administrative Agent, the Issuing Bank or the Lenders to assert any claim or demand or to enforce any right or remedy against the Borrower, any Guarantor or any other guarantor under the provisions of this Credit Agreement or any other agreement or otherwise; (ii) any extension or renewal of any provision hereof or thereof; (iii) the failure of the Administrative Agent, the Issuing Bank or the Lenders to obtain the consent of the Parent with respect to any rescission, waiver, compromise, acceleration, amendment or modification of any of the terms or provisions of this Credit Agreement, the Notes or of any other agreement; (iv) the release, exchange, waiver or foreclosure of any security held by the Administrative Agent for the Parent Obligations or any of them; (v) the failure of the Administrative Agent, the Issuing Bank or the Lenders to exercise any right or remedy against any Guarantor or any other guarantor of Parent Obligations; or (vi) the release or substitution of any Guarantor or any other guarantor of the Parent Obligations.

Without limiting the generality of the foregoing or any other provision hereof (including, without limitation, Section 14.6 hereof, it being the specific intent of the parties that the choice of law provision in Section 14.6 is to apply to this Credit Agreement), to the extent permitted by Applicable Law, Parent hereby expressly waives any and all benefits which might otherwise be available to it under California Civil Code Sections 2799, 2809, 2810, 2815, 2819, 2820, 2821, 2822, 2838, 2839, 2845, 2848, 2849, 2850, 2899 and 3433.

(e) The Parent further agrees that this guaranty and undertaking constitutes a guaranty of performance and of payment when due and not just of collection, and waives any right to require that any resort be had by the Administrative Agent, the Issuing Bank or any Lender to any security held for payment of the Parent Obligations or to any balance of any deposit, account or credit on the books of the Administrative Agent, the Issuing Bank or any Lender in favor of the Borrower, the Parent or any Guarantor, or to any other Person.

(f) The Parent hereby expressly assumes all responsibilities to remain informed of the financial condition of the Borrower, the Guarantors and any other guarantors of the Parent Obligations and any circumstances affecting the Collateral or the Pledged Securities or the ability of the Borrower to perform under this Credit Agreement.

(g) The Parent obligations under the guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Parent Obligations, the Notes or any other instrument evidencing any Parent Obligations, or by the existence, validity, enforceability, perfection, or extent of any collateral therefor or by any other circumstance relating to the Parent Obligations which might otherwise constitute a defense to this Guaranty. The Administrative Agent, the Issuing Bank and the Lenders make no representation or warranty with respect to any such circumstances and have no duty or responsibility whatsoever to the Parent in respect to the management and maintenance of the Parent Obligations or any collateral security for the Parent Obligations.

SECTION 10.2. No Impairment of Guaranty, etc. The obligations of the Parent hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (except payment and performance in full of the Parent Obligations), including, without limitation, any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set–off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Parent Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of the Parent shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent, the Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy under this Credit Agreement or any other agreement, by any waiver or modification of any provision hereof or thereof, by any default, failure or delay, willful or otherwise, in the performance of the Parent Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of the Parent or would otherwise operate as a discharge of the Parent as a matter of law, unless and until the Parent Obligations are paid in full and the Commitments have terminated.

SECTION 10.3. Continuation and Reinstatement, etc.

(a) The Parent further agrees that its guaranty hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Parent Obligation is rescinded or must otherwise be restored by the Administrative Agent, the Issuing Bank or the Lenders upon the bankruptcy or reorganization of the Borrower, or a Guarantor, or otherwise. In furtherance of the provisions of this Article 10, and not in limitation of any other right which the Administrative Agent, the Issuing Bank or the Lenders may have at law or in equity against the Borrower, the Parent, a Guarantor or any other Person by virtue hereof, upon failure of the Borrower to pay any Parent Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice or otherwise, the Parent hereby promises to and will, upon receipt of written demand by the Administrative Agent on behalf of itself and/or the Issuing Bank and/or the Lenders, forthwith pay or cause to be paid to the Administrative Agent for the benefit of itself, the Issuing Bank and/or the Lenders (as applicable) in cash an amount equal to the lesser of (i) the unpaid amount of such unpaid Obligations and (ii) the unpaid amount of the Parent Obligations, in either case with interest thereon from the due date at a rate of interest equal to the rate specified in Section 2.7(a) hereof, and thereupon the Administrative Agent shall assign such Obligation, together with all security interests, if any, then held by the Administrative Agent in respect of such Obligation, to the Parent making such payment; such assignment to be subordinate and junior to the rights of the Administrative Agent on behalf of itself, the Issuing Bank and the Lenders with regard to amounts payable by the Borrower in connection with the remaining unpaid Obligations and to be pro tanto to the extent to which the Obligation in question was discharged by the Parent, the Guarantor or Guarantors making such payments.

(b) All rights of the Parent against the Borrower, arising as a result of the payment by the Parent of any sums to the Administrative Agent for the benefit of the Administrative Agent, and/or the Issuing Bank and/or the Lenders or directly to the Lenders hereunder by way of right of subrogation or otherwise, shall in all respects be subordinated and junior in right of payment to, and shall not be exercised by the Parent until and unless, the prior final payment in full of all the Obligations. If any amount shall be paid to the Parent for the account of the Borrower, such amount shall be held in trust for the benefit of the Administrative Agent, segregated from the Parent’s own assets, and shall forthwith be paid to the Administrative Agent on behalf of the Administrative Agent and/or the Issuing Bank and/or the Lenders to be credited and applied to the Obligations, whether matured or unmatured.

SECTION 10.4. Representations and Warranties of the Parent.

(a) Existence and Power.

(i) The Parent is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is in good standing as a foreign entity in all jurisdictions where (x) the nature of its properties or business so requires, or (y) the failure to be so qualified or be in good standing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect (a list of such jurisdictions as of the date hereof is attached hereto as Schedule 3.1).

(ii) The Parent has the power and authority (x) to own its respective properties and carry on its respective business as now being conducted or as intended to be conducted, (y) to execute, deliver and perform, as applicable, its obligations under the Fundamental Documents and any other documents contemplated thereby to which it is or will be a party, and (z) to grant to the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Bank and the Lenders, a security interest in the Pledged Securities as contemplated by Article 11 hereof; and, to guaranty the Obligations as contemplated this Article 10.

(b) Authority and No Violation.

(i) The execution, delivery and performance of this Credit Agreement and the other Fundamental Documents to which it is a party, by the Parent, the grant to the Administrative Agent for the benefit of the Administrative Agent, the Issuing Bank and the Lenders of the security interest in the Pledged Securities as contemplated herein and by the other Fundamental Documents and the guaranty of the Obligations as contemplated in this Article 10, (u) have been duly authorized by all necessary corporate action on the part of the Parent, (v) will not constitute a violation of any provision of Applicable Law in any material respect or any order of any Governmental Authority applicable to the Parent, or any of its properties or assets in any material respect, (w) will not violate any provision of the Certificate of Incorporation, By–Laws, operating agreement or any other organizational document of the Parent, (x) will not violate any provision of any Distribution Agreement, indenture, agreement, bond, note or other similar instrument to which the Parent or by which the Parent or any of its properties or assets are bound, other than where any such violation could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (y) will not be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, or create any right to terminate, any such Distribution Agreement, indenture, agreement, bond, note or other similar instrument, other than where any such violation could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (z) will not result in the creation or imposition of any Lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of any of the Parent other than pursuant to this Credit Agreement or the other Fundamental Documents.

(ii) Other than the restrictions listed on Schedule 3.2(b), there are no restrictions on the transfer of any of the Pledged Securities other than as a result of this Credit Agreement or applicable securities laws and the regulations promulgated thereunder.

(c) Financial Statements. The unaudited consolidated balance sheet of the Parent and its Consolidated Subsidiaries for the fiscal year ended July 31, 2005, together with the related statements of income, have been prepared in accordance with GAAP in effect as of such date consistently applied, except as otherwise indicated in the notes to such financial statements and subject to changes resulting from year-end and audit adjustments. All of such financial statements (x) are true and correct in all material respects, (y) fairly present the financial position or the results of operations of the Parent and its Consolidated Subsidiaries or the Credit Parties, as applicable, on a consolidated basis at the dates or for the periods indicated, subject to year-end and audit adjustments, and (z) reflect all known liabilities, contingent or otherwise, that GAAP require, as of such dates, to be shown or reserved against.

(d) No Material Adverse Change. There has been no material adverse change with respect to the business, operations, performance, assets, properties or financial condition of the Parent taken as a whole from July 31, 2005.

(e) Ownership of Pledged Securities. The Parent directly owns all of the voting stock and other Equity Interests, if any, of the Borrower; and the Borrower directly owns all of the voting stock and other Equity Interests, if any, of its Subsidiaries.

(f) Litigation. Schedule 3.12 sets forth a list as of the Closing Date of all actions, suits or other proceedings at law or in equity by or before any arbitrator, arbitration panel or Governmental Authority, and to the Parent’s knowledge, any investigation by any Governmental Authority of the affairs of, or threatened action, suit or other proceeding against or affecting, the Parent or any of its respective properties or rights. Except as set forth in Schedule 3.12, there are no actions, suits or other proceedings at law or in equity by or before any arbitrator, arbitration panel or Governmental Authority (including, but not limited to, matters relating to environmental liability) or, to the best of the Parent’s knowledge, any investigation by any Governmental Authority of the affairs of, or threatened action, suit or other proceeding against or affecting, the Parent or of any of its respective properties or rights which either (A) if adversely determined, could reasonably be expected to have a Material Adverse Effect, or (B) relate to this Credit Agreement, any other Fundamental Documents or any of the transactions contemplated hereby. The Parent is not in default with respect to any order, writ, injunction, decree, rule or regulation of any Governmental Authority binding upon such Person.

(g) Security Interest. This Credit Agreement and the other Fundamental Documents, when executed and delivered and, upon the making of the initial Loan hereunder, will create and grant to the Administrative Agent for the benefit of the Administrative Agent, the Issuing Bank and the Lenders (upon the delivery of the Pledged Securities and (in the case of Pledged Securities comprising capital stock) the appropriate stock powers to the Administrative Agent) valid and first priority perfected security interests in the Pledged Securities. The Parent’s taxpayer identification number and organizational identification number is listed on Schedule 3.18 hereto.

(h) Disclosure. Neither this Agreement nor any other Fundamental Document nor any material agreement, document, certificate or statement (other than the Initial Projections) furnished to the Administrative Agent and the Lenders by or on behalf of the Parent in connection with the transactions contemplated hereby, at the time it was furnished contained any untrue statement of a material fact or omitted to state a material fact, under the circumstances under which it was made, necessary in order to make the statements contained herein or therein not misleading (considered in the context of all other information provided to the Lenders). The Initial Projections, unless otherwise disclosed, were prepared in good faith based upon reasonable assumptions. At the date hereof, there is no fact known to the Parent (other than general industry conditions) which materially and adversely affects, or in the future may reasonably be expected to materially and adversely affect the business, properties, assets, operations or financial condition of the Parent, taken as a whole.

SECTION 10.5. Affirmative Covenants of the Parent.

From the date hereof and for so long as the Commitments shall be in effect, any amount shall remain outstanding under any Note, any Letter of Credit shall remain outstanding or any other Obligation shall remain unpaid or unsatisfied, the Parent agrees that, unless the Required Lenders shall otherwise consent in writing, it will:

(a) Financial Statement. Furnish or cause to be furnished to the Administrative Agent and each of the Lenders:

(i) Within one hundred twenty (120) days after the end of each fiscal year of the Parent commencing with the fiscal year ending July 31, 2006, the audited consolidated balance sheet of Parent and its Consolidated Subsidiaries, as at the end of, and the related consolidated statements of income, stockholders’ equity and cash flows for, such year, and, commencing with the fiscal year ending July 31, 2007, the corresponding figures as at the end of, and for, the preceding fiscal year, accompanied by an unqualified report and opinion of Ernst & Young LLP or such other independent public accountant of nationally recognized standing as shall be retained by Parent and be reasonably satisfactory to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards relating to reporting and which report and opinion shall contain no material exceptions or qualifications except for qualifications relating to accounting changes (with which such independent public accountants concur) in response to FASB releases or other authoritative pronouncements, together with a certificate signed by an Authorized Officer of the Parent, to the effect that such financial statements fairly present the financial position of the Parent and its Consolidated Subsidiaries as at the dates indicated and the results of its operations for the periods indicated in conformity with GAAP;

(ii) Within sixty (60) days after the end of each of the first three fiscal quarters of each of fiscal year of the Parent, the unaudited consolidated balance sheets of Parent and its Consolidated Subsidiaries, in each case as at the end of, and the related unaudited consolidated statements of income, stockholders’ equity and cash flow for, such quarter, and for the portion of the fiscal year through the end of such quarter, and the corresponding figures as at the end of such quarter, and for the corresponding period, in the preceding fiscal year, together with a certificate signed by an Authorized Officer of the Parent, to the effect that such financial statements, while not examined by independent public accountants, reflect, in the opinion of Parent, all adjustments necessary to present fairly in all material respects the financial position of the Parent and its Consolidated Subsidiaries as at the end of the fiscal quarter and the results of operations for the fiscal quarter then ended in conformity with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(iii) Within 10 Business Days of receipt thereof by the Parent, copies of all management letters issued to the Parent or any Credit Party by its auditors;

(iv) Promptly upon their becoming available, copies of (x) all registration statements, proxy statements, notices and reports which Parent shall file with any securities exchange or with the Securities and Exchange Commission or any successor agency, and (y) all reports, financial statements, press releases and other information which the Parent shall release, send or make available to its common stockholders generally;

(v) Simultaneously with delivery of financial statements required under Sections 10.5(a)(i) and (ii) above, a brief report by management outlining the financial condition and results of operations of the Parent, in a form reasonably acceptable to the Administrative Agent in its sole discretion

(vi) Promptly upon request therefor, any information required by the Administrative Agent, the Issuing Bank or any Lender under or in connection with the USA Patriot Act; and

(vii) From time to time such additional information regarding the financial condition or business of the Parent, or any Credit Party, as the Administrative Agent or any Lender acting through the Administrative Agent may reasonably request.

(b) Corporate Existence; Compliance with Laws. Do or cause to be done all things necessary (i) to preserve, renew and keep in full force and effect its legal existence, rights, licenses, permits and franchises and (ii) to comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, any Governmental Authority.

(c) Liens. Defend the Pledged Securities of the Parent against any and all Liens howsoever arising, other than Permitted Encumbrances, and in any event defend against any attempted foreclosure.

(d) Litigation. Promptly inform Administrative Agent of all actions, suits or other proceedings at law or in equity by or before any arbitrator, arbitration panel or Governmental Authority and any investigation by any Governmental Authority of the affairs of, or threatened action, suit or other proceeding against or affecting, the Parent or any of its respective properties or rights.

(e) Consolidated Net Worth. Maintain a Consolidated Net Worth of the Parent and its Consolidated Subsidiaries of at least $125,000,000.

(f) Liquidity. Maintain adequate sources of funds (which may be in the form of unrestricted balances of cash and Cash Equivalents, marketable securities, borrowing availability under loan agreements, and reasonably projected receipts during the relevant time periods from accounts receivable) available for the uses contemplated herein and not dedicated to other purposes, in an amount equal to all of its projected remaining fundings of the aggregate cash requirements (to the extent not projected to be financed by the Facility or payable by a Permitted Co-Financier) with respect to the production and distribution of each Qualifying Picture for which an advance of Loans has occurred or a Letter of Credit has been issued.

11. PLEDGE

SECTION 11.1. Pledge. Each Pledgor, as security for the due and punctual payment of the Obligations (including interest accruing on and after the filing of any petition in bankruptcy or of reorganization of the Borrower whether or not post filing interest is allowed in such proceeding) in the case of the Borrower, and as security for its obligations hereunder in the case of a Pledgor other than the Borrower, hereby pledges, hypothecates, assigns, transfers, sets over and delivers unto the Administrative Agent for the benefit of itself, the Issuing Bank and the Lenders, a security interest in all Pledged Collateral now owned or hereafter acquired by it. On the Closing Date, the Pledgors shall deliver to the Administrative Agent the definitive instruments (if any) representing all Pledged Securities, accompanied by undated stock powers (in the case of Pledged Securities comprising capital stock), duly endorsed or executed in blank by the appropriate Pledgor, and such other instruments or documents as the Administrative Agent or its counsel shall reasonably request. The initial Pledged Securities are listed on Schedule 11.1. The Administrative Agent shall have the right to update Schedule 11.1 to reflect any additions to the Pledged Securities after the Closing Date (provided, that its failure to do so shall not invalidate any pledge of Pledged Securities).

SECTION 11.2. Covenant. Each Pledgor covenants that as the owner of Equity Interests in each of its respective Subsidiaries it will not take any action to allow any additional shares of common stock, preferred stock or other Equity Interests of any of its respective Subsidiaries or any securities convertible or exchangeable into common or preferred stock or other Equity Interests of such Subsidiaries to be issued, or grant any options or warrants, unless all of such securities (or, in the case of a Subsidiary that is a Controlled Foreign Subsidiary, 66% of such securities) are pledged to the Administrative Agent (for the benefit of itself, the Issuing Bank and the Lenders) as security for the Obligations and, if applicable, such Pledgor’s obligations under Article 9 hereof.

SECTION 11.3. Registration in Nominee Name; Denominations. The Administrative Agent shall have the right (in its sole and absolute discretion) to hold the certificates representing any Pledged Securities (a) in its own name (on behalf of the Administrative Agent, the Issuing Bank and the Lenders) or in the name of its nominee, or (b) in the name of the appropriate Pledgor, endorsed or assigned in blank or in favor of the Administrative Agent. The Administrative Agent shall have the right to exchange the certificates representing any of the Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Credit Agreement.

SECTION 11.4. Voting Rights; Dividends; etc.

(a) The appropriate Pledgor shall be entitled to exercise any and all voting and/or consensual rights and powers accruing to an owner of the Pledged Securities being pledged by it hereunder or any part thereof for any purpose not inconsistent with the terms hereof, at all times, except as expressly provided in paragraph (c) below.

(b) All dividends or distributions of any kind whatsoever (other than cash dividends or cash distributions paid while no Event of Default is continuing) received by a Pledgor, whether resulting from a subdivision, combination, or reclassification of the outstanding capital stock or Equity Interests of the issuer or received in exchange for Pledged Securities or any part thereof or as a result of any merger, consolidation, acquisition, or other exchange of assets to which the issuer may be a party, or otherwise, shall be and become part of the Pledged Securities pledged hereunder and shall immediately be delivered to the Administrative Agent to be held subject to the terms hereof. All dividends and distributions which are received contrary to the provisions of this subsection (b) shall be received in trust for the benefit of the Administrative Agent, the Issuing Bank and the Lenders, segregated from such Pledgor’s own assets, and shall be delivered to the Administrative Agent.

(c) Upon the occurrence and during the continuance of an Event of Default and notice from the Administrative Agent of the transfer of such rights to the Administrative Agent, all rights of such Pledgor (i) to exercise the voting and/or consensual rights and powers which it is entitled to exercise pursuant to this Section, and (ii) to receive and retain cash dividends and cash distributions shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall have the sole and exclusive right and authority to exercise such voting and/or consensual rights and receive such cash dividends and cash distributions until such time as such Event of Default has been cured or waived.

(d) So long as no Event of Default shall have occurred and be continuing, any cash dividends or cash distributions received by a Credit Party in accordance with the terms hereof may be used for any purpose permitted hereunder.

SECTION 11.5. Remedies Upon Default. If an Event of Default shall have occurred and be continuing, the Administrative Agent, on behalf of itself, the Issuing Bank and the Lenders, may sell the Pledged Securities, or any part thereof, at public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Administrative Agent shall deem appropriate subject to the terms hereof or as otherwise provided in the UCC. The Administrative Agent shall be authorized at any such sale (if it deems it advisable to do so) to restrict to the full extent permitted by Applicable Law the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Pledged Securities for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale, the Administrative Agent shall have the right to assign, transfer, and deliver to the purchaser or purchasers thereof the Pledged Securities so sold. Each such purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of any Pledgor. The Administrative Agent shall give the Pledgors ten (10) days’ prior written notice of any such public or private sale, or sale at any broker’s board or on any such securities exchange, or of any other disposition of the Pledged Securities. Such notice, in the case of public sale, shall state the time and place for such sale and, in the case of sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Pledged Securities, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Administrative Agent may fix and shall state in the notice of such sale. At any such sale, the Pledged Securities, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Administrative Agent may (in its sole and absolute discretion) determine. The Administrative Agent shall not be obligated to make any sale of the Pledged Securities if it shall determine not to do so, regardless of the fact that notice of sale of the Pledged Securities may have been given.

The Administrative Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case the sale of all or any part of the Pledged Securities is made on credit or for future delivery, the Pledged Securities so sold shall be retained by the Administrative Agent until the sale price is paid by the purchaser or purchasers thereof, but the Administrative Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Pledged Securities so sold and, in case of any such failure, such Pledged Securities may be sold again upon like notice. At any sale or sales made pursuant to this Section 11.5, the Administrative Agent (on behalf of itself, and/or the Issuing Bank and/or the Lenders) may bid for or purchase, free from any claim or right of whatever kind, including any equity of redemption, of the Pledgors, any such demand, notice, claim, right or equity being hereby expressly waived and released, any or all of the Pledged Securities offered for sale, and may make any payment on the account thereof by using any claim for moneys then due and payable to the Administrative Agent or any consenting Lender by any Credit Party as a credit against the purchase price; and the Administrative Agent, upon compliance with the terms of sale, may hold, retain and dispose of the Pledged Securities without further accountability therefor to any Pledgor or any third party (other than the Lenders). The Administrative Agent shall in any such sale make no representations or warranties with respect to the Pledged Securities or any part thereof, and shall not be chargeable with any of the obligations or liabilities of the Pledgors with respect thereto. Each Pledgor hereby agrees (i) it will indemnify and hold the Administrative Agent, the Issuing Bank and the Lenders harmless from and against any and all claims with respect to the Pledged Securities asserted before the taking of actual possession or control of the Pledged Securities by the Administrative Agent pursuant to this Credit Agreement, or arising out of any act of, or omission to act on the part of, any Person prior to such taking of actual possession or control by the Administrative Agent (whether asserted before or after such taking of possession or control), or arising out of any act on the part of any Pledgor, its agents or Affiliates before or after the commencement of such actual possession or control by the Administrative Agent but excluding therefrom all claims with respect to the Pledged Securities resulting from (x) the gross negligence or willful misconduct of any of the Administrative Agent. the Issuing Bank or the Lenders, or (y) any claims with respect to the Pledged Securities asserted against an indemnified party by a Credit Party in which such Credit Party is the prevailing party, and the Administrative Agent, the Issuing Bank and the Lenders shall have no liability or obligation arising out of any such claim except for acts of willful misconduct or gross negligence. As an alternative to exercising the power of sale herein conferred upon it, the Administrative Agent may proceed by a suit or suits at law or in equity to foreclose upon the Collateral and Pledged Securities under this Credit Agreement and to sell the Pledged Securities, or any portion thereof, pursuant to a judgment or decree of a court or courts having competent jurisdiction.

SECTION 11.6. Application of Proceeds of Sale and Cash. The proceeds of sale of the Pledged Securities sold pursuant to Section 11.5 hereof shall be applied by the Administrative Agent on behalf of itself, the Issuing Bank and the Lenders as follows:

(i)

to the payment of all out-of-pocket costs and expenses paid or incurred by the Administrative Agent in connection with such sale, including, without limitation, all court costs and the fees and expenses of counsel for the

Administrative Agent in connection therewith, and the payment of all out-of-pocket costs and expenses paid or incurred by the Administrative Agent in enforcing this Credit Agreement, in realizing or protecting any Collateral and in enforcing or collecting any Obligations or any guaranty thereof, including, without limitation, court costs and the attorney’s fees and expenses incurred by the Administrative Agent in connection therewith; and

(ii)	to the payment in full of the Obligations in accordance with Section 13.2 hereof;

provided, however, that the Administrative Agent may in its discretion apply funds comprising the proceeds of sale of the Pledged Securities to pay the cost (i) of completing any Picture owned in whole or in part by any Credit Party in any stage of production, and (ii) of making delivery to the distributors of such Picture. Any amounts remaining after such payment in full shall be remitted to the appropriate Pledgor, or as a court of competent jurisdiction may otherwise direct.

SECTION 11.7. Securities Act, etc. In view of the position of each Pledgor in relation to the Pledged Securities pledged by it, or because of other present or future circumstances, a question may arise under the Securities Act of 1933, as amended, as now or hereafter in effect, or any similar statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being hereinafter called the “Federal Securities Laws”), with respect to any disposition of the Pledged Securities permitted hereunder. Each Pledgor understands that compliance with the Federal Securities Laws may very strictly limit the course of conduct of the Administrative Agent if the Administrative Agent were to attempt to dispose of all or any part of the Pledged Securities, and may also limit the extent to which or the manner in which any subsequent transferee of any Pledged Securities may dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Administrative Agent in any attempt to dispose of all or any part of the Pledged Securities under applicable Blue Sky or other state securities laws, or similar laws analogous in purpose or effect. Under Applicable Law, in the absence of an agreement to the contrary, the Administrative Agent may perhaps be held to have certain general duties and obligations to a Pledgor to make some effort towards obtaining a fair price even though the Obligations may be discharged or reduced by the proceeds of a sale at a lesser price. Each Pledgor waives to the fullest extent permitted by Applicable Law any such general duty or obligation to it, and the Pledgors and/or the Credit Parties will not attempt to hold the Administrative Agent responsible for selling all or any part of the Pledged Securities at an inadequate price, even if the Administrative Agent shall accept the first offer received or does not approach more than one possible purchaser. Without limiting the generality of the foregoing, the provisions of this Section 11.7 would apply if, for example, the Administrative Agent were to place all or any part of the Pledged Securities for private placement by an investment banking firm, or if such investment banking firm purchased all or any part of the Pledged Securities for its own account, or if the Administrative Agent placed all or any part of the Pledged Securities privately with a purchaser or purchasers.

SECTION 11.8. Continuation and Reinstatement. Each Pledgor further agrees that its pledge hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Administrative Agent or the Lenders upon the bankruptcy or reorganization of any Pledgor or otherwise.

SECTION 11.9. Termination. The pledge referenced herein shall terminate when all of the Obligations shall have been fully paid and performed and the Commitments shall have terminated, at which time the Administrative Agent shall promptly assign and deliver to the appropriate Pledgor, or to such Person or Persons as such Pledgor shall designate, against receipt, such of the Pledged Securities (if any) as shall not have been sold or otherwise applied by the Administrative Agent pursuant to the terms hereof and shall still be held by it hereunder, together with appropriate instruments of reassignment and release. Any such reassignment shall be free and clear of all Liens, arising by, under or through the Administrative Agent but shall otherwise be without recourse upon or warranty by the Administrative Agent and at the expense of the Pledgors.

12. CASH COLLATERAL

SECTION 12.1. Cash Collateral Accounts. On or prior to the Closing Date, there shall be established with the Administrative Agent a collateral account or accounts in the name of the Administrative Agent (the “Cash Collateral Account”), into which the appropriate Credit Parties shall from time to time deposit amounts pursuant to the express provisions of this Credit Agreement requiring or permitting such deposits. Except to the extent otherwise provided in this Article 12, the Cash Collateral Accounts shall be under the sole dominion and control of the Administrative Agent; provided, that so long as no Default or Event of Default shall have occurred and be continuing, the Administrative Agent shall release the amount deposited into the Cash Collateral Account (which amount, at the election of the Administrative Agent may be held in a separate sub-account or a separate Cash Collateral Account) pursuant to Section 4.1(v) for the payment by Borrower of Unfinanced Production Costs as and when needed.

SECTION 12.2. Investment of Funds.

(a) The Administrative Agent is hereby authorized and directed to invest and reinvest the funds from time to time transferred or deposited into the Cash Collateral Account, so long as no Event of Default has occurred and is continuing, on the instructions of the Borrower (provided, that any such instructions given orally shall be confirmed promptly in writing) or, if the Borrower shall fail to give such instructions upon delivery of any such funds, in the sole discretion of the Administrative Agent, provided that in no event may the Borrower give instructions to the Administrative Agent to, or may the Administrative Agent in its discretion, invest or reinvest funds in the Cash Collateral Account in other than Cash Equivalents.

(b) Any net income or gain on the investment of funds from time to time held in the Cash Collateral Account, shall be promptly reinvested by the Administrative Agent as a part of the Cash Collateral Account; and any net loss on any such investment shall be charged against the Cash Collateral Account.

(c) None of the Administrative Agent, the Issuing Bank or the Lenders shall be a trustee for any Credit Party, or shall have any obligations or responsibilities, or shall be liable for anything done or not done, in connection with the Cash Collateral Account except for any acts of gross negligence or willful misconduct, except as expressly provided herein and except that the Administrative Agent shall have the obligations of a secured party under the UCC. The Administrative Agent, the Issuing Bank and the Lenders shall not have any obligation or responsibility and shall not be liable in any way for any investment decision made in accordance with this Section 12.2 or for any decrease in the value of the investments held in the Cash Collateral Account except for any acts of gross negligence or willful misconduct.

SECTION 12.3. Securities Account. In addition to the Cash Collateral Accounts, Borrower shall have the right to maintain the Securities Account. The Borrower shall deliver on the Closing Date and keep in effect for so long as securities or funds remain on deposit in the Securities Account an account control agreement in form reasonably satisfactory to the Administrative Agent. At any time that an Event of Default shall have occurred and be continuing hereunder, the Administrative Agent may take such action as is permitted under such account control agreement to revoke the right of the Borrower to trade or withdraw securities in the Securities Account and may cause such securities to be converted to cash and transferred to a Cash Collateral Account.

SECTION 12.4. Grant of Security Interest. For value received and to induce the Issuing Bank to issue the Letters of Credit and the Lenders to participate in such Letters of Credit and make Loans to the Borrower as provided for in this Credit Agreement, as security for the payment of all of the Obligations, each of the Credit Parties hereby assigns to the Administrative Agent (for the benefit of itself, the Issuing Bank and the Lenders) and grants to the Administrative Agent (for the benefit of itself, the Issuing Bank and the Lenders), a first and prior Lien upon all of such Credit Party’s rights in and to the Cash Collateral Account and the Securities Account, all cash, documents, instruments and securities from time to time held therein, and all rights pertaining to investments of funds in the Cash Collateral Account and the Securities Account and all products and proceeds of any of the foregoing. All cash, documents, instruments and securities from time to time on deposit in the Cash Collateral Account and the Securities Account, and all rights pertaining to investments of funds in the Cash Collateral Account and the Securities Account shall immediately and without any need for any further action on the part of any of the Credit Parties, any Lender, the Issuing Bank or the Administrative Agent, become subject to the Lien set forth in this Section 12.3, be deemed Collateral for all purposes hereof and be subject to the provisions of this Credit Agreement.

SECTION 12.5. Remedies. At any time during the continuation of an Event of Default, the Administrative Agent may sell any documents, instruments and securities held in the Cash Collateral Account and may immediately apply the proceeds thereof and any other cash held in the Cash Collateral Account in accordance with Section 8.7.

13. THE ADMINISTRATIVE AGENT AND THE ISSUING BANK

SECTION 13.1. Administration by the Administrative Agent.

(a) The general administration of the Fundamental Documents and any other documents contemplated by this Credit Agreement or any other Fundamental Document shall be by the Administrative Agent or its designees. Except as otherwise expressly provided herein, each of the Lenders hereby irrevocably authorizes the Administrative Agent, at its discretion, to take or refrain from taking such actions as agent on its behalf and to exercise or refrain from exercising such powers under the Fundamental Documents, the Notes and any other documents contemplated by this Credit Agreement or any other Fundamental Document as are expressly delegated by the terms hereof or thereof, as appropriate, together with all powers reasonably incidental thereto. The Administrative Agent shall have no duties or responsibilities except as set forth in the Fundamental Documents.

(b) The Lenders and, where applicable, the Issuing bank hereby authorize the Administrative Agent (in its sole discretion):

(i)	in connection with the sale or other disposition of any asset included in the Collateral or the Equity Interests of any Guarantor, to the extent undertaken in accordance with the terms of this Credit Agreement, to release a Lien granted to it (for the benefit of the Administrative Agent, the Issuing Bank and the Lenders) on such asset or capital stock and/or to release such Guarantor from its obligations hereunder;

(ii)	to determine that the cost to the Borrower or another Credit Party is disproportionate to the benefit to be realized by the Administrative Agent, the Issuing Bank and the Lenders by perfecting a Lien in a given asset or group of assets included in the Collateral and that the Borrower or other Credit Party should not be required to perfect such Lien in favor of the Administrative Agent (for the benefit of itself, the Issuing Bank and the Lenders);

(iii)	to appoint subagents to be the holder of record of a Lien to be granted to the Administrative Agent (for the benefit of the Administrative Agent, the Issuing Bank and the Lenders);

(iv)	to confirm in writing the right of Quiet Enjoyment of licensees pursuant to the terms of Section 8.13;

(v)	in connection with a Picture being produced by a Credit Party, the principal photography of which is being done outside the United States of America, to approve arrangements with such Credit Party as shall be satisfactory to the Administrative Agent with respect to the temporary storage of the original negative film, the original sound track materials or other Physical Materials of such Picture in a production laboratory located outside the United States of America;

(vi)	to enter into and perform its obligations under the other Fundamental Documents;

(vii)

to enter into intercreditor and/or subordination agreements on terms acceptable to the Administrative Agent with (A) the unions and/or the guilds with respect to the security interests in favor of such unions and/or guilds required pursuant to the terms of the collective bargaining agreements, (B) any licensee or licensor having any rights to any Picture,

(C) Persons providing any services in connection with any Picture, or (D) Persons providing tax benefit and/or production subsidies or co-financing for Pictures;

(viii)	to accept (and, subject to compliance with Section 14.10 (c), the Administrative Agent shall accept) commitments from Persons which satisfy the definition of “Eligible Assignee” for an additional $30,000,000 of Commitments not committed to as of the date hereof as contemplated by Section 14.10(c) hereof, by (i) obtaining an executed counterpart of this Credit Agreement from each such Person, (ii) amending the Schedule of Commitments to add each such Person’s name and Commitment and circulating the amended Schedule of Commitments to the Lenders, the Issuing Bank and the Borrower, and (iii) recording in the Register (as defined in Section 14.3(e) hereof) the name and address of each such Person and the Commitment of, and principal amount of the Loans owing to it, whereupon (x) the Borrower shall execute and deliver to the Administrative Agent a Note (substantially in the form of Exhibit A hereto) to the order of each such Person in an amount equal to its Commitment, and (y) each such Person shall be a party hereto, have the rights and obligations of a Lender hereunder and under the other Fundamental Documents and shall be bound by the provisions hereof; and

(ix)	upon the acceptance of additional commitments pursuant to Section 13.1(b)(viii) hereof, to allocate equitably among the Lenders the Alternate Base Rate Loans and LIBOR Loans so as to achieve pro rata status.

(x)	to approve the terms and conditions of any sale or leaseback or other tax benefit transaction pursuant to Section 6.8 hereof; provided, however, that the Administrative Agent shall notify the Lenders thereof within a reasonable period following such approval;

(xi)	to approve and execute documents relating to a Permitted Co-Financed Picture, including a Co-Financing Intercreditor Agreement, in the manner contemplated by the terms hereof;

(xii)	to enter into and perform its obligations under any Approved Completion Bond entered into in connection with a Qualifying Picture, together with such additional documentation customarily entered into in connection therewith including, without limitation, an Interparty Agreement in form and substance reasonably satisfactory to the Administrative Agent, and in connection therewith, to approve FFI’s insurance support package and/or credit support as contemplated by the definition of “Approved Completion Guarantor” herein; and

(xiii)

notwithstanding the fact that a Default or an Event of Default has occurred and is continuing, to make the determination that Loans shall continue to be funded for (A) any Qualifying Picture (I) that has not been Completed and (II) for which the Lenders have made an initial Loan or issued an initial Letter of Credit pursuant to Section 4.2 hereof; provided, that (1) any such post-Default or post-Event of Default Loans are paid directly into a Production Account and the payments into such Production Account pursuant to the applicable Approved Completion Bond are deemed to satisfy any pre-condition to the obligations of the Approved Completion Guarantor to the Agent or the Agent is otherwise satisfied that such Loans will only be used to Complete such Qualifying Picture and (2) such Default or Event of Default is not related to (w) the failure to pay any Obligations hereunder due and owing after the applicable grace period has expired, (x) a Credit Party making a general assignment for the benefit of its creditors, (y) the commencement of any case entered by or against any Credit Party, whether voluntary or involuntary, seeking to have an order for relief entered on its behalf or against it as debtor, as applicable, or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of its or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property under such law which, with respect to an involuntary case, (i) results in the entry of any order for relief against it under such law or (ii) remains undismissed for a period of 30 days or if a Credit Party files an answer or other pleading in any such case, proceeding or other action admitting the material allegations of any petition, complaint or similar pleading filed against it or consenting to the relief sought therein or a Credit Party shall take any action to authorize any of the foregoing or (z) any challenge to or impairment of the Administrative Agent’s first priority perfected Lien in the Collateral relating to such Qualifying Picture; provided that any such Loans shall bear interest at a rate per annum of 2% in excess of the rate then in effect for Alternate Base Rate Loans from time to time in effect from the date advanced to the date of repayment.

SECTION 13.2. Payments. As between the Administrative Agent, the Issuing Bank and the Lenders, any amounts received by the Administrative Agent in connection with the Fundamental Documents, the application of which is not otherwise provided for, shall be applied, first, to pay the accrued but unpaid Commitment Fees in accordance with each Lender’s Percentage, second, to pay accrued but unpaid interest on the Notes in accordance with the amount of outstanding Loans owed to each Lender, third, to pay the principal balance outstanding on the Notes (with amounts payable on the principal balance outstanding on the Notes in accordance with the amount of outstanding Loans owed to each Lender) and amounts outstanding under Swap Agreements, and fourth, to pay any other amounts then due under this Credit Agreement. All amounts to be paid to any Lender by the Administrative Agent shall be credited to that Lender, after collection by the Administrative Agent, in immediately available funds either by wire transfer or deposit in such Lender’s correspondent account with the Administrative Agent, or as such Lender and the Administrative Agent shall from time to time agree.

SECTION 13.3. Sharing of Setoffs and Cash Collateral. Each of the Lenders agrees that if it shall, through the exercise of a right of banker’s Lien, setoff or counterclaim against any Credit Party (including, but not limited to, a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim and received by such Lender under any applicable bankruptcy, insolvency or other similar law) or otherwise, obtain payment in respect of its Loans as a result of which the unpaid portion of its Loans and L/C Exposure is proportionately less than the unpaid portion of Loans and L/C Exposure of any of the other Lenders (a) it shall promptly purchase at par (and shall be deemed to have thereupon purchased) from such other Lenders a participation in the Loans or Letters of Credit of such other Lenders, so that the aggregate unpaid principal amount of each of the Lender’s Loans and its participation in Loans and Letters of Credit of the other Lenders shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding and L/C Exposure as the principal amount of its Loans and L/C Exposure prior to the obtaining of such payment was to the principal amount of all Loans outstanding prior to the obtaining of such payment, and (b) such other adjustments shall be made from time to time as shall be equitable to ensure that the Lenders share such payment pro rata. If all or any portion of such excess payment is thereafter recovered from the Lender which originally received such excess payment, such purchase (or portion thereof) shall be canceled and the purchase price restored to the extent of such recovery. The Credit Parties expressly consent to the foregoing arrangements and agree that any Lender or Lenders holding (or deemed to be holding) a participation in a Note or Letter of Credit may exercise any and all rights of banker’s Lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender or Lenders as fully as if such Lender or Lenders held a Note and was the original obligee thereon, in the amount of such participation.

SECTION 13.4. Notice to the Lenders. Upon receipt by the Administrative Agent from any of the Credit Parties of any communication calling for an action on the part of the Lenders, or upon notice to the Administrative Agent of any Event of Default, the Administrative Agent will in turn immediately inform the other Lenders in writing (which shall include facsimile communications) of the nature of such communication or of the Event of Default, as the case may be.

SECTION 13.5. Liability of the Administrative Agent and Issuing Bank.

(a) The Administrative Agent or the Issuing Bank, when acting on behalf of the Lenders, may execute any of its duties under this Credit Agreement or the other Fundamental Documents by or through its officers, agents or employees and neither the Administrative Agent, the Issuing Bank nor officers, agents or employees shall be liable to the Lenders or any of them for any action taken or omitted to be taken in good faith, nor be responsible to the Lenders or to any of them for the consequences of any oversight or error of judgment, or for any loss, unless the same shall happen through its gross negligence or willful misconduct. The Administrative Agent, the Issuing Bank and their respective directors, officers, agents, and employees shall in no event be liable to the Lenders or to any of them for any action taken or omitted to be taken by it pursuant to instructions received by it from the Required Lenders or in reliance upon the advice of counsel selected by it with reasonable care. Without limiting the foregoing, neither the Administrative Agent, the Issuing Bank nor any of their respective directors, officers, employees, or agents shall be responsible to any of the Lenders for the due execution, validity, genuineness, effectiveness, sufficiency, or enforceability of, or for any statement, warranty, or representation in, or for the perfection of any security interest contemplated by, this Credit Agreement, any other Fundamental Document or any related agreement, document or order, or for freedom of any of the Collateral or any of the Pledged Securities from prior Liens or security interests, or shall be required to ascertain or to make any inquiry concerning the performance or observance by the Borrower or any other Credit Party of any of the terms, conditions, covenants, or agreements of this Credit Agreement, any other Fundamental Document, or any related agreement or document.

(b) None of the Administrative Agent (in its capacity as agent for the Lenders), the Issuing Bank or any of their respective directors, officers, employees or agents shall have any responsibility to the Borrower or any other Credit Party on account of the failure or delay in performance or breach by any of the Lenders (other than JPMorgan Chase Bank, N.A.) of any of such Lender’s obligations under this Credit Agreement, the other Fundamental Documents or any related agreement or document or in connection herewith or therewith. No Lender nor any of its directors, officers, employees or agents shall have any responsibility to the Borrower or any other Credit Party on account of the failure or delay in performance or breach by any other Lender of such other Lender’s obligations under this Credit Agreement, the other Fundamental Documents or any related agreement or document or in connection herewith or therewith.

(c) Each of the Administrative Agent, in its capacity as agent for the Lenders hereunder, and the Issuing Bank shall be entitled to rely on any communication, instrument or document believed by it to be genuine or correct and to have been signed or sent by a Person or Persons believed by it to be the proper Person or Persons, and it shall be entitled to rely on advice of legal counsel, independent public accountants, and other professional advisers and experts selected by it.

SECTION 13.6. Reimbursement and Indemnification. Each of the Lenders agrees (i) to reimburse the Administrative Agent for such Lender’s Pro Rata Share of any expenses and fees incurred for the benefit of the Lenders under the Fundamental Documents, including, without limitation, counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, and any other expense incurred in connection with the operations or enforcement thereof not reimbursed by or on behalf of the Borrower, (ii) to indemnify and hold harmless the Administrative Agent and any of its directors, officers, employees, or agents, on demand, in accordance with such Lender’s Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against, it or any of them in any way relating to or arising out of any of the Fundamental Documents or any related agreement or document, or any action taken or omitted by it or any of them under any Fundamental Documents or any related agreement or document, to the extent not reimbursed by or on behalf of the Borrower or any other Credit Party (except such as shall result from its gross negligence or willful misconduct) and (iii) to indemnify and hold harmless the Issuing Bank and any of its directors, officers, employees, or agents, on demand, in the amount of its Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against it or any of them in any way relating to or arising out of the issuance of any Letters of Credit or the failure to issue Letters of Credit if such failure or issuance was at the direction of Required Lenders (except as shall result from the gross negligence or willful misconduct of the Person to be reimbursed, indemnified or held harmless, as applicable). To the extent indemnification payments made by the Lenders pursuant to this Section 13.6 are subsequently recovered by the Administrative Agent from a Credit Party, the Administrative Agent will promptly refund such previously paid indemnity payments to the Lenders.

SECTION 13.7. Rights of Administrative Agent. It is understood and agreed that the Administrative Agent shall have the same duties, rights and powers as a Lender hereunder (including the right to give such instructions) as any of the other Lenders and may exercise such rights and powers, as well as its rights and powers under other agreements and instruments to which it is or may be party, and engage in other transactions with any Credit Party or Affiliate thereof, as though it were not the Administrative Agent of the Lenders under this Credit Agreement and the other Fundamental Documents.

SECTION 13.8. Independent Investigation by Lenders. Each of the Lenders acknowledges that it has decided to enter into this Credit Agreement and the other Fundamental Documents and to make the Loans and participate in Letters of Credit hereunder based on its own analysis of the transactions contemplated hereby and of the creditworthiness of the Credit Parties and agrees that the Administrative Agent shall not bear any responsibility therefor.

SECTION 13.9. Agreement of Required Lenders. Except as set forth in Section 14.11 hereof, upon any occasion requiring or permitting an approval, consent, waiver, election or other action on the part of the Lenders, action shall be taken by the Administrative Agent for and on behalf of, or for the benefit of, all Lenders upon the direction of the Required Lenders and any such action shall be binding on all Lenders. No amendment, modification, consent or waiver shall be effective except in accordance with the provisions of Section 14.10 hereof.

SECTION 13.10. Notice of Transfer. The Administrative Agent may deem and treat any Lender which is a party to this Credit Agreement as the owner of such Lender’s respective portions of the Loans for all purposes, unless and until a written notice of the assignment or transfer thereof executed by any such Lender shall have been received by the Administrative Agent and become effective in accordance with Section 14.3 hereof.

SECTION 13.11. Successor Administrative Agent. The Administrative Agent may resign at any time by giving ten days’ prior written notice thereof to the Lenders and the Borrower, but such resignation shall not become effective until acceptance by a successor agent of its appointment pursuant hereto. Upon any such resignation, the retiring Administrative Agent shall consult with the Borrower and promptly appoint a successor agent from among the Lenders which successor shall be experienced and sophisticated in entertainment industry lending; provided, that such replacement is reasonably acceptable (as evidenced in writing) to the Required Lenders and the Borrower; provided, however, that such approval by the Borrower shall not be required at any time when a Default or Event of Default is continuing. If no successor agent shall have been so appointed by the retiring Administrative Agent and shall have accepted such appointment, within 30 days after the retiring agent’s giving of notice of resignation, the Borrower may appoint a successor agent (which successor may be replaced by the Required Lenders; provided, that such successor is experienced and sophisticated in entertainment industry lending and reasonably acceptable to the Borrower), which shall be either a Lender or a commercial bank organized under the laws of the United States of America or of any State thereof and shall have a combined capital and surplus of at least $250,000,000 and shall be experienced and sophisticated in entertainment industry lending. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor agent, such successor agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Credit Agreement, the other Fundamental Documents and any other credit documentation. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article 13 and Article 14 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Credit Agreement.

SECTION 13.12. Successor Issuing Bank. The Issuing Bank may resign at any time by giving ten days’ prior written notice thereof to the Lenders and the Borrower, but such resignation shall not become effective until acceptance by a successor Issuing Bank of its appointment pursuant hereto. Upon any such resignation, the retiring Issuing Bank shall consult with the Borrower and promptly appoint a successor Issuing Bank from among the Lenders which is experienced and sophisticated in entertainment industry lending, provided that such replacement is reasonably acceptable (as evidenced in writing) to the Required Lenders and the Borrower and has a credit rating at least as high as that of the Issuing Bank; provided, however, that such approval by the Borrower shall not be required at any time when a Default or Event of Default shall have occurred and be continuing. If no successor Issuing Bank shall have been so appointed by the retiring Issuing Bank and shall have accepted such appointment within 30 days after the retiring Issuing Bank’s giving of notice of resignation, the Borrower may appoint a successor Issuing Bank (which successor may be replaced by the Required Lenders; provided that such successor is reasonably acceptable to the Borrower), which shall be either a Lender or a commercial bank organized, licensed, carrying on business under the laws of the United States of America or of any State thereof and shall have a combined capital and surplus of at least US$250,000,000. Upon the acceptance of any appointment as Issuing Bank hereunder by a successor Issuing Bank, such successor Issuing Bank shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Issuing Bank, and the retiring Issuing Bank shall be discharged from its duties and obligations under this Credit Agreement, the other Fundamental Documents and any other credit documentation, except with respect to Letters of Credit which are outstanding at the time of the resignation unless the successor Issuing Bank replaces the retiring Issuing Bank as the issuing bank on such Letters of Credit. The Borrower and each Lender hereby agrees that each will use its commercially reasonable efforts to replace any such outstanding Letters of Credit issued by the retiring Issuing Bank. After any retiring Issuing Bank’s resignation hereunder as Issuing Bank, the provisions of this Article 13 and Article 14 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Issuing Bank under this Credit Agreement.

14. MISCELLANEOUS

SECTION 14.1. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)	if to any Credit Party, to it at IDTE Animation Slate, LLC., c/o IDT Entertainment, Inc., 520 Broad Street, Newark, NJ 07102 (Telecopy No. (973) 438-1741), Attention: Sam Abraham, with a copy to O’Melveny and Myers LLP, 1999 Avenue of the Stars, Suite 700, Los Angeles, California 90067, Attention: Stephen Scharf (Telecopy No. (310) 246-6779);

(ii)	if to the Administrative Agent or to JPMorgan Chase Bank, N.A., to (x) JPMorgan Chase Bank, N.A., 131 South Dearborn, Floor 6, Chicago, IL 60603-5506, Attention: Stephen C. Price (Telecopy No. (312) 325-3231), with copies to (y) JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 1111 Fannin, 10th Floor, Houston, Texas 77002, Attention: Pearl Esparza (Telecopy No. (713) 750-2358) and to (z) J.P. Morgan Securities Inc., 1999 Avenue of the Stars, 27th Floor, Los Angeles, California 90067, Attention: Jason Somerville (Telecopy No. (310) 860-7260); and

(iii)	if to any other Lender, to it at its address (or telecopy number) set forth on the signature pages hereto.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided, that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent, the Issuing Bank (if applicable) and the applicable Lender. Each of the Administrative Agent, the Issuing Bank and the Borrower may, each in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to all of the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Credit Agreement shall be deemed to have been given on the date of receipt.

(d) If the Administrative Agent shall exercise its right hereunder (i) to delete the name of a Person of Affiliated Group from the list of Acceptable Obligors or (ii) to reduce the Allowable Amount with respect to any Acceptable Obligor, to the extent reasonably practicable the notice exercising such right shall include a brief statement of the reasons for such actions; provided, that the absence of any such statement or any inadequacy thereof shall not render such notice ineffective.

SECTION 14.2. Survival of Agreement, Representations and Warranties, etc. All warranties, representations and covenants made by the Parent or any of the Credit Parties herein, in any other Fundamental Document or in any certificate or other instrument delivered by it or on its behalf in connection with this Credit Agreement or any other Fundamental Document shall be considered to have been relied upon by the Administrative Agent, the Issuing Bank and the Lenders and, except for any terminations, amendments, modifications or waivers thereof in accordance with the terms hereof, shall survive the making of the Loans herein contemplated and the execution and delivery to the Administrative Agent of the Notes regardless of any investigation made by the Administrative Agent, the Issuing Bank or the Lenders or on their behalf and shall continue in full force and effect so long as any Obligation is outstanding and unpaid and so long as the Commitments have not been terminated. All statements in any such certificate or other instrument shall constitute representations and warranties by the Credit Parties hereunder.

SECTION 14.3. Successors and Assigns; Syndications; Loan Sales; Participations.

(a) Whenever in this Credit Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; provided, however, that neither the Borrower nor any other Credit Party may assign its rights hereunder without the prior written consent of the Administrative Agent and all Lenders, and all covenants, promises and agreements by or on behalf of any of the Credit Parties which are contained in this Credit Agreement shall inure to the benefit of the successors and assigns of the Administrative Agent, the Issuing Bank and the Lenders.

(b) Each of the Lenders may (but only with the prior written consent of the Administrative Agent and the Issuing Bank, which consent shall not be unreasonably withheld or delayed and, at any time prior to the occurrence of a Default or Event of Default, with the prior written consent of the Borrower, which consent will not be unreasonably withheld or delayed) assign to an Eligible Assignee all or a portion of its interests, rights and obligations under this Credit Agreement (including, without limitation, all or a portion of its Commitment and the same portion of all Loans at the time owing to it, the Notes held by it and its rights and obligations with regard to any Letters of Credit); provided, however, that (i) each assignment shall be of a constant, and not a varying, percentage of the assigning Lender’s interests, rights and obligations under this Credit Agreement, (ii) each assignment shall be in a minimum Commitment amount (or at any time after the Commitment Termination Date, minimum aggregate amount of Loans and L/C Exposure) equal to $2,500,000, and (iii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register (as defined below), an Assignment and Assumption, together with the assigning Lender’s original Note and a processing and recordation fee of $3,500 to be paid to the Administrative Agent by the assigning Lender or the assignee. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Assumption, which effective date shall not (unless otherwise agreed to by the Administrative Agent) be earlier than five Business Days after the date of acceptance and recording by the Administrative Agent, (x) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Assumption, have the rights and obligations of a Lender hereunder and under the other Fundamental Documents and shall be bound by the provisions hereof, and (y) the assigning Lender thereunder shall, to the extent provided in such Assignment and Assumption, relinquish its rights and be released from its obligations under this Credit Agreement except that, notwithstanding such assignment, any rights and remedies available to the Borrower for any breaches by such assigning Lender of its obligations hereunder while a Lender shall be preserved after such assignment and such Lender shall not be relieved of any liability to the Borrower due to any such breach. In the case of an Assignment and Assumption covering all or the remaining portion of the assigning Lender’s rights and obligations under this Credit Agreement, such assigning Lender shall cease to be a party hereto.

(c) Notwithstanding any provision herein otherwise requiring the consent of the Borrower, each Lender may at any time make an assignment of its interests, rights and obligations under this Credit Agreement without the consent of the Borrower, to (i) any Affiliate of such Lender, (ii) any Person, or Affiliate of a Person, that manages such Lender (a “Related Fund”) or (iii) any other Lender hereunder. Any such assignment to any Affiliate of the assigning Lender, a Related Fund or any other Lender hereunder shall not be subject to the requirement of Section 14.3(b) that the amount of the Commitment (or Loans or L/C Exposure if applicable) of the assigning Lender subject to each assignment be in a minimum principal amount of $2,500,000, and any such assignment to any Affiliate of the assigning Lender shall not release the assigning Lender of its remaining obligations hereunder, if any.

(d) By executing and delivering an Assignment and Assumption, the assigning Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby and that such interest is free and clear of any adverse claim, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Credit Agreement or any other Fundamental Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Fundamental Documents or any other instrument or document furnished pursuant hereto or thereto; (ii) such assignor Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Credit Party or the performance or observance by any Credit Party of any of their obligations under the Fundamental Documents or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Sections 5.1(a) and 5.1(b) (if such financial statements shall have theretofore been delivered) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (iv) such assignee agrees that it will, independently and without reliance upon the assigning Lender, the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Credit Agreement or any other Fundamental Document; (v) such assignee appoints and authorizes the Administrative Agent to take such action as the agent on its behalf and to exercise such powers under this Credit Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will be bound by the provisions of this Credit Agreement and will perform in accordance with their terms all of the obligations which by the terms of this Credit Agreement are required to be performed by it as a Lender.

(e) The Administrative Agent (acting for this purpose on behalf of the Borrower) shall maintain at its address at which notices are to be given to it pursuant to Section 14.1 a copy of each Assignment and Assumption and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of the Loans owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive, in the absence of manifest error, and the Credit Parties, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of the Fundamental Documents. The Register shall be available for inspection by any Credit Party or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(f) Subject to the foregoing, upon its receipt of an Assignment and Assumption executed by an assigning Lender and an assignee together with the assigning Lender’s original Note and the processing and recordation fee, the Administrative Agent shall, if such Assignment and Assumption has been completed, is in the form of Exhibit I hereto, and has been consented to in writing by the Issuing Bank and, if applicable, the Borrower, (i) accept such Assignment and Assumption, and (ii) record the information contained therein in the Register. Within five (5) Business Days after receipt of the notice, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent, in exchange for the surrendered Note, a new Note to the order of such assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Assumption and if the assigning Lender has retained a Commitment hereunder a new Note to the order of the assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Notes shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Note and shall otherwise be in substantially the form of Exhibit A hereto. In addition the Credit Parties will promptly, at their own expense, execute such amendments to the Fundamental Documents to which each is a party and such additional documents, and take such other actions as the Administrative Agent or the assignee Lender may reasonably request in order to give such assignee Lender the full benefit of the Liens contemplated by the Fundamental Documents.

(g) Each of the Lenders may, without the consent of any of the Credit Parties, the Administrative Agent, the Issuing Bank or the other Lenders, sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Credit Agreement (including, without limitation, all or a portion of its Commitment and the Loans owing to it and the Note held by it); provided, however, that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such participant shall not be granted any voting rights or any right to control the vote of such Lender under this Credit Agreement, except with respect to proposed changes to interest rates, amount of Commitments, final maturity of any Loan, releases of all or substantially all the Collateral and fees (in each case, only as applicable to such participant), (iii) any such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iv) the participating banks or other entities shall be entitled to the cost protection provisions contained in Sections 2.9, 2.10, 2.11, 2.13 (subject to the last sentence of this Section 14.3(g)) and 14.3 hereof but a participant shall not be entitled to receive pursuant to such provisions an amount larger than its share of the amount to which the Lender granting such participation would have been entitled to receive, and (v) the Credit Parties, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s and its participants’ rights and obligations under this Credit Agreement. No holder of a participating interest shall be entitled to the benefits of Section 2.13 with respect to withholding taxes under the law of the jurisdiction in which the Borrower is located, unless the Borrower is notified of the participation sold to such holder and such holder agrees, for the benefit of the Borrower, to comply with Section 2.13(e) and Section 2.13(f) as though it were a Lender.

(h) A Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 14.3, disclose to the assignee or participant or proposed assignee or participant, any information relating to any Credit Party furnished to the Administrative Agent or such Lender by or on behalf of the Borrower or another Credit Party (provided that such proposed assignee or participant agrees to hold such information confidential in accordance with Section 14.18 hereof).

(i) Any assignment pursuant to paragraph (b) or (c) of this Section 14.3 shall constitute an amendment of the Schedule of Commitments as of the effective date of such assignment without any other further action required.

(j) The Credit Parties consent that any Lender may at any time and from time to time pledge or otherwise grant a security interest in any Loan or in any Note evidencing the Loans (or any part thereof) to any Federal Reserve Bank.

SECTION 14.4. Expenses; Documentary Taxes. Whether or not the transactions hereby contemplated shall be consummated, the Borrower agrees to pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent or the Arranger in connection with, or growing out of, the performance of due diligence, the syndication of the credit facility contemplated hereby, the negotiation, preparation, execution, delivery, waiver or modification and administration of this Credit Agreement and any other documentation contemplated hereby, the making of the Loans, the issuance of the Letters of Credit, the Collateral, the Pledged Securities or any Fundamental Document, including but not limited to, the reasonable out-of-pocket costs and reasonable internally allocated charges of audit or field examinations of the Administrative Agent in connection with the administration of this Credit Agreement, the verification of financial data and the transactions contemplated hereby, and the reasonable fees and disbursements of Morgan, Lewis & Bockius, LLP, counsel for the Administrative Agent and any other local counsel that the Administrative Agent shall retain, and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or the Lenders in the enforcement or protection (as distinguished from administration) of the rights and remedies of the Lenders in connection with this Credit Agreement, the Notes, the Letters of Credit or the other Fundamental Documents, or as a result of any transaction, action or non-action arising from any of the foregoing, including, but not limited to, the fees and disbursements of any counsel for the Administrative Agent or the Lenders. Such payments shall be made on the date this Credit Agreement is executed by the Borrower and thereafter on demand. The Borrower agrees that it shall indemnify the Administrative Agent, the Issuing Bank and the Lenders from and hold them harmless against any documentary taxes, assessments or charges made by any Governmental Authority by reason of the execution and delivery of this Credit Agreement or the Notes or the issuance of any Letters of Credit. The obligations of the Borrower under this Section shall survive the termination of this Credit Agreement, the payment of the Loans and the expiration of the Letters of Credit.

SECTION 14.5. Indemnity. The Credit Parties agree (a) to indemnify and hold harmless the Administrative Agent, the Issuing Bank, the Arranger and the Lenders and their respective directors, officers, employees and agents (each an “Indemnified Party”) (to the full extent permitted by Applicable Law) from and against any and all claims, demands, losses, judgments, damages and liabilities (including liabilities for penalties) incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, any investigation, litigation or other proceeding (whether or not any Lender, the Administrative Agent, the Issuing Bank or the Arranger is a party thereto) related to the entering into and/or performance of any Fundamental Document or the use of the proceeds of any Loans or Letters of Credit hereunder or the consummation of the transaction contemplated in any Fundamental Document, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding (i) any such losses, liabilities, claims, damages or expenses of an Indemnified Party to the extent they are found in a final judgment of a court to have been incurred by reason of the gross negligence or willful misconduct of such Indemnified Party, (ii) litigation solely between a Credit Party or Credit Parties, on the one hand, and the Administrative Agent, the Issuing Bank or the Lenders, on the other hand, in connection with this Credit Agreement or the other Fundamental Documents or in any way relating to the transactions contemplated hereby or thereby if, after final non-appealable judgment, the Administrative Agent, the Issuing Bank or the Lenders are not the prevailing party or parties in such litigation and (iii) litigation among the Lenders or between the Administrative Agent and/or the Issuing Bank and the Lenders in connection with this Credit Agreement, the Fundamental Documents or in any way relating to the transactions contemplated thereby or hereby). If any proceeding, including any governmental investigation, shall be instituted involving any Indemnified Party, in respect of which indemnity may be sought against the Credit Parties, such Indemnified Party shall promptly notify the Borrower in writing. The foregoing indemnity agreement includes any costs incurred by an Indemnified Party in connection with any action or proceeding in connection with which any officer or employee of the Administrative Agent, the Issuing Bank, the Arranger or the Lenders is called as a witness or deponent, including, but not limited to, the reasonable fees and disbursements of Morgan, Lewis & Bockius LLP, counsel to the Administrative Agent, the Issuing Bank and the Arranger and any reasonable out-of-pocket costs incurred by the Administrative Agent, the Issuing Bank, the Arranger or the Lenders in appearing as a witness or in otherwise complying with legal process served upon them. The obligations of the Borrower under this Section 13.5 shall survive the termination of this Credit Agreement, the payment of the Loans and the reimbursement of all L/C Exposure and shall inure to the benefit of any Person who was a Lender notwithstanding such Person’s assignment of all its Loans, L/C Exposure and Commitment hereunder.

If the Parent or a Credit Party shall fail to do any act or thing which it has covenanted to do hereunder or under a Fundamental Document, or any representation or warranty of the Parent or a Credit Party shall be breached, the Administrative Agent may (but shall not be obligated to) do the same or cause it to be done or remedy any such breach and there shall be added to the Obligations hereunder the cost or expense incurred by the Administrative Agent in so doing, and any and all amounts expended by the Administrative Agent in taking any such action shall be repayable to it upon its demand therefor and shall bear interest at a rate per annum of 2% in excess of the rate then in effect for Alternate Base Rate Loans from time to time in effect from the date advanced to the date of repayment.

SECTION 14.6. CHOICE OF LAW. THIS CREDIT AGREEMENT AND THE NOTES SHALL IN ALL RESPECTS BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK WHICH ARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE AND, IN THE CASE OF PROVISIONS RELATING TO INTEREST RATES, ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICES FOR DOCUMENTARY CREDITS (1993 REVISION), INTERNATIONAL CHAMBER OF COMMERCE, PUBLICATION NO. 500 (THE “UNIFORM CUSTOMS”) AND, AS TO MATTERS NOT GOVERNED BY THE UNIFORM CUSTOMS, THE LAWS OF THE STATE OF NEW YORK.

SECTION 14.7. WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH CREDIT PARTY HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS CREDIT AGREEMENT, THE SUBJECT MATTER HEREOF, ANY OTHER FUNDAMENTAL DOCUMENT OR THE SUBJECT MATTER THEREOF, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT OR TORT OR OTHERWISE. EACH CREDIT PARTY ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THE PROVISIONS OF THIS SECTION CONSTITUTE A MATERIAL INDUCEMENT UPON WHICH SUCH OTHER PARTIES HAVE RELIED, ARE RELYING AND WILL RELY IN ENTERING INTO THIS CREDIT AGREEMENT AND ANY OTHER FUNDAMENTAL DOCUMENT. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 14.7 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF ANY CREDIT PARTY TO THE WAIVER OF ITS RIGHTS TO TRIAL BY JURY.

SECTION 14.8. WAIVER WITH RESPECT TO DAMAGES. EACH CREDIT PARTY ACKNOWLEDGES THAT NEITHER THE ADMINISTRATIVE AGENT, THE ARRANGER, THE ISSUING BANK NOR ANY LENDER HAS ANY FIDUCIARY RELATIONSHIP WITH, OR FIDUCIARY DUTY TO, ANY CREDIT PARTY ARISING OUT OF OR IN CONNECTION WITH THIS CREDIT AGREEMENT OR ANY OTHER FUNDAMENTAL DOCUMENT AND THE RELATIONSHIP BETWEEN THE ADMINISTRATIVE AGENT, THE ARRANGER, THE ISSUING BANK AND THE LENDERS, ON THE ONE HAND, AND THE CREDIT PARTIES, ON THE OTHER HAND, IN CONNECTION THEREWITH IS SOLELY THAT OF DEBTOR AND CREDITOR. TO THE EXTENT PERMITTED BY APPLICABLE LAW, NO CREDIT PARTY SHALL ASSERT, AND EACH CREDIT PARTY HEREBY WAIVES, ANY CLAIMS AGAINST THE ADMINISTRATIVE AGENT, THE ARRANGER, THE ISSUING BANK AND THE LENDERS ON ANY THEORY OF

LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS CREDIT AGREEMENT, ANY FUNDAMENTAL DOCUMENT, ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

SECTION 14.9. No Waiver. No failure on the part of the Administrative Agent, the Issuing Bank or any Lender to exercise, and no delay in exercising, any right, power or remedy hereunder, under the Notes or any other Fundamental Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

SECTION 14.10. Amendments, etc.

(a) No modification, amendment or waiver of any provision of this Credit Agreement, and no consent to any departure by a Credit Party herefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders and the Administrative Agent, and acknowledged and agreed to by the Borrower and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (A) no such modification, amendment, waiver or consent shall, without the written consent of all Lenders, (i) amend or modify any provision of this Credit Agreement which provides for the unanimous consent or approval of the Lenders, (ii) release any material amount of Collateral or any of the Pledged Securities (except as contemplated herein) or release any Guarantor from its obligations hereunder (except as contemplated herein), (iii) alter the final scheduled maturity or principal amount of any Loan, or decrease the rate of interest payable thereon, or decrease the rate at which the Commitment Fees accrue, or delay the fixed scheduled maturity of any payment required to be made under this Credit Agreement, (iv) subordinate the Obligations hereunder to other Indebtedness or subordinate the security interests of the Administrative Agent in the Collateral except as permitted by Section 13.1, (v) amend the definition of “Required Lenders” to decrease the percentage of Lenders referred to therein, (vi) materially amend the definition of “Collateral”, (vii) amend or modify this Section 14.11(a), (B) no such modification, amendment, waiver or consent shall increase the Commitment of any Lender without the written consent of such Lender, and (C) no such modification, amendment, waiver or consent shall amend Section 2.2 hereof without the written consent of the Administrative Agent. No such amendment or modification may adversely affect the rights and obligations of the Administrative Agent hereunder without its prior written consent. No notice to or demand on any of the Credit Parties shall entitle such Credit Party to any other or further notice or demand in the same, similar or other circumstances. Each holder of a Note shall be bound by any amendment, modification, waiver or consent authorized as provided herein, whether or not such Note shall have been marked to indicate such amendment, modification, waiver or consent and any consent by any holder of such Note shall bind any Person subsequently acquiring such Note, whether or not such Note is so marked.

(b) If any Lender (i) requests compensation under Sections 2.7(b), 2.10 or 2.13, or (ii) defaults in its obligation to fund Loans hereunder or (iii) does not consent to any waiver, consent or modification requested by the Borrower (but only where the consent of all the Lenders is required for such waiver, consent or modification and the Borrower obtains the waiver, consent or modification from all other Lenders), then the Borrower may, at its sole expense and effort and upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 14.3), all of its interests, rights and obligations under this Credit Agreement to another Lender or an Eligible Assignee which shall assume such obligations and which accepts such assignment; provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent and the Issuing Bank in the sole and absolute discretion of each, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Exposure, accrued interest thereon, accrued fees and all other amounts then payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.10 or payments required to be made pursuant to Sections 2.7(b) or 2.13, such assignment will result in a reduction in such compensation or payment on an ongoing basis. No Lender shall be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(c) Subject to compliance with the procedures described in Section 13.1(b)(viii) and (ix) hereof, the Borrower may request that the Administrative Agent increase the Total Commitments subsequent to the Closing Date by up to $30,000,000, provided that (i) no Default or Event of Default shall have occurred and be continuing or will exist after giving effect to such increase, (ii) the Borrower are in pro forma compliance with all covenants on the date of such increase and for the most recently completed covenant testing period, after giving effect to such increase and any other appropriate pro forma adjustments acceptable to the Administrative Agent and (iii) the new lender proposed by the Borrower is approved by the Administrative Agent and the Issuing Bank, such approval not to be unreasonably withheld.

SECTION 14.11. Severability. Any provision of this Credit Agreement or of the Notes which is invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without invalidating the remaining provisions hereof, and any such invalidity, illegality or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 14.12. SERVICE OF PROCESS. EACH CREDIT PARTY (EACH A “SUBMITTING PARTY”) HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE STATE COURTS OF THE STATE OF NEW YORK IN NEW YORK COUNTY AND TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR BASED UPON THIS CREDIT AGREEMENT, THE SUBJECT MATTER HEREOF, ANY OTHER FUNDAMENTAL DOCUMENT AND THE SUBJECT MATTER THEREOF. EACH SUBMITTING PARTY TO THE EXTENT PERMITTED BY APPLICABLE LAW (A)

HEREBY WAIVES, AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, OR OTHERWISE, IN ANY SUCH SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN THE ABOVE-NAMED COURTS, ANY CLAIM THAT IT IS NOT SUBJECT PERSONALLY TO THE JURISDICTION OF SUCH COURTS, THAT ITS PROPERTY IS EXEMPT OR IMMUNE FROM ATTACHMENT OR EXECUTION, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER OR THAT THIS CREDIT AGREEMENT, THE SUBJECT MATTER HEREOF, THE OTHER FUNDAMENTAL DOCUMENTS OR THE SUBJECT MATTER THEREOF (AS APPLICABLE) MAY NOT BE ENFORCED IN OR BY SUCH COURT, (B) HEREBY WAIVES THE RIGHT TO REMOVE ANY SUCH ACTION, SUIT OR PROCEEDING INSTITUTED BY THE ADMINISTRATIVE AGENT OR A LENDER IN STATE COURT TO FEDERAL COURT, AND (C) HEREBY WAIVES THE RIGHT TO ASSERT IN ANY SUCH ACTION, SUIT OR PROCEEDING ANY OFFSETS OR COUNTERCLAIMS EXCEPT COUNTERCLAIMS THAT ARE COMPULSORY OR OTHERWISE ARISE FROM THE SAME SUBJECT MATTER. EACH SUBMITTING PARTY HEREBY CONSENTS TO SERVICE OF PROCESS BY MAIL AT THE ADDRESS TO WHICH NOTICES ARE TO BE GIVEN TO IT PURSUANT TO SECTION 14.1 HEREOF. EACH SUBMITTING PARTY AGREES THAT ITS SUBMISSION TO JURISDICTION AND CONSENT TO SERVICE OF PROCESS BY MAIL IS MADE FOR THE EXPRESS BENEFIT OF EACH OF THE OTHER SUBMITTING PARTIES. FINAL JUDGMENT AGAINST ANY SUBMITTING PARTY IN ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE CONCLUSIVE, AND MAY BE ENFORCED IN ANY OTHER JURISDICTION (X) BY SUIT, ACTION OR PROCEEDING ON THE JUDGMENT, A CERTIFIED OR TRUE COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND OF THE AMOUNT OF INDEBTEDNESS OR LIABILITY OF THE SUBMITTING PARTY THEREIN DESCRIBED, OR (Y) IN ANY OTHER MANNER PROVIDED BY OR PURSUANT TO THE LAWS OF SUCH OTHER JURISDICTION; PROVIDED, HOWEVER, THAT THE ADMINISTRATIVE AGENT OR A LENDER MAY AT ITS OPTION BRING SUIT, OR INSTITUTE OTHER JUDICIAL PROCEEDINGS AGAINST A SUBMITTING PARTY OR ANY OF ITS ASSETS IN ANY STATE OR FEDERAL COURT OF THE UNITED STATES OF AMERICA OR OF ANY COUNTRY OR PLACE WHERE THE SUBMITTING PARTY OR SUCH ASSETS MAY BE FOUND.

SECTION 14.13. Headings. Section headings used herein and the Table of Contents are for convenience only and are not to affect the construction of or be taken into consideration in interpreting this Credit Agreement.

SECTION 14.14. Execution in Counterparts. This Credit Agreement may be executed by facsimile and in any number of counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument.

SECTION 14.15. Subordination of Intercompany Indebtedness, Receivables and Advances.

(a) Each Credit Party hereby agrees that any intercompany Indebtedness or other intercompany receivables or intercompany advances of any other Credit Party, directly or indirectly, in favor of such Credit Party of whatever nature at any time outstanding shall be completely subordinate in right of payment to the prior payment in full of the Obligations, and that no payment on any such Indebtedness, receivable or advance shall be made (i) except intercompany receivables and intercompany advances permitted pursuant to the terms hereof may be repaid and intercompany Indebtedness permitted pursuant to the terms hereof may be repaid, in each case so long as no Default or Event of Default shall have occurred and be continuing, and (ii) except as specifically consented to by all the Lenders in writing, until the prior payment in full of all the Obligations and termination of the Commitments.

(b) In the event that any payment on any such Indebtedness shall be received by such Credit Party other than as permitted by Section 14.15(a) before payment in full of all Obligations and termination of the Commitments, such Credit Party shall receive such payments and hold the same in trust for, segregate the same from its own assets and shall immediately pay over to, the Administrative Agent on behalf of itself, the Issuing Bank and the Lenders all such sums to the extent necessary so that the Administrative Agent, the Issuing Bank and the Lenders shall have been paid all Obligations owed or which may become owing.

SECTION 14.16. USA Patriot Act. Each Lender hereby notifies the Borrower that, pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the USA Patriot Act.

SECTION 14.17. Entire Agreement. This Credit Agreement (including the Exhibits and Schedules hereto) represents the entire agreement of the parties with regard to the subject matter hereof and the terms of any letters and other documentation entered into between any of the parties hereto (other than the Fee Letter) prior to the execution of this Credit Agreement which relate to Loans to be made hereunder and the Letters of Credit to be issued hereunder shall be replaced by the terms of this Credit Agreement.

SECTION 14.18. Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to it and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by Applicable Laws or by any subpoena or similar legal process, (d) to any other party to this Credit Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Credit Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Credit Agreement, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than a Credit Party. For the purposes of this Section, “Information” means all information received from any Credit Party relating to any Credit Party or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by such Credit Party; provided, that in the case of information received from a Credit Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

[Signature Pages Follow]

    IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the day and the year first written.

BORROWER:

IDTE ANIMATION SLATE, LLC

By
Name:
Title:

GUARANTORS:

YANKEE IRVING, LLC

By
Name:
Title:

[Signature Page to Credit, Security, Guaranty and Pledge Agreement]

PARENT:

IDT ENTERTAINMENT, INC.

By
Name:
Title:

[Signature Page to Credit, Security, Guaranty and Pledge Agreement]

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, individually, as Administrative Agent and as Issuing Bank

By
Name:
Title:

[Signature Page to Credit, Security, Guaranty and Pledge Agreement]

LENDERS:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, individually, as Administrative Agent and as Issuing Bank

By
Name:	David Shaheen
Title:	Vice President

[Signature Page to Credit, Security, Guaranty and Pledge Agreement]

THE ROYAL BANK OF SCOTLAND PLC

By
Name:	Alexander Stewart Brown
Title:	As Attorney for The Royal Bank of Scotland plc

[Signature Page to Credit, Security, Guaranty and Pledge Agreement]

U.S. BANK NATIONAL ASSOCIATION

By
Name:	David K. Henry
Title:	Vice President

[Signature Page to Credit, Security, Guaranty and Pledge Agreement]

BANK LEUMI USA

By
Name:	Jacques Delvoye
Title:	Vice President

[Signature Page to Credit, Security, Guaranty and Pledge Agreement]

BAYERISCHE HYPO-UND VEREINSBANK AG

By
Name:	Roland Schwab
Title:	Senior Vice President

BAYERISCHE HYPO-UND VEREINSBANK AG

By
Name:	Harald Gugel
Title:	Vice President

[Signature Page to Credit, Security, Guaranty and Pledge Agreement]

MANUFACTURERS BANK

By
Name:	Sandy Lee
Title:	Vice President

[Signature Page to Credit, Security, Guaranty and Pledge Agreement]

MERCANTILE NATIONAL BANK

By
Name:	Randi Greenberg
Title:	Vice President

[Signature Page to Credit, Security, Guaranty and Pledge Agreement]